   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1998

                                                REGISTRATION NO. 333-50245
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                           CAREY INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

         DELAWARE                    4119                    52-1171965
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)


                          4530 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016
                                (202) 895-1200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                             VINCENT A. WOLFINGTON
                           CAREY INTERNATIONAL, INC.
                          4530 WISCONSIN AVENUE, N.W.
                            WASHINGTON, D.C. 20016
                                (202) 895-1200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                --------------
                         COPIES OF COMMUNICATIONS TO:
 JAMES E. DAWSON, ESQUIRE                                NEIL GOLD, ESQUIRE
NUTTER, MCCLENNEN & FISH,                               FULBRIGHT & JAWORSKI
           LLP                                                 L.L.P.
 ONE INTERNATIONAL PLACE                                  666 FIFTH AVENUE
     BOSTON, MA 02110                                    NEW YORK, NY 10103
      (617) 439-2000                                       (212) 318-3000
                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registraton statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registraton statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS BE ACCEPTED TO BUY PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 7, 1998

                                2,162,000 SHARES

                  [LOGO OF CAREY INTERNATIONAL APPEARS HERE]

                           CAREY INTERNATIONAL, INC.
                                  COMMON STOCK

  Of the 2,162,000 shares of Common Stock offered hereby, 1,350,000 shares are being offered by Carey International, Inc. ("Carey" or the "Company") and 812,000 shares are being offered by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

  The Common Stock is traded on the Nasdaq National Market under the symbol "CARY." On May 6, 1998, the last sale price of the Common Stock as reported by the Nasdaq National Market was $21.50 per share. See "Price Range of Common Stock."

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
   IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                    Proceeds to
                                  Price to Underwriting Proceeds to   Selling
                                   Public  Discount(1)  Company(2)  Stockholders
--------------------------------------------------------------------------------
Per Share........................   $          $           $            $
Total(3).........................  $          $            $           $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting offering expenses payable by the Company, estimated at $325,000.
(3) The Company and certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an additional 100,000 and 224,300 shares of Common Stock, respectively, at the Price to Public less the Underwriting Discount solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling
    Stockholders will be $   , $   , $    and $   , respectively. See
    "Principal and Selling Stockholders" and "Underwriting."

  The shares of Common Stock are offered by the Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of
NationsBanc Montgomery Securities LLC on or about      , 1998.

                                  -----------

NationsBanc Montgomery Securities LLC                          Wheat First Union

                                       , 1998

[The front of the gatefold cover contains a montage of photos showing a Company telephone operator, various Company brochures, a Company reservation terminal screen, and various Company vehicles with chauffeurs standing beside the vehicles. The back of the gatefold cover contains a map of the world showing locations of the Company's subsidiaries, licensees and affiliates. The back cover contains a montage of photos of various Company vehicles with chauffeurs standing beside the vehicles.]



  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE AND PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or the context otherwise requires, (i) the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option to purchase 324,300 shares of Common Stock from the Company and certain Selling Stockholders, and (ii) references to "Carey" or the "Company" mean Carey International, Inc. and its subsidiaries.

                                  THE COMPANY

  Carey International, Inc. is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The "Carey" brand name has represented quality chauffeured vehicle service since the 1920s. The Company owns and operates service providers in Boston, Indianapolis, London, Los Angeles, New York, Philadelphia, San Francisco, South Florida and Washington, D.C. In addition, the Company generates revenues from licensing the "Carey" name and providing central reservation, billing and sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated companies nor licensees. Over the past five years, the Company has invested significant capital in developing its central reservations and billing system and worldwide service infrastructure. By leveraging its current infrastructure and position as a market leader, the Company is consolidating the highly fragmented chauffeured vehicle service industry through the acquisition of: (i) current Carey licensees, (ii) additional companies in markets in which the Company already owns and operates a chauffeured vehicle service company, and (iii) companies in other strategic markets in North America and Europe. Carey also intends to add to its global presence by acquiring or establishing strategic alliances with companies in the Pacific rim of Asia and Latin America.

  In June 1997, the Company completed its initial public offering of 3,335,000 shares of Common Stock (the "IPO") and simultaneously acquired Manhattan International Limousine Ltd. and an affiliate (together, "Manhattan Limousine"), one of the largest chauffeured vehicle service companies in the New York metropolitan area. Since June 1997, the Company has acquired six additional chauffeured vehicle service companies located in Boston, Indianapolis, London, Los Angeles and Miami. The Company also has added three new domestic licensees. In addition, in order to position itself for continued growth, Carey has enhanced its sales and marketing capabilities by, among other things, adding a Senior Vice President of Sales and Marketing, implementing a sales training program, increasing the size of its sales and marketing staff from 20 to 30 persons and expanding its emphasis on global and national accounts.

  The Carey network utilizes chauffeured sedans, limousines, vans and minibuses to provide services for airport pick-ups and drop-offs, inter-office transfers, business and association meetings, conventions, roadshows, promotional tours, special events, incentive travel and leisure travel. Businesses and business travelers utilize the Company's services primarily as a management tool, to achieve more efficient use of time and other resources.

  Carey's worldwide network of chauffeured vehicle service companies allows it to provide services with consistently high quality to its customers in virtually every major city in the expanding global travel market. The network is linked to over 300,000 reservation terminals in travel agencies, corporate travel departments and government offices by the Carey International Reservation System (the "CIRS"), the chauffeured vehicle service industry's most extensive centralized global reservation system.

  The Company estimates that the United States chauffeured vehicle service industry generated revenues of approximately $3.9 billion in 1996, and has undergone steady growth in recent years, with revenues increasing at a compound annual growth rate of 10.9% between 1990 and 1996. The industry is highly fragmented, with over 9,000 companies utilizing over 100,000 vehicles. The Company believes that during 1997, no chauffeured vehicle service company accounted for more than 3% of total United States industry revenues. The Company also believes that similar fragmentation exists in the chauffeured vehicle service industry outside the United States.

  The Company's objective is to increase its profitability and its market share in the chauffeured vehicle service industry by implementing the following growth strategies:

    Expand Through Acquisitions. Carey believes that there are significant opportunities to acquire additional chauffeured vehicle service companies that would benefit from the capital and management resources that the Company can provide. Carey intends to acquire current Carey licensees, as well as additional chauffeured vehicle service companies both in markets in which the Company already owns and operates such a business and in other strategic regions in North America and Europe. Carey also intends to acquire or establish strategic alliances with companies in the Pacific rim of Asia and Latin America. Carey believes it has a competitive advantage in acquiring licensees because of a right of first refusal contained in the substantial majority of its domestic license agreements. With the exception of Indianapolis, the Company believes that it has less than a 10% market share in each of the markets in which it owns and operates a chauffeured vehicle service company, and that there is significant potential for it to expand its business in such markets through acquisitions. As the Company acquires additional chauffeured vehicle service companies, it anticipates that cost savings can be achieved through the consolidation of certain administrative functions and the elimination of redundant facilities, equipment and personnel.

    Increase International Market Share. The Company believes it has significant opportunities to generate revenues from international markets. Through acquisitions and increased marketing efforts, the Company increased its international revenues 30.6%, from $7.6 million in its fiscal year ended November 30, 1996 to $9.9 million in its fiscal year ended November 30, 1997. Of its fiscal 1997 international revenues, approximately 72.0% was generated by the Company's owned and operated business in London, approximately 27.2% was generated by the Company's international licensees and the remainder was generated by the Company's international affiliates. In December 1997, the Company acquired in a "tuck-in" acquisition an additional chauffeured vehicle service company located in London. Carey believes that its network can capture a significant portion of the growing international market for chauffeured vehicle services by acquiring or licensing additional chauffeured vehicle service companies and otherwise implementing the Carey system outside the United States. The Company intends to increase its international presence by intensifying its sales and marketing efforts, strengthening its relationships with significant domestic and international business travel arrangers, and capitalizing on the capacity of the CIRS to operate on a global scale. By enhancing its international presence, the Company also expects to increase its revenues from providing chauffeured vehicle services to international travelers both visiting the United States and travelling abroad.

    Expand Licensee Network Worldwide. The Company will seek to expand its worldwide network and generate additional revenues from license and marketing fees by licensing additional chauffeured vehicle service companies in smaller markets that do not justify a Company-owned presence. Ultimately, as these less strategic markets grow in size and importance to the Company, the licensees in such markets may become acquisition candidates. Since the IPO, the Company has added licensees in Jacksonville, Florida, Maui, Hawaii and Syracuse, New York.

    Convert Salaried Chauffeurs to Independent Operators. The Company believes that it can improve its profitability by continuing to convert salaried chauffeurs to independent operators in certain businesses acquired by Carey. The objective of Carey's independent operator strategy is to instill in each chauffeur the sense of purpose, responsibility and dedication characteristic of an independent business owner, thereby increasing the profitability of the chauffeur and the Company. Carey's independent operator program allows the Company to reduce its labor and capital costs, convert fixed costs to variable costs and generate revenues from fees paid by independent operators.

  In 1979, the Company was organized as a Delaware corporation and commenced operations by acquiring certain rights to the "Carey" name held by a predecessor company. Predecessor companies operated chauffeured vehicle service businesses under the "Carey" name since the 1920s. The Company's principal executive offices are located at 4530 Wisconsin Avenue, N.W., Washington, D.C. 20016. Its telephone number at that location is
(202) 895-1200.

                                  THE OFFERING

Common Stock offered by the Company..... 1,350,000
Common Stock offered by the Selling
 Stockholders...........................   812,000
Common Stock to be outstanding after
 this offering.......................... 9,158,145(1)
Use of Proceeds......................... To repay existing indebtedness, and for working capital and acquisitions.
                                         See "Use of Proceeds."
Nasdaq National Market Symbol........... CARY

--------

(1) Based on 7,808,145 shares of Common Stock outstanding on May 6, 1998. Does not include 1,178,780 shares of Common Stock issuable upon the exercise of outstanding options and warrants. Of this amount, options and warrants to purchase 848,737 shares are presently exercisable. Also does not include 977,000 shares of Common Stock issuable upon the exercise of options granted subject to stockholder approval of the 1997 Equity Incentive Plan, as amended. For information regarding the Company's benefit plans, see "Management--Director Compensation" and "--Equity Incentive Plans" and "Shares Eligible for Future Sale."

               SUMMARY AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  THREE MONTHS
                                                                                      ENDED
                                   FISCAL YEAR ENDED NOVEMBER 30,                 FEBRUARY 28,
                         ------------------------------------------------------- ----------------
                          1993     1994     1995      1996          1997          1997     1998
                         -------  -------  -------  --------  ------------------ -------  -------
                                                                          PRO
                                                               ACTUAL   FORMA(1)
                                                              --------  --------
CONSOLIDATED STATEMENT
 OF OPERATIONS
 DATA(2)(3):
  Revenue, net.......... $33,651  $40,314  $48,969  $ 65,545  $ 86,378  $96,264  $15,595  $23,651
  Cost of revenue.......  24,495   27,700   33,027    43,649    57,890   64,017   10,469   16,177
                         -------  -------  -------  --------  --------  -------  -------  -------
  Gross profit..........   9,156   12,614   15,942    21,896    28,488   32,247    5,126    7,474
  Selling, general and
   administrative
   expense..............   9,336   11,043   14,081    16,727    20,112   23,539    4,214    5,849
                         -------  -------  -------  --------  --------  -------  -------  -------
  Operating income
   (loss)...............    (180)   1,571    1,861     5,169     8,376    8,708      912    1,625
  Interest income
   (expense) and other
   income (expense).....  (1,367)  (1,446)  (1,492)   (1,380)     (690)       4     (278)     (27)
                         -------  -------  -------  --------  --------  -------  -------  -------
  Income (loss) before
   provision for income
   taxes................  (1,547)     125      369     3,789     7,686    8,712      634    1,598
  Provision for income
   taxes................      10      163      271       294     3,163    3,585      268      681
                         -------  -------  -------  --------  --------  -------  -------  -------
  Net income (loss)..... $(1,557) $   (38) $    98  $  3,495  $  4,523  $ 5,127  $   366  $   917
                         =======  =======  =======  ========  ========  =======  =======  =======
  Net income (loss) per
   common share--
   basic(4)............. $ (1.18) $ (0.04) $  0.07  $   2.57  $   1.00  $  0.67  $  0.27  $  0.12
                         =======  =======  =======  ========  ========  =======  =======  =======
  Net income (loss) per
   common share--
   diluted(4)........... $ (1.16) $ (0.03) $  0.03  $   1.01  $   0.77  $  0.64  $  0.11  $  0.11
                         =======  =======  =======  ========  ========  =======  =======  =======
  Weighted average
   common shares used in
   computing net income
   per common share--
   basic(4).............   1,323    1,323    1,333     1,359     4,506    7,642    1,378    7,652
                         =======  =======  =======  ========  ========  =======  =======  =======
  Weighted average
   common shares used in
   computing net income
   per common share--
   diluted(4)...........   1,348    1,348    2,817     3,794     6,137    8,003    4,086    8,064
                         =======  =======  =======  ========  ========  =======  =======  =======

                                                           FEBRUARY 28, 1998
                                                         ----------------------
                                                         ACTUAL  AS ADJUSTED(5)
                                                         ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital....................................... $ 3,577    $ 32,219
  Total assets..........................................  82,905     111,547
  Long-term debt and capital leases, less current
   maturities ..........................................   3,532       2,200
  Deferred revenue(6)...................................  13,638      13,638
  Total stockholders' equity............................  49,336      79,310

                        See footnotes on following page.

-------
(1) Gives effect to the following events as if they occurred on December 1, 1996: (i) the acquisition of Manhattan Limousine (using statement of operations data for Manhattan Limousine's six months ended March 31, 1997) and the amortization of associated goodwill, (ii) the conversion of certain preferred stock and subordinated debt into Common Stock, see Note 17 to the Company's Consolidated Financial Statements, and the elimination of interest expense associated with the subordinated debt, (iii) the issuance of shares of Common Stock to (a) repay certain debt of the Company, (b) pay the cash and note portions of the purchase price for Manhattan Limousine,
    (c) repay certain debt assumed in connection with the acquisition of Manhattan Limousine, (d) redeem certain preferred stock of the Company and
    (e) pay the stock portion of the purchase price in connection with the acquisition of Manhattan Limousine, (iv) the elimination of interest expense associated with debt repaid from the proceeds of the Company's June 1997 initial public offering of Common Stock and (v) other adjustments as described in the Pro Forma Consolidated Financial Statement and the notes thereto.
(2) On October 31, 1997, the Company merged with Indy Connection Limousine, Inc. and a subsidiary ("Indy Connection"). The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of the Company have been restated to include the accounts and operations of Indy Connection for all periods presented.
(3) The results of operations of chauffeured vehicle service companies acquired by the Company in New York (June 1997), Los Angeles (October 1997) and London (December 1997) have been included in the statement of operations data from their respective dates of acquisition.
(4) Net income per common share has been restated to comply with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share. See
    Note 5 and Note 16 to the Company's Consolidated Interim Financial Statements and Consolidated Financial Statements, respectively.
(5) Adjusted to give effect to the issuance and sale of the 1,350,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $23.75) and the application of the net proceeds therefrom as described under "Use of Proceeds."
(6) Represents the balance of the fees deferred in connection with independent operator agreements less amounts previously recognized. Such fees are recognized ratably over the terms of the agreements, which typically range from 10 to 20 years. See the Notes to the Company's Consolidated Financial Statements.

                                 RISK FACTORS

  The following factors should be considered, together with the other information in this Prospectus, in evaluating an investment in the Company. An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information contained in this Prospectus, in connection with an investment in the Common Stock offered hereby.

  This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations; (ii) the Company's financing plans; (iii) the Company's business, acquisition and growth strategies; (iv) the use of the net proceeds to the Company of this offering; and (v) the declaration and payment of dividends. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," identifies important factors that could cause such differences.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

  The Company intends to grow primarily through the acquisition of additional chauffeured vehicle service companies. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition costs for the opportunities that are available. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial costs, delays, or other operational or financial problems. There also can be no assurance that the Company will be able to purchase its licensees that operate in markets in which the Company does not own and operate a chauffeured vehicle service company.

  The success of any acquisition will depend upon the Company's ability to introduce automation and management systems, to convert any salaried chauffeurs employed by the acquired business to independent operators (if the Company elects to do so) and to integrate the acquired business with the Company's existing operations. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and the Company's sales and marketing initiatives. There can be no assurance that any businesses acquired in the future will achieve anticipated revenues and earnings. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel at an acquired company, risks associated with unanticipated events or liabilities and amortization of goodwill or other acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Acquisition Strategy."

RISKS RELATED TO ACQUISITION FINANCING

  The Company has financed acquisitions and may choose to finance future acquisitions by using shares of its Common Stock for a portion or all of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company might not be able to utilize Common Stock as consideration for acquisitions and would be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that such financing will be available if and when needed or on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH RAPID GROWTH

  As a result of the continued implementation of the Company's acquisition strategy and the expansion of the Company's licensee network, the Company may experience rapid growth which could place additional demands on the Company's administrative, operational and financial resources. Managing future growth will depend on a number of factors, including the maintenance of the quality of services the Company provides to its customers, and the recruitment, motivation and retention of qualified chauffeurs and other personnel. Sustaining growth will require enhancements to the Company's operational and financial systems as well as additional management, operational and financial resources. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

  The Company believes that its future operating results may continue to be subject to quarterly variations caused by such factors as seasonal business travel, variable scheduling of special events and the timing of acquisitions by the Company. The Company's least profitable quarter generally has been the first quarter (ending February 28 or 29), and its most profitable quarter generally has been the fourth quarter (ending November 30). The Company's operating results may be subject to considerable fluctuations caused by special events, such as business and trade association meetings and conventions and sporting events with national or international participation, which do not necessarily recur annually, may not be held at the same time of year and may not always be located in a city in which the Company owns and operates a chauffeured vehicle service company. In addition, adverse economic conditions may impact the Company's operating results by reducing the overall number of road shows and promotional tours. All of these factors can cause significant fluctuations in quarterly results of operations. Accordingly, results in any fiscal quarter may not be indicative of results of future quarters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results."

RISKS ASSOCIATED WITH LICENSEE OPERATIONS

  The Company has 40 licensees serving 108 cities in the United States and 24 licensees serving 105 cities outside the United States. Although a component of the Company's strategy is to increase the number of licensees, there can be no assurance that the Company will be able to attract qualified licensees in desired locations. The failure of the Company to attract new licensees or the failure of the Company's licensees to operate successfully could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the failure of one or more of the Company's licensees to maintain the Company's service standards and conform to the Carey system could have a material adverse effect on the reputation of the Carey network and the Company's business, financial condition and results of operations.

  In addition, the Company is subject to federal regulations and certain state laws which govern the offer and sale of franchises. Most state franchise laws impose substantive requirements on the franchise agreement, including limitations on non-competition provisions and termination or non-renewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. The Company also is subject to Federal Trade Commission and state regulations relating to disclosure requirements in the sale of franchises. The law applicable to franchise sales and relationships is rapidly developing, and the Company is unable to predict the effect on its franchise system of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse to franchisors. Violations of federal regulations and the state franchising laws could result in civil penalties against the Company and civil and criminal penalties against the executive officers of the Company. While the Company believes that it has operated in compliance with federal and state franchise laws, no assurance can be given that the Company will not be required to cease offering and selling licenses in certain states because of future changes in franchise laws or the Company's failure or inability to comply with existing franchise laws.

STATUS OF INDEPENDENT OPERATORS

  The Company's ability to benefit from conversions of salaried chauffeurs to independent operators will depend, in part, on the Company's continued ability to classify independent operators as third party contractors rather than as employees. The Company does not pay or withhold any federal or state employment tax with respect to or on behalf of independent operators. The Internal Revenue Service (the "IRS") previously challenged the Company's independent operator policy at its owned and operated business in Philadelphia, but in March 1997 agreed to settle the challenge without an adjudication of a violation of IRS regulations. Also in March 1997, the IRS approved guidelines that chauffeured vehicle service providers such as the Company can follow in order to treat independent operators as third party contractors rather than as employees. These guidelines distinguish a third party contractor from an employee using several factors based upon whether or not the individual, among other things, (i) invests cash in the venture, (ii) has the potential to realize a profit or loss, (iii) can make his or her service available to the public and (iv) is required to comply with company policies regarding how and when to provide services. The Company believes that its practices substantially conform to these guidelines, and that, as a result, its independent operators will be treated as third party contractors. If, however, the Company's practices are determined not to conform with the guidelines, or if it is adjudicated that the Company is required to treat its independent operators as employees, the Company could become responsible for certain past and future employment taxes. There can be no assurance that, in the event of such an adverse adjudication, there will not be a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Independent Operators."

INDEPENDENT OPERATOR FINANCING

  An important component of the Company's business strategy for its owned and operated companies involves the preferred use of independent operators instead of salaried chauffeurs operating Company-owned vehicles. A chauffeur becomes an independent operator by signing an agreement to pay a fee to the Company ranging from $45,000 to $75,000. While the payment of independent operator fees historically has been financed by the Company, financing companies or banks, the Company currently finances the majority of such payments. Because the Company now bears most of the risk relating to payment of these notes, significant defaults in their payment could have a material adverse effect on the Company's business, financial condition and results of operations. Each new independent operator is required to own or obtain his or her vehicle. The cost of a new vehicle ranges from $35,000 to $65,000, depending upon whether it is a sedan or a limousine and the features included in the vehicle. The Company generally does not finance vehicle purchases by its independent operators. As a result, the ability of independent operators to obtain their own vehicles, a requirement for conversions from salaried chauffeurs to independent operators, will depend upon the availability of third party vehicle financing for independent operators. The inability of independent operators to obtain vehicle financing will adversely affect the Company's ability to utilize independent operators, and would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that such financing will be available if and when needed or on terms acceptable to potential independent operators. See "Business--Independent Operators."

  The federal income tax returns of one of the corporations acquired by the Company have been examined by the IRS for periods prior to the acquisition date. The IRS has notified the acquired corporation of challenges to its methods of accounting for independent operator fees and the tax treatment of certain items in those tax returns. The Company believes that any assessments ultimately sustainable by the IRS in this matter would be offset, at least in part, by indemnification payments pursuant to the related acquisition agreements. However, there can be no assurance that such examination will not result in a material adverse effect on the Company's business, financial condition and results of operations.

FACTORS AFFECTING TRAVEL

  The Company is subject to risks generally affecting levels of business travel, including economic cycles, political changes, terrorist threats or acts and technological advances. The Company cannot predict the likelihood of occurrence of any such events. If the occurrence of any such event significantly reduces domestic or international travel, there could be a material adverse effect on the Company's business, financial condition and results of operations.

INSURANCE COVERAGE AND CLAIMS

  The Company is exposed to claims for personal injury or death and property damage as a result of automobile accidents involving chauffeured vehicles operated by its employees and independent operators and by its licensees and their drivers. The Company maintains, and the Company's independent operators are required to maintain, levels of insurance which the Company believes to be adequate. The Company's standard license agreement requires that its licensees maintain adequate levels of insurance and to name the Company as an additional insured on their insurance policies. There can be no assurance, however, that the limits and the scope of any such insurance coverage will be adequate. The cost of maintaining personal injury, property damage and workers' compensation insurance is significant. The Company and its independent operators and licensees could experience higher insurance premiums as a result of adverse claims experiences, general increases in premiums by insurance carriers or both. Significant increases in such premiums, or a successful claim against the Company beyond the scope of its or its licensees' insurance coverage or in excess of the limits of the policies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Independent Operators" and "Business--Insurance."

DEPENDENCE ON KEY PERSONNEL

  While the Company has numerous senior managers with many years of experience in the chauffeured vehicle service industry, the Company's success is dependent on the efforts, abilities and leadership of its executive officers, particularly, Vincent A. Wolfington, the Company's Chairman and Chief Executive Officer, and Don R. Dailey, the Company's President. The Company currently does not have employment agreements with any of its executive officers. The loss of the services of one or more of such officers could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The chauffeured vehicle service industry is highly competitive and fragmented, with few significant national participants operating multi-city reservation systems. Each local market usually contains numerous local participants as well as a few companies offering regional and national service. Chauffeured vehicle service companies compete primarily on the basis of price, quality, scope of service and dependability. The Company also competes with service providers offering alternative modes of transportation, such as buses, jitney services, taxis, radio cars and rental cars. The Company competes both for customers and for possible acquisitions. The Company expects its business to become more competitive as existing competitors expand and additional companies enter the industry. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater financial resources than the Company. Competitive market conditions could have a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Competition."

POSSIBLE FUTURE SALES OF SHARES

  Sales of substantial amounts of Common Stock in the public market during or after this offering, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to use such securities as consideration in acquisitions. Upon the completion of this offering, the Company will have 9,158,145 shares outstanding. Of these shares, 7,571,451 shares will be freely tradeable without restriction under the Securities Act. The remaining 1,586,694 shares represent (i) shares beneficially owned by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act) and (ii) shares issued to affiliates of companies acquired by the Company during the past year, none of which restricted shares may be sold in the open market except in compliance with the applicable requirements of Rule 144. In addition, 848,737 shares may be acquired pursuant to outstanding exercisable options and warrants (exclusive of 977,000 shares of Common Stock that may be acquired upon the exercise of options granted subject to stockholder approval of the 1997 Equity Incentive Plan, as amended). The Company and its directors and executive officers and certain Selling Stockholders, who, after this offering, will collectively beneficially own an aggregate of 2,087,482 shares of Common Stock (including 660,291 shares that may be acquired pursuant to options and warrants which currently are exercisable or will become exercisable within 60 days) have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 90 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC, except for (i) in the case of the Company, Common Stock issued pursuant to any employee benefit plans described herein or in connection with acquisitions and (ii) in the case of directors, executive officers and the Selling Stockholders, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 90 day period applying to any shares so issued or transferred. One group of Selling Stockholders affiliated with H&Q London Ventures (collectively, "H&Q"), which after this offering will beneficially own an aggregate of 207,485 shares of Common Stock, has agreed not to sell such shares for 60 days after the date of this Prospectus on terms identical to those described above. See "Shares Eligible for Future Sale" and "Underwriting."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation, By-laws and Delaware law could, together or separately, discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Those provisions, among other things, provide for a classified Board of Directors, allow the Board of Directors to issue, without further stockholder approval, up to 1,000,000 shares of preferred stock with rights and privileges that could be senior to the Common Stock, prohibit the stockholders from calling special meetings of stockholders, restrict the ability of stockholders to nominate directors and submit proposals to be considered at stockholders' meetings, impose a supermajority voting requirement in connection with stockholders' amendments to the By-laws and prohibit stockholders from acting by written consent in lieu of a meeting. The Company also is subject to Section 203 of the Delaware General Corporation Laws (the "DGCL") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date on which such stockholder became an interested stockholder. See "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

  From time to time during or after this offering, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy or the chauffeured vehicle service industry, or other developments affecting the Company, its licensees and affiliates or the Company's competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies. Any such fluctuations that occur during or after this offering may adversely affect the prevailing market price of the Common Stock.

                              RECENT ACQUISITIONS

  Since the IPO in June 1997, the Company has acquired six chauffeured vehicle service companies. The acquisition of Indy Connection was accounted for as a pooling-of-interests, and the acquisitions of the other five acquired companies were accounted for using the purchase method of accounting. The following is a brief description of the six companies.

  Commonwealth Limousine Services, Ltd. ("Commonwealth"), based in Los Angeles, California, was acquired in October 1997. Founded in 1990, Commonwealth was an affiliate of Manhattan Limousine prior to its acquisition and provides sedan and limousine services in the Los Angeles metropolitan area. Commonwealth's operations have been integrated with the Company's existing Los Angeles operations. In its fiscal year ended December 31, 1996, Commonwealth had revenues of approximately $1.7 million.

  Indy Connection, based in Indianapolis, Indiana, was acquired in October 1997. Founded in 1986, Indy Connection provides chauffeured vehicle services to businesses and business travelers, and also operates a "shared ride" airport service utilizing limousines. The Company entered the Indianapolis market as an operator through the acquisition of Indy Connection, which previously had been a Carey affiliate. In its fiscal year ended September 30, 1997, Indy Connection had revenues of approximately $6.8 million.

  TWW Plc ("TWW"), based in London, England, was acquired in December 1997. Founded in 1961, TWW provides sedan and limousine services in the London metropolitan area. TWW's operations have been integrated with the Company's existing London operations. In its fiscal year ended December 31, 1997, TWW had revenues of approximately $2.0 million.

  Custom Transportation Services, Inc. ("Custom Transportation"), based in the Boston, Massachusetts area, was acquired in March 1998. Founded in 1989, Custom Transportation provided chauffeured vehicle services to businesses and business travelers, including executive sedan services. The Company entered the Boston market as an operator through the acquisition of Custom Transportation. In its fiscal year ended December 31, 1997, Custom Transportation had revenues of approximately $5.0 million.

  Certain assets of A and A Limousine Renting, Inc. ("A and A"), based in the Boston, Massachusetts area, were acquired in April 1998. Founded in 1924, A and A has been the Carey licensee in the Boston market since 1970. In its fiscal year ended December 31, 1997, A and A had revenues of approximately $3.7 million.

  Certain assets of American VIP Limousine, Inc. ("VIP"), a chauffeured vehicle service company based in the Miami, Florida area, were acquired in April 1998. Founded in 1985, VIP had revenues of approximately $1.2 million in its fiscal year ended December 31, 1997.

  The aggregate consideration paid by the Company for the six acquired companies consisted of approximately $5.5 million in cash and notes and 906,119 shares of Common Stock. In addition, the sellers of Custom Transportation may be entitled to receive additional consideration of up to $3.5 million in Common Stock based on that company's earnings before taxes for the nine months ended November 30, 1998 and the year ended November 30, 1999.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,350,000 shares of Common Stock offered by it (assuming a public offering price of $23.75 and after deducting the underwriting discount and offering expenses) are estimated to be approximately $30.0 million (approximately $32.2 million if the Underwriters exercise in full their over-allotment option). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

  The Company intends to use approximately $1.2 million of the net proceeds to repay indebtedness of its London operating subsidiary, which indebtedness bears interest at a rate of 9.2%, matures on March 2, 2003 and was incurred in connection with the acquisition of TWW. In addition, the Company intends to use approximately $1.3 million to repay amounts currently outstanding under the Company's credit facility, which amounts currently bear interest at a rate of 8.5% and mature on August 15, 2004.

  The remaining net proceeds of the offering will be used for acquisitions, working capital and general corporate purposes. The Company currently has no existing commitment or agreement with respect to any acquisition. See "Recent Acquisitions." The Company regularly reviews potential acquisition candidates and has held preliminary discussions with a number of such candidates.

  Pending the use of the net proceeds of the offering for the purposes described above, the Company intends to invest such proceeds in short-term, investment grade securities.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "CARY." The following table sets forth the high and low sales prices for the Common Stock from May 28, 1997, the date of the Company's initial public offering, through May 6, 1998. The initial public offering price of the Common Stock was $10.50 per share. For purposes of this table, each reference to a year is to the Company's fiscal year, which ends on November 30 in such year.

                                                                    HIGH    LOW
                                                                   ------ ------
      1997
      ----
      Third Quarter (from May 28, 1997)........................... $15.88 $11.00
      Fourth Quarter .............................................  18.00  13.50
      1998
      ----
      First Quarter...............................................  19.00  14.00
      Second Quarter (through May 6, 1998)........................  26.50  18.13

  On May 6, 1998, the last reported sale price of the Common Stock was $21.50 and there were 96 holders of record of Common Stock.

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company (i) as of February 28, 1998 and (ii) as adjusted to give effect to the issuance and sale by the Company of the 1,350,000 shares of Common Stock offered hereby (at an assumed offering price of $23.75) and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                             FEBRUARY 28, 1998
                                                            -------------------
                                                            ACTUAL  AS ADJUSTED
                                                            ------- -----------
                                                              (IN THOUSANDS)
Short-term debt and current maturities of long-term
 obligations............................................... $ 1,218   $ 1,218
                                                            =======   =======
Long-term obligations, net of current maturities........... $ 3,532   $ 2,200
Stockholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized, none issued and outstanding, actual and as
   adjusted................................................     --        --
  Common Stock, $.01 par value; 20,000,000 shares
   authorized; 7,687,143 issued and outstanding, actual;
   9,037,143 shares issued and outstanding, as adjusted....      77        90
  Additional paid-in capital...............................  45,348    75,309
  Retained earnings........................................   3,911     3,911
                                                            -------   -------
  Total stockholders' equity...............................  49,336    79,310
                                                            -------   -------
    Total capitalization................................... $52,868   $81,510
                                                            =======   =======

                                DIVIDEND POLICY

  The Company intends to retain all earnings to finance the growth and development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any future determination as to the payment of dividends on the Common Stock will depend upon the Company's future earnings, results of operations, capital requirements and financial condition and any other factor the Board of Directors of the Company may consider. The Company's agreements with its principal lenders prohibit dividend payments.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The selected actual consolidated financial data as of and for each of the five years in the period ended November 30, 1997 have been derived from the consolidated financial statements of the Company. The selected actual consolidated financial data for the three months ended February 28, 1997, and as of and for the three months ended February 28, 1998, have been derived from the unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position and results of operations of the Company. The consolidated results of operations for the three months ended February 28, 1998 are not necessarily indicative of the consolidated results of operations to be expected for the year ended November 30, 1998.

  The selected consolidated financial data of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this Prospectus.

                                                                               THREE MONTHS ENDED
                                  FISCAL YEAR ENDED NOVEMBER 30,                  FEBRUARY 28,
                         ----------------------------------------------------- --------------------
                          1993     1994     1995     1996          1997          1997       1998
                         -------  -------  -------  -------  ----------------- ---------  ---------
                                                                        PRO
                                                             ACTUAL   FORMA(1)
                                                             -------  --------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA(2)(3):
  Revenue, net.......... $33,651  $40,314  $48,969  $65,545  $86,378  $96,264  $  15,595  $  23,651
  Cost of revenue.......  24,495   27,700   33,027   43,649   57,890   64,017     10,469     16,177
                         -------  -------  -------  -------  -------  -------  ---------  ---------
  Gross profit..........   9,156   12,614   15,942   21,896   28,488   32,247      5,126      7,474
  Selling, general and
   administrative
   expense..............   9,336   11,043   14,081   16,727   20,112   23,539      4,214      5,849
                         -------  -------  -------  -------  -------  -------  ---------  ---------
  Operating income
   (loss)...............    (180)   1,571    1,861    5,169    8,376    8,708        912      1,625
  Interest income
   (expense) and other
   income (expense).....  (1,367)  (1,446)  (1,492)  (1,380)    (690)       4       (278)       (27)
                         -------  -------  -------  -------  -------  -------  ---------  ---------
  Income (loss) before
   provision for income
   taxes................  (1,547)     125      369    3,789    7,686    8,712        634      1,598
  Provision for income
   taxes................      10      163      271      294    3,163    3,585        268        681
                         -------  -------  -------  -------  -------  -------  ---------  ---------
  Net income (loss)..... $(1,557) $   (38) $    98  $ 3,495  $ 4,523  $ 5,127  $     366  $     917
                         =======  =======  =======  =======  =======  =======  =========  =========
  Net income (loss) per
   common share--
   basic(4)............. $ (1.18) $ (0.04) $  0.07  $  2.57  $  1.00  $  0.67  $    0.27  $    0.12
                         =======  =======  =======  =======  =======  =======  =========  =========
  Net income (loss) per
   common share--
   diluted(4)........... $ (1.16) $ (0.03) $  0.03  $  1.01  $  0.77  $  0.64  $    0.11  $    0.11
                         =======  =======  =======  =======  =======  =======  =========  =========
  Weighted average
   common shares used in
   computing net income
   per common share--
   basic(4).............   1,323    1,323    1,333    1,359    4,506    7,642      1,378      7,652
                         =======  =======  =======  =======  =======  =======  =========  =========
  Weighted average
   common shares used in
   computing net income
   per common share--
   diluted(4)...........   1,348    1,348    2,817    3,794    6,137    8,003      4,086      8,064
                         =======  =======  =======  =======  =======  =======  =========  =========

                                        NOVEMBER 30,
                            -------------------------------------- FEBRUARY 28,
                             1993   1994   1995     1996     1997      1998
                            ------ ------ -------  -------  ------ ------------
CONSOLIDATED BALANCE SHEET
 DATA(2):
  Working capital
   (deficit)............... $  903 $  531 $(1,948) $(2,188) $4,999    $3,577
  Total assets............. 30,028 29,494  38,729   43,967  85,394    82,905
  Long-term debt and
   capital leases, less
   current maturities...... 12,827 12,276  14,502   12,039   4,132     3,532
  Deferred revenue(5)......  4,330  4,484   4,726    6,181  13,396    13,638
  Total stockholders'
   equity..................  4,771  4,218   4,197    7,573  48,300    49,336

-------
(1) Gives effect to the following events as if they occurred on December 1, 1996: (i) the acquisition of Manhattan Limousine (using statement of operations data for Manhattan Limousine's six months ended March 31, 1997) and the amortization of associated goodwill, (ii) the conversion of certain preferred stock and subordinated debt into Common Stock, see Note 17 to the Company's Consolidated Financial Statements, and the elimination of interest expense associated with the subordinated debt, (iii) the issuance of shares of Common Stock to (a) repay certain debt of the Company, (b) pay the cash and note portions of the purchase price for Manhattan Limousine, (c) repay certain debt assumed in connection with the acquisition of Manhattan Limousine, (d) redeem certain preferred stock of the Company and (e) pay the stock portion of the purchase price in connection with the acquisition of Manhattan Limousine, (iv) the elimination of interest expense associated with debt repaid from the proceeds of the IPO and (v) other adjustments as described in the Pro Forma Consolidated Financial Statement and the notes thereto.
(2) On October 31, 1997, the Company merged with Indy Connection. The merger was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of the Company have been restated to include the accounts and operations of Indy Connection for all periods presented.
(3) The results of operations of chauffeured vehicle service companies acquired by the Company in New York (June 1997), Los Angeles (October
    1997) and London (December 1997) have been included in the statement of operations data from their respective dates of acquisition.
(4) Net income per common share has been restated to comply with SFAS No. 128, Earnings per Share. See Note 5 and Note 16 to the Company's Consolidated Interim Financial Statements and Consolidated Financial Statements, respectively.
(5) Represents the balance of the fees deferred in connection with independent operator agreements less amounts previously recognized. Such fees are recognized ratably over the terms of the agreements, which typically range from 10 to 20 years. See the Notes to the Company's Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and related notes thereto appearing elsewhere in this document. Unless otherwise indicated or the context otherwise requires, each reference to a year is to the Company's fiscal year which ends on November 30 of such year.

OVERVIEW

  The Company generates revenues primarily from chauffeured vehicle services provided by (i) Carey's owned and operated businesses and (ii) Carey's licensees and affiliates when services provided by such licensees and affiliates are billed through the Company's central reservation and billing system. In 1996 and 1997, approximately 76.1% and 81.2%, respectively, of the Company's revenue, net was generated by chauffeured vehicle services provided by the Company's owned and operated businesses, approximately 14.1% and 12.2%, respectively, was generated by chauffeured vehicle services provided by the Company's licensees and billed by the Company, and approximately 1.8% and 1.3%, respectively, was generated by chauffeured vehicle services provided by the Company's affiliates and billed by the Company. Carey also generates revenues from its licensees through fees (both initial and monthly) related to
(i) licensing the use of its name and service mark, (ii) its central reservation and billing services and (iii) its marketing activities. In 1996 and 1997, approximately 3.0% and 2.6%, respectively, of the Company's revenue, net was generated from its licensees through such fees. To a lesser extent, the Company derives revenues from the payment of fees by independent operators. The Company recognizes revenues from these fees ratably over the terms of the independent operators' agreements with the Company, which typically range from 10 to 20 years.

  Cost of revenue primarily consists of amounts due to the Company's independent operators. The amount due to independent operators is a percentage (ranging from 60% to 67%) of the charges of services provided, net of discounts and commissions. Cost of revenue also includes amounts due to the Company's licensees and affiliates for chauffeured vehicle services provided by them and billed by the Company. Such amounts generally include the charges for service provided less a referral fee ranging from 15% to 25% of net vehicle service revenue. Cost of revenue also includes amounts due to subcontractors, or "farm-outs," for chauffeured vehicle services provided by them and billed by the Company, costs associated with owning and maintaining the vehicles owned by the Company, telecommunications expense, salaries and benefits for reservationists, marketing expenses for the benefit of licensees, and commissions due to travel agents and credit card companies.

  Selling, general and administrative expenses consist primarily of compensation and related benefits for the Company's officers and administrative personnel, marketing and promotional expenses for the Company's owned and operated chauffeured vehicle service companies, and professional fees, as well as amortization costs related to the intangibles recorded as a result of the Company's acquisitions.

  In addition to internal growth from the Company's sales and marketing efforts, an important component in the Company's growth to date has been the acquisition of its licensees and other chauffeured vehicle service companies. From December 1994 through April 1998, Carey acquired 15 chauffeured vehicle service companies. Fourteen of these acquisitions were made for cash, the issuance or assumption of notes, and/or issuance of Common Stock and were accounted for using the purchase method of accounting. A substantial majority of the purchase price paid by the Company in each such acquisition represented goodwill, franchise rights (if a license was acquired) and/or intangibles. The Company's October 1997 acquisition of Indy Connection was a tax-free, stock-for-stock merger and was accounted for as a pooling-of-interests.

  The results of operations for the acquired companies accounted for by the purchase method have been included in the Company's consolidated financial statements from their respective dates of acquisition. Carey expects to benefit from its acquisitions by consolidating general and administrative functions, increasing operating efficiencies, and, in acquisitions where it converts salaried chauffeurs to independent operators, eliminating the overhead and capital costs associated with employing salaried chauffeurs, leasing garages, maintaining parts and fuel inventories, and owning and operating vehicles. The Company generally realizes these benefits within six to twelve months after an acquisition, depending upon whether the acquisition is of a chauffeured vehicle service company in a location in which the Company already operates, or of a licensee in a market where Carey has yet to establish operations.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data for the Company expressed as a percentage of revenue, net. With respect to the pro forma data, see "Pro Forma Consolidated Financial Statement" and the notes thereto included elsewhere in this Prospectus.

                          FISCAL YEAR ENDED NOVEMBER 30,
                         --------------------------------------
                                                                THREE MONTHS ENDED
                                                  1997             FEBRUARY 28,
                                           -------------------- --------------------
                          1995     1996    ACTUAL    PRO FORMA    1997       1998
                         -------  -------  -------   ---------- ---------  ---------
Revenue, net............   100.0%   100.0%   100.0%      100.0%     100.0%     100.0%
Cost of revenue.........    67.4     66.6     67.0        66.5       67.1       68.4
                         -------  -------  -------     -------  ---------  ---------
Gross profit............    32.6     33.4     33.0        33.5       32.9       31.6
Selling, general and
 administrative
 expense................    28.8     25.5     23.3        24.5       27.1       24.7
                         -------  -------  -------     -------  ---------  ---------
Operating income........     3.8      7.9      9.7         9.0        5.8        6.9
Interest income
 (expense) and other
 income (expense).......    (3.0)    (2.1)    (0.8)        0.0       (1.7)      (0.1)
                         -------  -------  -------     -------  ---------  ---------
Income before provision
 for income taxes.......     0.8      5.8      8.9         9.0        4.1        6.8
Provision for income
 taxes..................     0.6      0.5      3.7         3.7        1.8        2.9
                         -------  -------  -------     -------  ---------  ---------
Net income..............     0.2%     5.3%     5.2%        5.3%       2.3%       3.9%
                         =======  =======  =======     =======  =========  =========

THREE MONTHS ENDED FEBRUARY 28, 1998 (THE "1998 PERIOD") COMPARED TO THREE MONTHS ENDED FEBRUARY 28, 1997 (THE "1997 PERIOD")

  Revenue, Net. Revenue, net increased $8.1 million or 51.7% from $15.6 million in the 1997 Period to $23.7 million in the 1998 Period. Of the increase, $2.1 million resulted from expanded use of the Carey network, including an increase in business from corporate travel customers and business travel arrangers. A further $6.0 million of the increase was due to the revenues from companies acquired by Carey, including Manhattan Limousine, which was acquired on June 2, 1997, Commonwealth, which was acquired on October 1, 1997, and TWW, which was acquired on December 1, 1997.

  Cost of Revenue. Cost of revenue increased $5.7 million or 54.5% from $10.5 million in the 1997 Period to $16.2 million in the 1998 Period. The increase was primarily attributable to higher costs due to increased business levels and to increased costs associated with businesses acquired by Carey subsequent to the 1997 Period. Cost of revenue increased as a percentage of revenue, net from 67.1% in the 1997 Period to 68.4% in the 1998 Period, primarily reflecting relatively greater reliance on subcontractors, or "farm-outs," to service higher levels of business during peak periods as well as increases in costs for businesses acquired during the 1998 Period that were not fully integrated into the Company's operations.

  Selling, General and Administrative Expense. Selling, general and administrative expense increased $1.6 million or 38.8% from $4.2 million in the 1997 Period to $5.8 million in the 1998 Period. The increase largely was due to costs associated with higher overall business levels and acquired businesses, including additional personnel, administrative and marketing costs, and increased amortization of intangibles relating to acquisitions. Selling, general and administrative expense decreased as a percentage of revenue, net from 27.1% in the 1997 Period to 24.7% in the 1998 Period, primarily as a result of an increase in revenue, net without a corresponding increase in administrative costs.

  Interest Expense. Interest expense decreased from approximately $428,000 in the 1997 Period to approximately $114,000 in the 1998 Period, primarily as a result of both the use of proceeds from the IPO to repay outstanding debt and the conversion of subordinated and certain other debt to Common Stock in connection with the IPO.

  Provision for Income Taxes. The provision for income taxes increased from approximately $268,000 in the 1997 Period to approximately $681,000 in the 1998 Period. The increase primarily was a result of the increase in pre-tax income of the Company from approximately $634,000 in the 1997 Period to $1.6 million in the 1998 Period.

  Net Income. As a result of the foregoing, the Company's net income increased from approximately $366,000 in the 1997 Period to approximately $917,000 in the 1998 Period.

YEAR ENDED NOVEMBER 30, 1997 COMPARED TO YEAR ENDED NOVEMBER 30, 1996

  Revenue, Net. Revenue, net increased $20.8 million or 31.8% from $65.5 million in 1996 to $86.4 million in 1997. Of the increase, $8.8 million resulted from expanded use of the Carey network, including an increase in business from corporate travel customers and business travel arrangers. The remaining $12.0 million of the increase was due to the revenues from companies acquired by Carey, including Manhattan Limousine, which was acquired on June 2, 1997, and Commonwealth, which was acquired on October 1, 1997.

  Cost of Revenue. Cost of revenue increased $14.2 million or 32.6% from $43.6 million in 1996 to $57.9 million in 1997. The increase was primarily attributable to higher costs due to increased business levels and to cost of revenue of acquired corporations. Cost of revenue increased as a percentage of revenue, net from 66.6% in 1996 to 67.0% in 1997, primarily reflecting increases in telephone, chauffeur and certain other costs as a percentage of revenue, net.

  Selling, General and Administrative Expense. Selling, general and administrative expense increased $3.4 million or 20.2% from $16.7 million in 1996 to $20.1 million in 1997. The increase was largely due to the costs of additional personnel, increased marketing expenses and increased administrative expenses related to acquired operations and generally higher business levels. Selling, general and administrative expense decreased as a percentage of revenue, net from 25.5% in 1996 to 23.3% in 1997, primarily as a result of an increase in revenue, net without a corresponding increase in administrative costs.

  Interest Expense. Interest expense decreased from $1.9 million in 1996 to $1.1 million in 1997, primarily as a result of the use of proceeds from the IPO to repay outstanding debt and the conversion of subordinated and certain other debt to Common Stock in connection with the IPO.

  Provision for Income Taxes. The provision for income taxes increased from approximately $294,000 in 1996 to $3.2 million in 1997. The increase was the result of the increase in pre-tax income of the Company and the effect of the reversal of a valuation allowance against the Company's net deferred tax asset. The reversal reduced the provision for income taxes in 1996 by approximately $1.5 million. As a result, the Company's effective tax rate was 7.8% in 1996 and 41.2% in 1997.

  Net Income. As a result of the foregoing, the Company's net income increased from $3.5 million in 1996 to $4.5 million in 1997.

YEAR ENDED NOVEMBER 30, 1996 COMPARED TO YEAR ENDED NOVEMBER 30, 1995

  Revenue, Net. Revenue, net increased $16.6 million or 33.8% from $49.0 million in 1995 to $65.5 million in 1996. Of the increase, $10.2 million was contributed by existing operations as a result of expanded use of the

Carey network, including an increase in business from corporate travel customers and business travel arrangers, and approximately $6.4 million was due to increased revenues contributed by companies which were acquired from December 1994 through February 1996.

  Cost of Revenue. Cost of revenue increased $10.6 million or 32.2% from $33.0 million in 1995 to $43.6 million in 1996. The increase was primarily attributable to higher costs due to increased business levels. Cost of revenue decreased as a percentage of revenue, net from 67.4% in 1995 to 66.6% in 1996 as a result of spreading the fixed costs of the Company's reservations infrastructure over a larger revenue base.

  Selling, General and Administrative Expense. Selling, general and administrative expense increased $2.6 million or 18.8% from $14.1 million in 1995 to $16.7 million in 1996. The increase was largely due to higher administrative costs associated with additional personnel, increased marketing expenses, and higher amortization of intangibles as a result of acquisitions. Selling, general and administrative expense decreased as a percentage of revenue, net from 28.8% in 1995 to 25.5% in 1996, primarily as a result of an increase in revenue, net without a corresponding increase in administrative costs.

  Interest Expense. Interest expense was $1.9 million in 1995 and 1996, respectively.

  Provision for Income Taxes. The provision for income taxes increased from approximately $271,000 in 1995 to approximately $294,000 in 1996. Prior to 1996, the Company recorded a valuation allowance against its net deferred tax assets. This allowance was eliminated in 1996 in accordance with generally accepted accounting principles and this reduced the net provision for income taxes in 1996 by $1.5 million. The increase in the provision recordable in 1996, which was offset by the effect of eliminating the valuation allowance against deferred tax assets, was attributable to the Company's increased pretax profit level in 1996 which exceeded the beneficial tax effect of NOLs of prior years. The Company utilized the full amount of its remaining NOLs in 1996.

  Net Income. As a result of the foregoing, the Company's net income increased from approximately $98,000 in 1995 to $3.5 million in 1996.

QUARTERLY RESULTS

  The following table presents unaudited quarterly financial information for 1996, 1997 and the first quarter of 1998. This information has been prepared by the Company on a basis consistent with the Company's audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the results for such quarters.

                                                      QUARTER ENDED
                         -------------------------------------------------------------------------------
                                      1996                                1997                    1998
                         ----------------------------------  ----------------------------------  -------
                          FEB.      MAY     AUG.     NOV.     FEB.      MAY     AUG.     NOV.     FEB.
                           29       31       31       30       28       31       31       30       28
                         -------  -------  -------  -------  -------  -------  -------  -------  -------
                                                     (IN THOUSANDS)
Revenue, net............ $12,892  $16,695  $16,073  $19,885  $15,595  $18,690  $22,932  $29,161  $23,651
Gross profit............   4,232    5,674    5,472    6,518    5,126    6,495    7,574    9,293    7,474
Operating income........     490    1,459    1,343    1,877      912    1,990    2,022    3,452    1,625
Net income..............      36      750      681    2,028      366    1,008    1,180    1,969      917
                                                      QUARTER ENDED
                         -------------------------------------------------------------------------------
                                      1996                                1997                     1998
                         ----------------------------------  ----------------------------------  -------
                          FEB.      MAY     AUG.     NOV.     FEB.      MAY     AUG.     NOV.     FEB.
                           29       31       31       30       28       31       31       30       28
                         -------  -------  -------  -------  -------  -------  -------  -------  -------
Revenue, net............   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Gross profit............    32.8     34.0     34.0     32.8     32.9     34.8     33.0     31.9     31.6
Operating income........     3.8      8.7      8.4      9.4      5.8     10.6      8.8     11.8      6.9
Net income..............     0.3%     4.5%     4.2%    10.2%     2.3%     5.4%     5.1%     6.8%     3.9%

  The Company believes that its future operating results may continue to be subject to quarterly variations caused by such factors as seasonal business travel, variable scheduling of special events and the timing of acquisitions by the Company. The Company's least profitable quarter generally has been the first quarter (ending February 28 or 29), and its most profitable quarter generally has been the fourth quarter (ending November 30).

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of funding have been cash flow from operations, commercial bank credit facilities, notes issued by the Company to sellers of acquired chauffeured vehicle service companies and, to a lesser extent, the sale of vehicles obtained from acquired companies. In June 1997, the Company completed the IPO from which it received net proceeds of $30.8 million. The Company anticipates that in addition to the net proceeds from this offering, cash flow from operations and borrowings under its credit facility will be its principal sources of funding.

  The Company's principal uses of cash have been, and will continue to be, the funding of acquisitions, repayment of debt, and investment in both the CIRS and its automated operation and information systems.

  Net cash used in operating activities was approximately $13,000 in the 1997 Period, compared to net cash provided by operating activities of approximately $404,000 in the 1998 Period. Net cash provided by operating activities decreased by $2.7 million, from $6.1 million in 1996 to $3.4 million in 1997, primarily as a result of the Company fully utilizing its NOLs in 1996 and subsequently paying taxes throughout the year in 1997. As of February 28, 1998, the Company's working capital and current ratio improved to approximately $3.6 million and 1.22, respectively, as a result of the use of the net proceeds of the IPO to repay debt and continued increases in cash flow from operations.

  Cash used in investing activities was approximately $166,000 in the 1997 Period compared to cash used in investing activities of $1.4 million in the 1998 Period. Cash was used in the 1998 Period primarily to acquire operations in London. Cash used in investing activities was $3.0 million in 1996 and $11.0 million in 1997. Cash was used in investing activities in 1996 and 1997 primarily for the acquisition of chauffeured vehicle service companies and investments in the CIRS and the Company's automated operations and information systems. In all periods, funds used for acquisitions and capital expenditures were offset in part by proceeds from the sale of fixed assets, primarily vehicles acquired in connection with the purchase of chauffeured vehicle service companies.

  Cash used in financing activities was approximately $930,000 in the 1997 Period compared to approximately $549,000 in the 1998 Period, primarily as a result of the net repayment of notes payable during 1997. Cash used in financing activities was $1.8 million in 1996, compared to cash provided by financing activities of $10.0 million in 1997. The increase in cash provided by financing activities during 1997 primarily was a result of the net proceeds of the IPO of $30.8 million, less a net repayment of debt of $16.5 million and payments of $4.0 million in connection with the Company's Recapitalization (as defined in Note 17 to the Company's Consolidated Financial Statements).

  Of the net proceeds from the IPO of $30.8 million, the Company repaid principal on indebtedness of approximately $7.1 million and funded the Recapitalization by repaying principal on subordinated indebtedness of approximately $912,000 and redeeming preferred stock for $3.1 million. Additionally, the Company completed its acquisition of Manhattan Limousine by paying $11.8 million to the sellers of Manhattan Limousine and repaying $3.5 million of indebtedness of Manhattan Limousine. The remaining net proceeds have been used for acquisitions and other general corporate purposes, including working capital. As part of the Recapitalization, a further $4.9 million of debt was converted to Common Stock.

  As of February 28, 1998, the Company had aggregate borrowings of $3.3 million, approximately $783,000 of which is to be repaid over the next 12 months.

  On August 15, 1997, the Company entered into a senior credit facility with three banks consisting of a secured revolving line of credit of $25.0 million (the "Facility"). The Facility, which may be used for acquisitions and working capital, is collateralized by the assets of the Company, the assets and stock of certain of its domestic subsidiaries, and a pledge of the stock of its international subsidiary. The Facility also provides availability for the issuance of letters of credit. Loans made under the revolving line of credit bear interest at the Company's option at either the bank's prime lending rate or 2.0% above the LIBOR rate. Commitment fees equal to 0.375% per annum are payable on the unused portion of the revolving line of credit. On the second anniversary of the Facility, outstanding balances under the Facility will convert to a five-year term loan, which will bear interest either at a fixed rate (subject to availability) or at a variable LIBOR or prime-based rate with adjustments determined based on the Company's earnings. The terms of the Facility (i) prohibit the payment of dividends by the Company, (ii) with certain exceptions, prevent the Company from incurring or assuming other indebtedness that is not subordinated to borrowings under the Facility and
(iii) require the Company to comply with certain financial covenants. As of February 28, 1998, the Company had $1.3 million of borrowings outstanding under the Facility. The Company intends to pay down all amounts outstanding under the Facility from the net proceeds of this offering.

  While there can be no assurance, and depending on the methods of financing and size of potential acquisitions, management believes that cash flow from operations, the net proceeds from this offering and funds from the Facility will be adequate to meet the Company's capital requirements for the next 12 months. As consideration for future acquisitions, the Company intends to use various combinations of shares of Common Stock, cash and notes.

  The Company is in the process of upgrading the CIRS, certain other computer systems and the platform on which they operate. The upgrades are designed to provide enhanced customer service and management information. These upgrades, which will continue throughout 1998 and 1999, also are designed to allow such systems to overcome what commonly is referred to as the "Year 2000 Problem." The Year 2000 Problem, which is common to most corporations, concerns the inability of certain information systems, primarily computer software programs, to properly recognize and process date-sensitive information related to the year 2000 and beyond. The Company does not anticipate that the cost of these upgrades will have a material adverse effect on its financial condition and results of operations in any single future year.

                                   BUSINESS

  Carey International, Inc. is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The "Carey" brand name has represented quality chauffeured vehicle services since the 1920's. The Company owns and operates service providers in Boston, Indianapolis, London, Los Angeles, New York, Philadelphia, San Francisco, South Florida and Washington, D.C. In addition, the Company generates revenues from licensing the "Carey" name and providing central reservation, billing and sales and marketing services to its licensees. The Company's worldwide network also includes affiliates in locations in which the Company has neither owned and operated companies nor licensees. Over the past five years, the Company has invested significant capital in developing its central reservations and billing system and worldwide service infrastructure. By leveraging its current infrastructure and position as a market leader, the Company is consolidating the highly fragmented chauffeured vehicle service industry through the acquisition of: (i) current Carey licensees, (ii) additional companies in markets in which the Company already owns and operates a chauffeured vehicle service company, and (iii) companies in other strategic markets in North America and Europe. The Company also intends to add to its global presence by acquiring or establishing strategic alliances with companies in the Pacific rim of Asia and Latin America.

  In June 1997, the Company completed the IPO and simultaneously acquired Manhattan Limousine, one of the largest chauffeured vehicle service companies in the New York metropolitan area. Since June 1997, the Company has acquired six additional chauffeured vehicle service companies located in Boston, Indianapolis, London, Los Angeles and Miami. The Company also has added three new domestic licensees. In addition, in order to position itself for continued growth, Carey has enhanced its sales and marketing capabilities by, among other things, adding a Senior Vice President of Sales and Marketing, implementing a sales training program, increasing the size of its sales and marketing staff from 20 to 30 persons and expanding its emphasis on global and national accounts.

  The Carey network utilizes chauffeured sedans, limousines, vans and minibuses to provide services for airport pick-ups and drop-offs, inter-office transfers, business and association meetings, conventions, road shows, promotional tours, special events, incentive travel and leisure travel. Businesses and business travelers utilize the Company's services primarily as a management tool to achieve more efficient use of time and other resources.

  Carey's worldwide network of chauffeured vehicle service companies allows it to provide services with consistently high quality to its customers in virtually every major city in the expanding global travel market. The network is linked to over 300,000 reservation terminals in travel agencies, corporate travel departments and government agencies by the CIRS, the chauffeured vehicle service industry's most extensive centralized global reservation system.

MARKET OVERVIEW

  The Company estimates that the United States chauffeured vehicle service industry generated revenues of approximately $3.9 billion in 1996, and has undergone steady growth in recent years, with revenues increasing at a compound annual growth rate of 10.9% between 1990 and 1996. The industry is highly fragmented, with over 9,000 companies utilizing over 100,000 vehicles. The Company believes that during 1997, no chauffeured vehicle service company accounted for more than 3% of total United States industry revenues. The Company also believes that similar fragmentation exists in the chauffeured vehicle service industry outside the United States.

  The chauffeured vehicle service industry serves businesses in virtually all industrial and financial sectors of the economy. The Company believes that business customers are becoming increasingly sophisticated in their use of ground vehicle services and are demanding a broader array of "meet-and-greet" and other services, as well as business amenities such as cellular phones. Although there are other forms of transportation that compete with chauffeured vehicles, such as buses, jitney services, taxis, radio cars and rental cars, the Company believes that none of those forms of transportation provides the quality, dependability and value-added services of chauffeur-driven vehicles. The Company also believes that businesses place a premium on service providers that are able to coordinate the travel itinerary of each member of a large group over many locations with a single reservation and billing system.

BUSINESS STRATEGY

  The Company's objective is to increase its profitability and its market share in the chauffeured vehicle service industry by implementing the following growth strategies:

    Expand Through Acquisitions. Carey believes that there are significant opportunities to acquire additional chauffeured vehicle service companies that would benefit from the capital and management resources that the Company can provide. Carey intends to acquire current Carey licensees, as well as additional chauffeured vehicle service companies both in markets in which the Company already owns and operates such a business and in other strategic regions in North America and Europe. Carey also intends to add to its global presence by acquiring or establishing strategic alliances with companies in the Pacific rim of Asia and Latin America. Carey believes it has a competitive advantage in acquiring licensees because of a right of first refusal contained in the substantial majority of its domestic license agreements. The Company has successfully begun to implement its acquisition strategy, having acquired 22 chauffeured vehicle service companies from November 1991 through April 1998.

    Increase International Market Share. The Company believes it has significant opportunities to generate revenues from international markets. Through acquisitions and increased marketing efforts, the Company increased its international revenues 30.6%, from $7.6 million in its fiscal year ended November 30, 1996 to $9.9 million in its fiscal year ended November 30, 1997. Of its fiscal 1997 international revenues, approximately 72.0% was generated by the Company's owned and operated business in London, approximately 27.2% was generated by the Company's international licensees and the remainder was generated by the Company's international affiliates. In December 1997, the Company acquired in a "tuck-in" acquisition an additional chauffeured vehicle service company located in London. Carey believes that its network can capture a significant portion of the growing international market for chauffeured vehicle services by acquiring or licensing additional chauffeured vehicle service companies and otherwise implementing the Carey system outside the United States. The Company intends to increase its international presence by intensifying its sales and marketing efforts, strengthening its relationship with significant domestic and international business travel arrangers, and capitalizing on the capacity of the CIRS to operate on a global scale. By enhancing its international presence, the Company also expects to increase its revenues from providing chauffeured vehicle services to international travelers both visiting the United States and travelling abroad.

    Expand Licensee Network Worldwide. The Company will seek to expand its worldwide network and generate additional revenues from license and marketing fees by licensing additional chauffeured vehicle service companies in smaller markets that do not justify a Company-owned presence. Ultimately, as these less strategic markets grow in size and importance to the Company, the licensees in such markets may become acquisition candidates. Since the IPO, the Company has added licensees in Jacksonville, Florida, Maui, Hawaii and Syracuse, New York.

    Convert Salaried Chauffeurs to Independent Operators. The Company believes that it can improve its profitability by continuing to convert salaried chauffeurs to independent operators in certain businesses acquired by Carey. The objective of Carey's independent operator strategy is to instill in each chauffeur the sense of purpose, responsibility and dedication characteristic of an independent business owner, thereby increasing the profitability of the chauffeur and the Company. Carey's independent operator program allows the Company to reduce its labor and capital costs, convert fixed costs to variable costs and generate revenues from fees paid by independent operators.

ACQUISITION STRATEGY

  Carey believes that there are significant opportunities to acquire additional chauffeured vehicle service companies as a result of: (i) the highly fragmented and increasingly global nature of the industry, (ii) industry participants' capital requirements and desire for liquidity, and
(iii) the pressures of increasing competition. The Company intends to continue to pursue its acquisition program in order to strengthen its position in its existing markets and to acquire operations or establish strategic alliances in new markets.

  Carey intends to pursue acquisitions that will allow the Company to own and operate chauffeured vehicle service companies in new geographic markets. The Company currently owns and operates chauffeured vehicle service companies in eight of the largest United States travel markets and in London, the largest European travel market, and will seek to acquire Carey licensees in other significant travel markets in North America and Europe. The Company also intends to add to its global presence by acquiring or establishing strategic alliances with companies in the Pacific rim of Asia and Latin America. The Company believes that its ability to acquire its licensees will be enhanced by a right of first refusal that is contained in a substantial majority of its domestic license agreements and the limited terms of most of its international license agreements. The Company's preference is to retain key management, operating and sales personnel of an acquired company in a new market in order to maintain continuity of operations and customer service.

  With the exception of Indianapolis, the Company believes that it has a market share of less than 10% in each of the markets in which it owns and operates a chauffeured vehicle service company, and that there is significant potential for it to expand its business in such markets through acquisitions. When justified by the size of an existing market acquisition, the Company expects to retain key management and sales personnel of the acquired company and to seek to improve that company's profitability through implementation of the Company's operating strategies. In most instances, acquired operations can be integrated into the Company's existing operations in a market, resulting in the elimination of duplicative overhead and operating costs.

  The Company believes that there are significant advantages to consolidating the chauffeured vehicle service industry. Carey believes it can increase revenues of acquired companies by marketing the worldwide services of its network to customers of such companies, and by increasing the productivity of chauffeurs at the acquired companies through the implementation of training and quality assurance programs. Moreover, Carey believes that cost savings can be achieved following acquisitions through (i) the consolidation of certain administrative functions and increased use of automation, (ii) the elimination of redundant facilities, equipment and personnel, and (iii) the conversion (where appropriate) of salaried chauffeurs driving company-owned vehicles into independent operators driving their own vehicles.

  Carey is successfully implementing its acquisition strategy, having acquired 22 chauffeured vehicle service companies since November 1991. The following table lists the date, location of each such chauffeured vehicle service company and whether the acquired company was a licensee or affiliate of Company or other chauffeured vehicle service company:

                              ACQUISITION HISTORY
                            NOVEMBER 1991--PRESENT

     DATE                              LOCATION                 ACQUIRED COMPANY
     ----                              --------                 ----------------
     November 1991.................... Washington D.C.             Other
     September 1992................... Los Angeles, CA             Other
     August 1993...................... Wilmington, DE              Licensee
     September 1993................... West Palm Beach, FL         Licensee
     November 1993.................... New York, NY                Other
     June 1994........................ Washington, DC              Other
     June 1994........................ Los Angeles, CA             Other
     December 1994.................... Boca Raton, FL              Other
     January 1995..................... San Francisco, CA           Licensee
     April 1995....................... Washington, D.C.            Other
     April 1995....................... Ft. Lauderdale/Miami, FL    Licensee
     May 1995......................... San Francisco, CA           Other
     August 1995...................... San Francisco, CA           Other
     August 1995...................... Boca Raton, FL              Other
     February 1996.................... London, England             Affiliate
     June 1997........................ New York, NY                Other
     October 1997..................... Indianapolis, IN            Affiliate
     October 1997..................... Los Angeles, CA             Affiliate
     December 1997.................... London, England             Other
     March 1998....................... Boston, MA                  Other
     April 1998....................... Boston, MA                  Licensee
     April 1998....................... Miami, FL                   Other

  The Company has analyzed significant data on the chauffeured vehicle service industry and individual businesses within that industry and believes that it is well positioned to further implement its acquisition program. The Company believes that management's lengthy tenure with the Company, extensive experience in the chauffeured vehicle service industry and relationships with acquisition candidates provide the Company with significant knowledge that will assist the Company in its attempts to acquire licensees of the Company and other chauffeured vehicle service companies. The Company regularly reviews various strategic acquisition opportunities and periodically engages in discussions regarding such possible acquisitions. As the result of this review process, negotiations and acquisition agreements may occur from time to time if appropriate opportunities arise.

  As consideration for future acquisitions, the Company intends to use various combinations of shares of Common Stock, cash and notes. The Company has filed a Registration Statement on Form S-4 under which it may issue up to 1,500,000 shares of Common Stock in connection with acquisitions. Of this amount, 906,119 shares have been issued thereunder, and 593,881 shares remain available for issuance.

SERVICE PROVIDER NETWORK

  Carey's international network of owned and operated chauffeured vehicle service companies, licensees and affiliates, serving 420 cities in 65 countries, enables it to provide its customers chauffeured vehicles in virtually every significant travel market throughout the world. Carey believes that its network is the most extensive in the industry, and intends to expand the network by adding qualified licensees and affiliates in locations justifying new or expanded service. The Company believes that the trend toward globalization is opening more cities for business and personal travel around the world. The Company monitors and evaluates cities in which a demand for chauffeured vehicle services may warrant a "Carey" presence.

  The Company's network provides chauffeured vehicle services for airport pickups and drop-offs, inter- office transfers, business and association meetings, conventions, road shows, promotional tours, special events, incentive travel and leisure travel. The Company also offers its clients travel and tour planning services, "meet-and-greet" services, destination management services for airport arrivals, group movement coordination services, direct and central billing in U.S. dollars, and access to the Company's 24-hour worldwide computerized reservation system, the CIRS.

  The Company's fleet, consisting primarily of vehicles which are owned and operated by independent operators in the owned and operated locations, contains four types of vehicles: chauffeured sedans, limousines, vans and minibuses, some of which can carry up to 30 persons. In addition, the Company subcontracts from time to time for buses that can carry a greater number of passengers. The vehicles of the Company's licensees and affiliates in larger markets are similar to the Company's fleet, and in smaller markets generally consist of only chauffeured sedans and limousines. All vehicles are driven by uniformed professional chauffeurs, most of whom own the vehicles that they drive. Each such chauffeur drives a clean, late model vehicle with amenities important to the business traveler, such as cellular telephones and daily newspapers.

  Owned and Operated Companies. The Company owns and operates chauffeured vehicle service companies providing service in Boston, Indianapolis, London, Los Angeles, New York, Philadelphia, San Francisco, South Florida and Washington, D.C. Revenue, net provided by these companies represented approximately 76.1% of the Company's revenue, net in fiscal 1996 and 81.2% in fiscal 1997.

  Licensees. The Company has 40 licensees serving 108 cities in the United States and 24 licensees serving 105 cities outside the United States, all of which operate under the Carey name. Revenue, net provided by the Company's licensees represented approximately 17.1% and 14.7% of the Company's revenue, net in fiscal 1996 and 1997, respectively.

  The domestic license fee ranges from $15,000 to $75,000, depending upon the size of the market. The sum of the continuing fees paid by the domestic licensee varies, but annually is generally less than 10% of its revenues or, in some cases, less than 10% of an excess above a specified base. Substantially all candidates appointed as domestic licensees have been in business for at least 10 years prior to the grant of a license. The term of a domestic license agreement entered into prior to January 1, 1996 is perpetual and subsequent to January 1, 1996 is 10 years.

  International licensees historically have not paid annual license fees; rather, they have paid a commission on business referred to them. The term of an international license agreement usually is from year to year, although in a few cases it is perpetual.

  Under the domestic license agreement, the Company provides the licensee with: (i) the right to use the "Carey" name, (ii) participation in the CIRS,
(iii) various consulting services, (iv) identification in various travel directories, (v) access to bulk purchasing arrangements for automobiles, parts and maintenance materials, and (vi) national sales and marketing services. In the event of a proposed transfer of a license or a licensee, the Company has the right to approve the transfer. In addition, for most license agreements executed prior to January 1, 1996 and all license agreements executed on or after January 1, 1996, Carey retains a right of first refusal by which it may acquire any license or licensee upon the same terms as the license or licensee is proposed to be sold.

  Typically, a licensee candidate acts as an affiliate before being selected as a licensee. Licensees operate according to strict service guidelines specified by the Company and market the Carey name in conjunction with the Company's overall marketing program. The Company conducts ongoing quality assurance programs and annual audits of licensees to insure that the licensees have met the high service standards set forth by the Company. The Company has the right to terminate any license if the licensee fails to comply with such standards.

  Affiliates. The Company utilizes affiliates to provide services to its clients in cities where the Company does not have Company-owned operations or licensees. Affiliates are not licensed to use the Carey name and do not pay license fees to the Company, but must meet the Company's quality standards in order to receive referred business. Pursuant to oral agreements between the Company and its affiliates, the Company is entitled to receive a commission of 15% to 20% of net vehicle revenues for all referred business. The Company's affiliates are located in 121 cities in the United States and 67 cities outside the United States. Revenue provided by the Company's affiliates represented approximately 1.8% and 1.3% of the Company's revenue, net in fiscal 1996 and 1997, respectively.

CAREY INTERNATIONAL RESERVATION SYSTEM (CIRS)

  The hub of the Company's network of service providers is the CIRS, the Carey International Reservation System. The CIRS is operated on a 24-hour basis by Carey's central reservation department, which processes reservations through the Company's proprietary computer system. The central reservation department receives reservations through the Company's toll free "800" telephone number (800-336-4646), by fax or telex, or through one of the six major airline reservation systems, SABRE, APOLLO, WORLDSPAN, GALILEO, BABS and SITA. These airline systems allow travel agencies, corporate travel departments and government offices to access the CIRS through over 300,000 reservation terminals worldwide. The Company charges a licensee or affiliate for each reservation referred to the licensee or affiliate through the CIRS.

  The CIRS can be accessed for up-to-date tariffs both in dollars and foreign currency for 420 cities throughout the world. Through the CIRS, the Company's reservation and customer service personnel have instant access to all rates, services offered, types of vehicles available and special airport greeting capabilities in each individual city. Individual customer profiles are maintained including vehicle and chauffeur preferences, frequent pick-up points, addresses and directions, billing requirements and account status.

  The CIRS is used to make arrangements for a broad range of business and consumer applications such as transportation to and from airports, association and industry meetings and functions, road shows, transportation related to incentive travel, board of directors meetings and sight seeing tours. Special customer service facilities are available with direct phone lines, including a special service desk, executive VIP desk, international tour desk, special event desk and road show desk.

  The CIRS utilizes client/server architecture and proprietary software developed over a five-year period which allows constant input into a complex international network linking more than 65 countries. A primary strength of the CIRS is the reliability of its reporting and control systems, which verify all reservations for complete information, customer service requirements and accounting authorizations. The CIRS also contains customers' invoicing programs to allow central billing directly through the system for all services used worldwide. In addition, the system's ability to track reservations allows more accurate and detailed analyses for marketing purposes.

  In 1992, the Company began leasing its reservation and operating systems to its licensees. These systems create a basis for certain licensees to have direct access to the CIRS and provide them with the ability to book local reservations, dispatch vehicles and account for chauffeured vehicle services.

  The Company is in the process of upgrading the CIRS and certain other computer systems and the platform on which they operate. The upgrades are designed to provide enhanced customer service and management information. These upgrades, which will continue throughout 1998 and 1999, also are designed to allow such systems to overcome the Year 2000 Problem. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING, SALES AND CUSTOMER SERVICE

  The Company believes that "Carey," a registered service mark, is a highly recognized name in the chauffeured vehicle service and travel industries worldwide. The Company intends to continue to expand recognition of the "Carey" name through its marketing and promotional efforts. Carey has developed an extensive marketing program directed at both the travel arranger and the end user of chauffeured vehicle services. The program consists of directory listings, advertising, direct mail, public relations, cooperative promotional and joint marketing programs, attendance at and sponsorship of travel-related conventions and workshops and direct selling. The direct sales force serving the Company and its licensees currently consists of approximately 30 professionals. Since the IPO, Carey has enhanced its sales and marketing capabilities by, among other things, adding a Senior Vice President of Sales and Marketing, implementing a sales training program, increasing the size of its sales and marketing staff by 10 persons and expanding its emphasis on global and national accounts.

  Carey is listed in approximately 95 travel directories which are used by travel arrangers to obtain information on travel related services. Advertising targeted at travel arrangers is placed in over 35 trade journals including Business Travel Executive, Travel Weekly and Business Travel News. In addition, the Company advertises extensively in magazines and newspapers, consumer association books, hotel room information books and the Yellow Pages, and on radio and television in selected markets.

  The Company's continuing direct mail program is targeted at both the travel arranger and the end user. The program distributes approximately two million promotional pieces annually. Most major travel arrangers receive at least six direct mail pieces per year which include announcements of new services, news on service providers and reservation programs, the Carey Newsletter and listings of rates. End users and arrangers receive promotional pieces on Carey when they are billed for the Company's services.

  The Company's marketing program seeks to build upon brand name acceptance, customer loyalty, service know-how, technology and strategic market relationships with other leaders in the travel and tourism industry, such as airlines, travel agencies, credit card companies and central reservation systems. The Company also is involved in promotional and cooperative agreements with American Express, Diner's Club "Club Chauffeur" program, British Airways, Air France and various cruise lines.

  The Company believes that the retention and expansion of existing business is as important as new sales. Carey has established a base of loyal customers in part by monitoring the standard of service through its quality assurance and customer service programs. To assure that the Company continues to provide consistently high quality and reliable service, Carey operates a five-part quality assurance program. The Company's quality assurance program utilizes survey cards that are sent to customers and travel arrangers. Approximately 90% of the quality assurance cards returned to Carey during the twelve-month period ended November 30, 1997 rated the Company's reservation services, chauffeurs and vehicles as "excellent." Carey's quality assurance program includes evaluations performed by an independent consultant to measure the quality of chauffeur services, the appearance of chauffeurs and vehicles and the availability of amenities, such as cellular phones and daily newspapers.

INDEPENDENT OPERATORS

  An important component of Carey's strategy involves the preferred use of independent operators rather than salaried chauffeurs operating Company-owned vehicles. An independent operator takes responsibility for owning, operating and maintaining his or her own vehicle. The Company believes that acting as an independent operator creates incentives for the chauffeur to become more productive, efficient and service-oriented, thereby increasing the profitability of the chauffeur and the Company. The objective of the Company's independent operator strategy is to instill in each chauffeur the sense of responsibility and dedication characteristic of an independent business owner.

  The use of independent operators allows the Company to reduce its labor and capital costs, convert fixed costs to variable costs and generate revenues from fees paid by independent operators. Because of the greater responsibility borne by independent operators, the Company is able to allocate fewer resources to oversee its vehicle operations. As a result, the Company can focus to a greater extent on support services, business development, administration, billing, quality assurance and sales and marketing.

  Each independent operator enters into an agreement with the Company to provide prompt and courteous service to the Company's customers with a properly maintained, late model vehicle consistent with the Company's standards. The cost of a new vehicle ranges from $35,000 to $65,000, depending upon whether it is a sedan or a limousine and the features included in the vehicle. Each new independent operator agrees to pay an initial fee to the Company, acquire his or her vehicle and pay all of the maintenance and operating expenses of the vehicle, including gasoline.

  Prior to December 1996, the Company's typical agreement with an independent operator had a term of 10 years and provided for a fee ranging from $30,000 to $45,000 (depending on the local market) that was financed by the Company at an annual interest rate of 9% to 12%. The independent operator agreements currently used by the Company generally provide for a term of 15 years, fees of $45,000 to $75,000 that generally are financed by the Company and an annual interest rate of 15.75%. To date, the Company has not incurred any material losses as a result of defaults under notes financed by it, and any potential future losses will be mitigated from an accounting perspective because of the Company's policy of deferral of revenue recognition in connection with independent operator fees.

  The independent operator agreement provides that the Company will bill and collect all revenues (as defined in the agreement) and remit to the independent operator 60% to 67% of such revenues. In this arrangement, the Company assumes the risk of collecting from each customer and generally pays the independent operator his or her share regardless of whether the Company is paid by the customer. An independent operator's failure to meet the high standards of service associated with the Carey name constitutes a breach of the agreement and gives rise to a right of the Company to terminate the agreement.

  Independent operators also generally require financing to purchase their vehicles. Typically, independent operators have utilized banks, vehicle financing companies or CLI Fleet, Inc. ("CLI Fleet"), a finance company that specializes in providing financing to the chauffeured vehicle service industry. See "Certain Transactions."

CUSTOMERS

  The Company's customer list exceeds 75,000 individuals and organizations that are dispersed across many different industries and geographic locations. No client accounted for more than 5% of the Company's revenue, net in fiscal 1997. The Company's major clients include companies in the airline, travel and related services, finance, manufacturing, pharmaceutical, insurance, publishing, oil and gas exploration, entertainment, tobacco and food and beverage industries. The Company has contracts to provide chauffeured vehicle services to the customers of several major hotels and airlines, including the Plaza Hotel and Mark Hotel in New York, the Savoy Hotel Group in London, Virgin Atlantic Airways, British Airways and Aer Lingus. Typically, these arrangements are terminable by the hotel or airline upon 30 days' notice. The Company intends to expand its airline and hotel relationships to cover additional cities serviced by the airlines and hotels in which Carey has a presence.

COMPETITION

  The chauffeured vehicle service industry is highly competitive and fragmented, with few significant national participants operating multi-city reservation systems. Each local market usually contains numerous local participants as well as a few companies offering regional and national service. Chauffeured vehicle service companies compete primarily on the basis of price, quality, scope of service and dependability. The Company also competes with service providers offering alternative modes of transportation, such as buses, jitney services, taxis, radio cars and rental cars. The Company believes that its high quality of service and dependability have allowed it to compete effectively in its markets. Carey competes both for customers and for possible acquisitions. The Company expects its business to become more competitive as existing competitors expand and additional companies enter the industry. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater financial resources than the Company.

GOVERNMENT REGULATION

  The Company's chauffeured vehicle service operations are subject to various state and local regulations and, in many instances, require permits and licenses from state and local authorities. In addition, the Company is regulated by the Federal Highway Administration with respect to, among other things, minimum vehicular insurance requirements. The Company believes that it has all permits and licenses required to conduct its operations and that it is in substantial compliance with applicable regulatory requirements relating to its operations.

  The Company is subject to federal regulations and certain state laws which govern the offer and sale of franchises. Most state franchise laws impose substantive requirements on the franchise agreement, including limitations on non-competition provisions and termination or non-renewal of a franchise. Some states require that certain materials be registered before franchises can be offered or sold in that state. The Company also is subject to Federal Trade Commission and state regulations relating to disclosure requirements in the sale of franchises. The law applicable to franchise sales and relationships is rapidly developing, and the Company is unable to predict the effect on its franchise system of additional requirements or restrictions that may be enacted or promulgated or of court decisions that may be adverse to franchisors. Due to the scope of the Company's business and the complexity of franchise regulation, compliance problems may be encountered from time to time.

INSURANCE

  The Company is exposed to claims for personal injury or death and property damage as a result of automobile accidents involving chauffeured vehicles operated by its employees and independent operators and by its licensees and their drivers. The Company maintains, and the Company's independent operators are required to maintain, automobile liability, automobile collision and comprehensive damage, general liability, comprehensive property damage and other insurance coverages that management considers adequate for the protection of the Company's assets and operations, although there can be no assurance that the coverages and limits of such policies will be adequate. The Company's standard license agreement requires that its licensees purchase similar types of insurance and name the Company as an additional insured in such insurance policies. A successful claim against the Company beyond the scope of its or its licensees' insurance coverage or in excess of the limits of the policies could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

  The Company owns facilities in Alexandria, Virginia and Long Island City, New York used by owned and operated chauffeured vehicle service companies providing services in the Washington, DC and New York metropolitan areas, respectively. The Company leases its corporate headquarters in Washington, DC and also leases ten administrative and/or operating facilities in California, Florida, Indiana, Massachusetts, New York, Pennsylvania and London. Management believes that the Company's facilities are adequate for its present needs and that suitable additional or replacement space will be available as required.

EMPLOYEES AND INDEPENDENT OPERATORS

  As of March 31, 1998, the Company had 519 full-time employees (123 of whom were chauffeurs) and 170 part-time employees (116 of whom were chauffeurs). Also as of March 31, 1998, the Company also had agreements with 496 independent operators. The Company is not a party to any collective bargaining agreement.

INTELLECTUAL PROPERTY

  The Company is the registered owner of two United States service marks covering the "Carey" name. The Company believes that customer and travel arranger recognition of these marks has contributed to its success. The Company is not affiliated with Carey Transportation, Inc., a company that provides bus transportation services in the metropolitan New York City area. Except for Carey Transportation, Inc., the Company believes it has the exclusive right to use the "Carey" name in connection with transportation services in all locations in which it either owns and operates a chauffeured vehicle service company or maintains a licensee.

LEGAL PROCEEDINGS

  The Company is from time to time a party to litigation arising in the ordinary course of business. Management believes that no pending legal proceeding will have a material adverse effect on the business, financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information pertaining to the Company's directors and executive officers.

             NAME               AGE               CURRENT POSITION
             ----               ---               ----------------
Vincent A. Wolfington..........  58 Chairman of the Board and Chief Executive
                                     Officer
Don R. Dailey..................  60 President and Director
Guy C. Thomas..................  59 Executive Vice President--Operations
David H. Haedicke..............  51 Executive Vice President and Chief
                                     Financial Officer
Richard A. Anderson, Jr........  52 Senior Vice President
Sally A. Snead.................  38 Senior Vice President--Information Systems
John C. Wintle.................  51 Senior Vice President--Europe
Paul A. Sandt..................  37 Vice President and Chief Accounting Officer
Devin J. Murphy................  32 Senior Vice President and Chief Development
                                     Officer
S. Terrell Mellen..............  41 Senior Vice President--Sales and Marketing
Michael P. O'Callaghan.........  32 Senior Vice President and Director of
                                     Acquisitions
Robert W. Cox..................  60 Director
William R. Hambrecht...........  62 Director
David McL. Hillman.............  44 Director
Nicholas J. St. George.........  59 Director

  Set forth below is a description of the backgrounds of each of the directors and executive officers and the director nominee of the Company.

  Vincent A. Wolfington, a co-founder of the Company, has served as its Chairman of the Board of Directors and Chief Executive Officer since 1979. For over 25 years, Mr. Wolfington has been involved in the limousine industry and directly associated with the Carey system of licensees and affiliates. Mr. Wolfington has served as a consultant to the National Academy of Sciences Transportation Research Board, President of the National Para-transit Association and a member of the International Limousine Association. Mr. Wolfington currently is a member of the Executive Committee of the World Travel and Tourism Council.

  Don R. Dailey has been President and a director of the Company, which he co-founded, since 1979. Mr. Dailey has been directly involved in the limousine business for over 30 years. Mr. Dailey serves on a number of boards and committees related to the travel industry, including the National Business Travel Association, the International Business Travel Associates, the Association of Corporate Travel Executives, the National Limousine Association and the International Limousine Association (as its past president and member of its executive committee).

  Guy C. Thomas has served as Executive Vice President--Operations of the Company since 1987. Mr. Thomas has served on a number of boards and committees related to the travel industry, including the National Business Travel Association, the Greater Washington Area Passenger Traffic Association, the American Society of Association Executives, Meeting Planners International, the Association of Corporate Travel Executives, the National Limousine Association and the International Taxicab and Livery Association.

  David H. Haedicke has been an Executive Vice President and Chief Financial Officer of the Company since October 1996. From August 1996 to October 1996, he was Senior Vice President and Chief Financial Officer of Infotechnology, Inc., Hadron, Inc. and Comtex Scientific Corporation, an affiliated group of companies engaged in systems management and software development. From September 1993 to May 1996, he was Chief Financial Officer of Walcoff & Associates, Inc., a communications and information management firm. From June 1991 to September 1993, he was Chief Financial Officer and Vice President of Xsirus, Inc., a high technology research and development company. Mr. Haedicke also was a partner at Ernst & Young L.L.P. from 1985 to June 1991, and was an employee at that firm from 1973 to 1985. Mr. Haedicke is a Certified Public Accountant.

  Richard A. Anderson, Jr. has served as a Senior Vice President of the Company since December 1988. Mr. Anderson also was Chief Operating Officer of the Company's New York subsidiary, Carey Limousine NY, Inc., from December 1988 until August 1997. Mr. Anderson is Chairman of the New York Taxi and Limousine Commission's Limousine Advisory Board, a former board member of the Association of Corporate Travel Executives, and a member of the National Business Travel Association and Meeting Planners International.

  Sally A. Snead has served as the Company's Senior Vice President-- Information Systems since June 1993. From January 1987 to June 1993, she was Executive Vice President and General Manager of Carey Limousine L.A., Inc. She is a member of Executive Women International, the National Business Travel Association, the Association of Corporate Travel Executives and the National Limousine Association.

  John C. Wintle has served as the Company's Senior Vice President--Europe since May 1996 and as Executive Vice President and Managing Director of Carey U.K. Ltd., a subsidiary of the Company, since March 1996. From 1982 to February 1996, Mr. Wintle served Savoy Hotel PLC ("Savoy") and its affiliates, including Camelot Barthropp Ltd. ("Camelot"), in various capacities. From March 1993 to February 1996, Mr. Wintle was Executive Vice Chairman of Camelot, which was acquired by Carey U.K. Ltd. in February 1996. Previously, from 1989 to 1993, Mr. Wintle was General Manager, Restaurant Division, of several entities affiliated with Savoy. From 1982 to 1989, Mr. Wintle had been Group Financial Controller at Savoy.

  Paul A. Sandt has served as a Vice President and Chief Accounting Officer of the Company since October 1994. From May 1992 through September 1994, Mr. Sandt was a staff member with the Securities and Exchange Commission, and from December 1990 through May 1992, he was Director of Finance of The Kline Automotive Group. From 1984 through 1990, he was employed by Coopers & Lybrand L.L.P. Mr. Sandt is a Certified Public Accountant.

  Devin J. Murphy has served as a Vice President of the Company since May 1996, and became a Senior Vice President and Chief Development Officer in April 1997. Mr. Murphy received a Master's Degree in Business Administration from Duke University in May 1996. For the six years prior to the commencement of his MBA program in September 1994, Mr. Murphy held various sales and marketing positions at companies within the information technology industry. These companies include Bay Networks, Inc., where Mr. Murphy was Marketing Manager from January 1993 to August 1994, Motorola Inc., where he was Manager, Major Accounts from February 1991 to January 1993, and Hewlett-Packard Co. Inc., where he was Territory Manager from 1988 to 1991.

  S. Terrell Mellen has served as Senior Vice President--Sales and Marketing of the Company since September 1997. From September 1994 until September 1997, Ms. Mellen was Executive Director of the Association of Corporate Travel Executives (ACTE), a professional organization serving 1,800 members in thirteen countries. From October 1988 until September 1994, Ms. Mellen was Director of Marketing and Industry Relations for the Air Travel Card, a corporate payment system issued by seven major US airlines.

  Michael P. O'Callaghan has served as a Senior Vice President and Director of Acquisitions of the Company since June 1997. From September 1995 through June 1996, Mr. O'Callaghan was an Associate Special Counsel to the United States Senate Special Committee Investigation of Whitewater Development Corporation and Other Related Matters, and from September 1992 through September 1995 he was a staff attorney with the Enforcement Division of the United States Securities and Exchange Commission. Mr. O'Callaghan received a Juris Doctor Degree from Fordham University in May 1992.

  Robert W. Cox has served as a director of the Company since 1995. From 1969 until his retirement in 1994, Mr. Cox was a partner in the New York and Chicago offices of the law firm Baker & McKenzie. From 1984 to 1992, Mr. Cox was Chairman of the Executive Committee and Managing Partner of the firm, and from 1993 to 1994, Mr. Cox was Chairman of the Policy Committee. Mr. Cox currently is a director of Hon Industries, Inc.

  William R. Hambrecht has served as a director of the Company since 1995. Mr. Hambrecht is President of W. R. Hambrecht & Co., LLC, an entrepreneurial investment firm. Until December 31, 1997, Mr. Hambrecht was Chairman of Hambrecht & Quist LLC, an investment banking firm which he co-founded in 1968. Mr. Hambrecht also serves as a director of Adobe Systems, Inc. Mr. Hambrecht is not seeking re-election as a director at the Company's 1998 annual meeting to be held in June.

  David McL. Hillman has served as a director of the Company since 1994. Mr. Hillman is Executive Vice President of PNC Capital Corp. and Executive Vice President and Director of PNC Equity Management Corp., which he co-founded in 1982. Mr. Hillman is a director of several privately-held companies in connection with PNC Capital Corp.'s investments in such companies.

  Nicholas J. St. George has served as a director of the Company since June 1997. Mr. St. George has been President and Chief Executive Officer of Oakwood Homes Corporation ("Oakwood"), a manufacturer and retailer of manufactured homes, since February 1979. Mr. St. George serves as a director of Oakwood, and also is a director of American Bankers Insurance Group, Inc. and Legg Mason, Inc.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes with staggered three-year terms. The initial term of Messrs. Hambrecht and Hillman expire at the Company's 1998 annual meeting, the initial terms of Messrs. Cox and St. George expire at the Company's 1999 annual meeting, and the initial terms of Messrs. Wolfington and Dailey expire at the Company's 2000 annual meeting. Successors to the directors whose terms expire at each annual meeting are elected for three-year terms. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. Messrs. Hambrecht and Hillman are retiring from the Board at the Company's 1998 annual meeting. The following individuals have been nominated for election to the Board of Directors at the 1998 annual meeting of stockholders as members of the class of directors whose terms expire at the 2001 annual meeting:

  Dennis I. Meyer, age 62, has been a partner in the law firm of Baker & McKenzie since 1965. Mr. Meyer has previously served as Chairman of the Executive Committee and Managing Partner of Baker & McKenzie and currently serves as the managing partner of the North American offices of the firm. Mr. Meyer also is a founding partner of Potomac Investment Associates, a global real estate developer specializing in golf-oriented residential developments. Mr. Meyer serves as a director of Oakwood Homes Corporation as well as United Financial Banking Companies, Inc., Jordan Kitt's Music, Inc. and Daily Express, Inc.

  Joseph V. Vittoria, age 62, has been the Chairman and Chief Executive Officer of Travel Services International, Inc. ("Travel Services") since Travel Services completed its initial public offering in July 1997. From September 1987 to February 1997 Mr. Vittoria was the Chairman and Chief Executive Officer of Avis, Inc. ("Avis"), a multinational auto rental company where he was employed for over 26 years. Mr. Vittoria was responsible for the purchase of Avis by its employees in 1987 by creating one of the world's largest Employee Stock Ownership Plans. He was a founding member of the World Travel and Tourism Council, a global organization of the chief executive officers of companies engaged in all sectors of the travel and tourism industry. Mr. Vittoria serves as a director of CD Radio, Inc., Transmedia Europe, Transmedia Asia and various non-profit associations.

  The Company has the following committees of the Board of Directors:

  Executive Committee. The members of the Executive Committee of the Company's Board of Directors are Messrs. Wolfington, Cox and Dailey. The Executive Committee exercises all the powers of the Board of Directors between meetings of the Board of Directors, except such powers that are reserved to the Board of Directors by applicable law.

  Audit Committee. The members of the Audit Committee of the Company's Board of Directors are Messrs. Hillman and St. George. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans for and results of the audit, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

  Compensation Committee. The members of the Compensation Committee of the Company's Board of Directors are Messrs. Cox and St. George. The Compensation Committee establishes a general compensation policy for the Company and approves increases in directors' fees and salaries paid to officers and senior employees of the Company. The Compensation Committee administers the Company's equity incentive plans and determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and terms and conditions under which benefits may be vested, received or exercised.

DIRECTOR COMPENSATION

  Members of the Board of Directors who also serve as officers of the Company do not receive compensation for serving on the Board. Each other member of the Board receives an annual retainer of $20,000 for serving on the Board, plus a fee of $1,000 for each Board of Directors' meeting attended and $500 for each committee meeting attended, except that only one fee is paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

  At his or her election, a director may defer all or a portion of the fees paid to him or her by the Company. If such an election is made, the deferred fees are credited to the director's account at the end of each fiscal quarter in the form of phantom shares of Common Stock. Each phantom share is equal to one share of Common Stock, and the total number of phantom shares credited to the account during any fiscal quarter is determined based on the average closing price of the Common Stock on Nasdaq during the last 20 trading days of such fiscal quarter. The account reaches maturity on the last day of the Company's fiscal year in which the director ceases to be a member of the Board of Directors. Upon maturity, payment will be made at the director's election either in cash, shares of Common Stock equal to the number of phantom shares in the director's account, or a combination of the two. If all or a portion of the payment is made in cash, the value of the phantom shares at maturity is determined based on the average closing price of the Common Stock on Nasdaq during the last 20 trading days of the Company's fiscal quarter in which maturity occurs. To date, elections to defer director's fees have been made by Messrs. Cox, Hambrecht and St. George.

  The Company maintains the Stock Plan for Non-Employee Directors (the "Directors' Plan"). A maximum of 100,000 shares of Common Stock may be delivered upon the exercise of options granted under the Directors' Plan and elections to receive shares in lieu of cash compensation. Only directors of the Company who are not employees of the Company or any of its subsidiaries (the "Non-Employee Directors") are eligible to participate in the Directors' Plan. While grants of stock options under the Directors' Plan are automatic and non-discretionary, all questions of interpretation of the Directors' Plan are determined by the Board of Directors.

  On the date of each annual meeting of stockholders, each Non-Employee Director continuing in office will be granted an option pursuant to the Directors' Plan covering 5,000 shares. Any newly elected Non-Employee Director will be granted an option pursuant to the Directors' Plan covering 5,000 shares on the date of his or her election (whether such election occurs at an annual meeting or otherwise). The option exercise price for all options granted under the Directors' Plan is the closing price of a share of the Common Stock as reported on Nasdaq on the date the option is granted. All options granted under the Directors' Plan become fully exercisable six months after the date of grant. Unless sooner terminated following the death, disability or termination of service of a director, options granted under the Directors' Plan will remain exercisable until the fifth anniversary of the date of grant. In addition, upon certain transactions involving a change of control or the dissolution or liquidation of the Company, all options held by Non-Employee Directors will terminate; provided, however, that for a period of 20 days prior to the effective date of any such transaction, dissolution or liquidation, all options outstanding under the Directors' Plan that are not otherwise exercisable shall immediately vest and become exercisable.

  Under the Directors' Plan, a Non-Employee Director may elect to be paid all or a portion of his or her annual retainer in shares of Common Stock. Any such election must be made in writing at least 30 days prior to the date the annual retainer would be paid by the Company. The number of shares to be delivered to a Non-Employee Director upon such election is determined by dividing the amount of the annual retainer to be received in shares of Common Stock by the closing price of a share of Common Stock as reported on Nasdaq on the date the annual retainer is to be paid.

  The Board of Directors may at any time or times amend the Directors' Plan for any purpose which at the time may be permitted by law.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table contains a summary of the compensation paid or accrued during the fiscal years ended November 30, 1996 and 1997 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers (the "Named Executive Officers").

                                                    ANNUAL COMPENSATION
                             -------------------------------------------------------------------
                                                                     LONG-TERM
                                                                    COMPENSATION
NAME AND                                          OTHER ANNUAL     AWARDS--SHARES    ALL OTHER
PRINCIPAL POSITION      YEAR  SALARY       BONUS  COMPENSATION   UNDERLYING OPTIONS COMPENSATION
------------------      ---- --------     ------- ------------   ------------------ ------------
Vincent A. Wolfington
 ...................... 1997 $231,620     $85,000        --           100,000         $12,000 (1)
 Chairman and Chief     1996  231,620      20,000        --                --          57,000 (1)
  Executive Officer
Don R. Dailey.......... 1997  205,001      70,000        --           100,000          12,000 (2)
 President and Director 1996  205,001      20,000        --                --          57,000 (2)
David H. Haedicke...... 1997  135,000      55,000        --            30,000              --
 Executive Vice         1996   20,510 (3)   2,500        --            25,800              --
  President and Chief
  Financial Officer
Guy C. Thomas.......... 1997  115,000      25,000        --            15,000           9,900 (4)
 Executive Vice         1996  115,000      10,000   $13,020 (5)            --           9,900
  President--Operations
Richard A. Anderson.... 1997   91,000      18,950    11,200 (6)        10,000           8,219 (7)
 Senior Vice President  1996   91,000      12,000    11,200 (6)            --           9,513

--------
(1) Includes the annual payment of premiums of $12,000 on a life insurance policy for a beneficiary designated by Mr. Wolfington. For 1996, also includes $45,000 paid for providing personal guarantees on behalf of the Company.
(2) Includes the annual payment of premiums of $12,000 on a life insurance policy for a beneficiary designated by Mr. Dailey. For 1996, also includes $45,000 paid for providing personal guarantees on behalf of the Company.
(3) Mr. Haedicke commenced his employment with the Company on October 7, 1996.
(4) Represents premiums on a life insurance policy for a beneficiary designated by Mr. Thomas.
(5) Includes a car allowance of $11,820.
(6) Consists of a car allowance of $6,600 and a club membership of $4,600.
(7) Represents premiums on a life insurance policy for a beneficiary designated by Mr. Anderson.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options granted during the fiscal year ended November 30, 1997 by the Company to each of the Named Executive Officers:

                                                                              POTENTIAL
                                                                             REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                            ANNUAL RATES
                                                                           OF STOCK PRICE
                                                                            APPRECIATION
                           INDIVIDUAL GRANTS                               FOR OPTION TERM
------------------------------------------------------------------------ -------------------
                         NUMBER OF    % OF TOTAL
                           SHARES   OPTIONS GRANTED EXERCISE
                         UNDERLYING  TO EMPLOYEES    OR BASE
                          OPTIONS      IN FISCAL      PRICE   EXPIRATION
NAME                      GRANTED        YEAR       ($/SHARE)    DATE       5%       10%
----                     ---------- --------------- --------- ---------- -------- ----------
Vincent A. Wolfington...  100,000        19.7%       $10.50    5/27/07   $660,339 $1,673,430
Don R. Dailey...........  100,000        19.7%        10.50    5/27/07    660,339  1,673,430
David H. Haedicke.......   30,000         5.9%        10.50    5/27/07    198,102    502,029
Guy C. Thomas...........   15,000         3.0%        10.50    5/27/07     99,051    251,014
Richard A. Anderson.....   10,000         2.0%        10.50    5/27/07     66,034    167,343

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END STOCK OPTION
VALUES

  There were no options exercised by any of the Named Executive Officers during the fiscal year ended November 30, 1997. The following table indicates the aggregate value of all unexercised options held by each Named Executive Officer as of November 30, 1997.

                              NUMBER OF SHARES                VALUE OF UNEXERCISED
                       UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS AT
                            AT NOVEMBER 30, 1997              NOVEMBER 30, 1997 (1)
                       ------------------------------       -------------------------
                         NUMBER OF          NUMBER OF
                        EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
NAME                       SHARES             SHARES           VALUE        VALUE
----                   ---------------   ----------------   ----------- -------------
Vincent A. Wolfington            205,706               --   $1,286,925    $    --
Don R. Dailey                    205,706               --    1,286,925         --
David H. Haedicke                 17,200            38,600     156,520     175,760
Guy C. Thomas                     32,018            15,000     291,364      48,750
Richard A. Anderson                4,386            10,000      39,913      32,500

--------
(1) Value of unexercised in-the-money options based upon $13.75, the closing price of the Company's Common Stock on Nasdaq on November 28, 1997.

EQUITY INCENTIVE PLANS

  The Company currently maintains the 1987 Stock Option Plan (the "1987 Plan") and the 1992 Stock Option Plan (the "1992 Plan"), both of which provide for the award of incentive and non-statutory stock options by the Company. The Company also maintains the 1997 Equity Incentive Plan (the "1997 Plan"), which provides for the award of up to 650,000 shares of Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, performance stock units and other stock units which are valued by reference to the value of the Common Stock. The Board has amended the 1997 Plan to increase by 900,000 the number of shares of Common Stock that may be issued thereunder, subject to stockholder approval. The Company intends to seek approval of the 1997 Plan as amended, at its annual meeting of stockholders, currently scheduled to be held on June 3, 1998. The 1987 Plan, 1992 Plan and 1997 Plan are hereinafter referred to collectively as the "Equity Plans."

  As of May 6, 1998, options were outstanding to purchase an aggregate of 884,827 shares of Common Stock under the Equity Plans, and an aggregate of 146,668 shares of Common Stock are authorized but have not yet been granted under awards made pursuant to such plans (including 142,523 shares pursuant to the 1997 Plan). In addition, the Company has granted options, subject to stockholder approval of the 1997 Plan, as amended, to purchase an aggregate of 977,000 shares of Common Stock to 20 employees for a purchase price of $22.125 per share. The options were granted in connection with the Compensation Committee's review of the Company's executive compensation policies and practices, and was based, in part, upon compensation information provided by an executive compensation consulting firm retained by the Company. Options to purchase 747,000 of such shares are performance options (the "Performance Options") and vest (i) after the price of Common Stock on the Nasdaq or any exchange on which it may be traded exceeds for 30 consecutive trading days the following benchmark prices; $25, $30, $35, $40, $45 and $50 or (ii) on April 29, 2006. Each time one of the price benchmarks is exceeded, the Performance Options vest with respect to one-sixth of the shares for which they were originally exercisable. The options to purchase the other 230,000 shares of Common Stock vest upon the closing of this Offering (the "Other Options").

  Officers, key employees, non-employee directors of and consultants to the Company are eligible to participate in the Equity Plans. The Equity Plans are administered by the Compensation Committee of the Board of Directors. Among other things, the Compensation Committee determines, subject to the provisions of said plans, who shall receive awards, the types of awards to be made, and the terms and conditions of each award. Options that are intended to qualify as incentive stock options under the Equity Plans may be exercisable for not more than 10 years after the date the option is awarded and may not be granted at an exercise price less than the fair market value of the shares of Common Stock at the time the option is granted (and, in the case of stock options granted to holders of more than 10% of the Common Stock, may not be granted at an exercise price less than 110% of the fair market value of the shares of Common Stock at the time the options are granted). The Compensation Committee may at any time, including in connection with a change in control of the Company, accelerate the exercisability of all or any portion of any option issued under the Equity Plans.

  Under the 1997 Plan, in the event a merger or other transaction occurs that results in the Common Stock not being registered under Section 12 of the Exchange Act, all awards shall terminate upon the completion of the transaction, provided, however, that 20 days prior to the effective date of any such merger or other transaction all awards outstanding under the Plan shall become fully exercisable and realizable. If the transaction is intended to be treated as a pooling of interests for accounting purposes, then the Compensation Committee or the Board of Directors shall cause the acquiring or surviving corporation or one of its affiliates to grant replacement awards to participants. Otherwise, the Compensation Committee or the Board of Directors may either arrange for replacement awards or provide for a cash payment in connection with the termination of the awards.

  The Compensation Committee may amend, modify or terminate any outstanding award under the Equity Plans with the participant's consent, except consent shall not be required if the Compensation Committee determines that such action will not materially and adversely affect the participant. The Board may amend, suspend or terminate any of the Equity Plans, or any part of such plans, at any time, except that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement.

INDEMNIFICATION AND LIMITATION OF LIABILITIES OF OFFICERS AND DIRECTORS

  As permitted by the DGCL, the Company's Certificate of Incorporation provides for the elimination, subject to certain conditions, of the personal liability of directors of the Company for monetary damages for breach of their fiduciary duties. The directors, however, remain subject to equitable remedies even if their liability for monetary damages is eliminated. The Company's Certificate of Incorporation also provides that the Company shall indemnify its directors and officers. In addition, the Company maintains an indemnification insurance policy covering all directors and officers of the Company. In general, the Company's Certificate of Incorporation and the indemnification insurance policy attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers.

  Under the indemnification provisions of the Company's Certificate of Incorporation and the indemnification insurance policy, the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding, and specifically including actions by or in the name of the Company (derivative suits), where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of April 30, 1998 (except as otherwise indicated below) and as adjusted to reflect the sale of shares of Common Stock by the Company and the Selling Stockholders, of (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and director nominee of the Company, (iii) each of the Named Executive Officers, (iv) all directors and executive officers as a group and
(v) the Selling Stockholders. Except as indicated in the footnotes below, the persons named in this table have sole investment and voting power with respect to the shares beneficially owned by them.

                               SHARES                   SHARES TO BE
                            BENEFICIALLY                BENEFICIALLY     SHARES
                           OWNED PRIOR TO   SHARES TO    OWNED AFTER     SUBJECT
                             OFFERING(1)     BE SOLD     OFFERING(1)    TO OVER-
                          -----------------    IN     ----------------- ALLOTMENT
DIRECTORS AND EXECUTIVE    NUMBER   PERCENT OFFERING   NUMBER   PERCENT OPTION(2)
OFFICERS                  --------- ------- --------- --------- ------- ---------
Vincent A.                  355,989   4.4%    40,000    315,989   3.4%    10,000
 Wolfington(3)..........
Don R. Dailey(4)........    345,176   4.3%    40,000    305,176   3.3%    10,000
David H. Haedicke(5)....     24,700     *        --      24,700     *        --
Guy C. Thomas(6)........     98,550   1.3%    20,000     78,550     *        --
Richard A. Andersen(7)..     15,486     *        --      15,486     *        --
Robert W. Cox(8)........     20,400     *        --      20,400     *        --
William R.                  119,806   1.5%    25,000     94,806   1.0%       --
 Hambrecht(9)...........
David McL. Hillman(10)..    624,044   8.0%   155,000    469,044   5.1%   154,300
Nicholas J. St.              12,500     *        --      12,500     *        --
George(11)..............
Dennis I. Meyer(12).....      5,000     *        --       5,000     *        --
Joseph V. Vittoria......        --    --         --         --    --         --
All directors and
 executive officers as a
 group
 (15 persons)(13).......  1,672,893  20.0%   280,000  1,392,893  14.3%   174,300
OTHER 5% STOCKHOLDERS
Kaufman Fund, Inc.(14)..    850,000  10.9%       --     850,000   9.3%       --
   140 East 45th St.
   43rd Floor
   New York, NY 10017
H&Q London Ventures.....    444,093   5.7%   310,453    133,640   1.5%       --
  One Bush St.
  San Francisco, CA
94104
PNC Capital Corp. ......    616,544   7.9%   155,000    461,544   5.0%   154,300
  One PNC Plaza
  249 Fifth Avenue
  Pittsburgh, PA 15222
Yerac Associates,           516,018   6.5%    25,000    491,018   5.3%    25,000
L.P.(15) ...............
  45 Belden Place
  San Francisco, CA
94104
OTHER SELLING STOCKHOLD-
 ERS
Michael Hemlock(16).....    228,571   2.9%    25,000    203,571   2.2%    25,000
H&Q Venture Partners....    197,350   2.5%   137,962     59,388     *        --
Hambrecht & Quist
 California.............     33,181     *     23,196      9,985     *        --
Hamco Capital Corp. ....     85,816   1.1%    25,000     60,816     *        --
Hamquist................     10,727     *      7,499      3,228     *        --
Venture Associates (BVI)
 Limited................      4,134     *      2,890      1,244     *        --

-------
  * Less than 1%.

 (1) Percentages are based upon 7,808,145 shares of Common Stock outstanding on May 6, 1998 and 9,158,145 shares outstanding as of the closing of this offering, respectively. Excludes Performance Options and Other Options granted to certain executive officers, subject to approval of the 1997 Plan, as amended, at the 1998 annual meeting of stockholders, including
     (i) Performance Options to purchase the indicated number of shares to the following: Mr. Wolfington (180,000 shares), Mr. Dailey (180,000 shares), Mr. Haedicke (120,000 shares), Mr. Thomas (60,000 shares), Mr. Anderson (6,000 shares) and all executive officers as a group (693,000 shares); and (ii) Other Options to purchase the indicated number of shares to the following: Mr. Wolfington (100,000 shares), Mr. Dailey (100,000 shares), Mr. Thomas (30,000 shares) and all executive officers as a group (230,000 shares). See "Management--Equity Incentive Plans."

 (2) Data in the column sets forth the number of shares that would be sold by certain of the Selling Stockholders if the Underwriters exercise in full their over-allotment option to purchase up to 324,300 shares of Common Stock. Of this amount, the Company would sell 100,000 shares. A partial exercise of this option would reduce the designated amounts pro rata.

 (3) Includes options to purchase 205,706 shares of Common Stock. Also includes (i) 1,183 shares of Common Stock currently held by a company controlled by Mr. Wolfington, (ii) 1,560 shares held by a limited partnership which are attributable to Mr. Wolfington's wife (780 shares) and one of his children (780 shares) and (iii) 450 shares held by one of his children. Excludes shares held by Yerac Associates, L.P. ("Yerac"), a limited partnership of which Mr. Wolfington is a limited partner, with respect to which shares Mr. Wolfington has no voting or investment power.

 (4) Includes options to purchase 205,706 shares of Common Stock. Excludes shares held by Yerac, a limited partnership of which Mr. Dailey is a limited partner,with respect to which shares Mr. Dailey has no voting or investment power.

 (5) Represents options to purchase shares of Common Stock.

 (6) Includes options to purchase 35,768 shares of Common Stock.

 (7) Includes options to purchase 6,886 shares of Common Stock.

 (8) Represents options to purchase shares of Common Stock.

 (9) Includes options to purchase 7,500 shares of Common Stock. Also includes
     (i) 85,816 shares of Common Stock with respect to which Mr. Hambrecht shares record and beneficial ownership with Hamco Capital Corp. (of which 25,000 shares are being offered in this offering) and (ii) 26,490 shares of Common Stock with respect to which Mr. Hambrecht shares record and beneficial ownership with the Hambrecht 1980 Revocable Trust. See "Certain Transactions."

 (10) Represents (i) options to purchase 7,500 shares of Common Stock, and
      (ii) 616,544 shares held by PNC Capital Corp., a Company of which Mr. Hillman is Executive Vice President. Of the shares held by PNC Capital Corp., 155,000 shares are being offered in this offering and an additional 154,300 shares are subject to the Underwriters' over-allotment option described above. Mr. Hillman disclaims beneficial ownership of the shares held by PNC Capital Corp. and his address is that of PNC Capital Corp.

(11) Includes options to purchase 7,500 shares of Common Stock.

(12) Represents shares held by Mr. Meyer's wife as to which Mr. Meyer disclaims beneficial ownership.

(13) See Notes 3 through 11. Includes options to purchase 52,622 shares of Common Stock held by executive officers of the Company not listed in the table above.

(14) Information is based upon the Schedule 13G dated July 16, 1997 filed by Kaufman Fund, Inc.

(15) Includes shares of Common Stock issuable upon exercise of a warrant to purchase 86,003 shares of Common Stock at a price of approximately $4.65 per share. The warrant is exercisable at any time until September 1, 2001.

(16) Represents shares held of record by United States Trust Company of New York, as escrow agent, pursuant to the terms of an escrow agreement collateralizing certain indemnification obligations for the benefit of the Company. The shares were contributed to the escrow by Michael Hemlock, who holds the residual pecuniary interest in the shares, but the voting and disposition of the shares are directed by Alfred J. Hemlock.

                             CERTAIN TRANSACTIONS

CLI FLEET

  During 1993, for an aggregate purchase price of $850,000, the Company acquired 85 shares of non-voting redeemable preferred stock of CLI Fleet, Inc. ("CLI Fleet"), a privately-held finance company formed for the purpose of financing the chauffeured vehicle service industry. As a holder of CLI Fleet preferred stock, the Company is currently entitled to receive an annual dividend (when declared) of $500 per share. The Company waived the right to receive any dividends accrued in respect of its preferred stock through April 30, 1997, but during 1995 and 1997 received referral fees totalling $100,000 and $37,500, respectively, from CLI Fleet. During 1995, CLI Fleet redeemed 10 shares of preferred stock held by the Company for an aggregate redemption price of $100,000. The remaining shares of preferred stock are subject to mandatory redemption by redemption payments of $100,000, $100,000 and $550,000 in May 1998, 1999 and 2000, respectively. Under the terms of an agreement with CLI Fleet, the Company currently has an exclusive option to purchase all of the outstanding shares of common stock of CLI Fleet at a purchase price equal to the greater of $187,500 or CLI Fleet's liquidating value as determined by an independent appraisal.

  CLI Fleet provided financing to the Company's independent operators, without recourse to the Company, for both initial fees due under the Company's independent operator agreements and vehicles purchased by independent operators. Each of the Company's owned and operated chauffeured vehicle service companies has entered into a Finance & Service Agreement with CLI Fleet, which provides that the Company will recommend and refer independent operators to CLI Fleet for financing of vehicles. CLI Fleet also has purchased from the Company notes receivable due from independent operators in exchange for cash or demand notes on a non-recourse basis. The Company sold $1.8 million and $1.0 million of independent operator notes receivable to CLI Fleet for cash of $1.3 million and approximately $730,000 and demand promissory notes of approximately $470,000 and approximately $280,000 in 1995 and 1996, respectively. These promissory notes are due to CLI Fleet on demand, although monthly principal payments generally are received, and bear interest at rates ranging from 5% to 7%. The Company generally no longer sells notes receivable from independent operators to CLI Fleet, although CLI Fleet continues to provide vehicle financing to the Company's independent operators.

PNC

  In May 1996, the exercise price of a warrant issued to PNC Capital Corp. ("PNC") was reduced from $6.14 to $4.65 per share. In addition, in connection with the Recapitalization (as defined in Note 17 in the Company's Consolidated Financial Statements), Carey repaid approximately $912,000 of the $3.8 million in principal outstanding on its subordinated note held by PNC and applied the balance of the outstanding principal to pay the purchase price for 616,544 shares of Common Stock issued to PNC upon exercise of the warrant held by it. David McL. Hillman, a director of the Company, is Executive Vice President of PNC.

YERAC

  In May 1996, the exercise price of a warrant to purchase 86,003 shares of Common Stock owned by Yerac Associates, L.P. ("Yerac") was reduced from $6.14 to $4.65 per share. In addition, in connection with the Recapitalization, Yerac converted the entire outstanding balance of a $2.0 million subordinated note held by it into approximately 430,000 shares of Common Stock. From the net proceeds of the IPO, the Company repaid approximately $1.1 million of additional outstanding indebtedness to Yerac. Messrs. Wolfington and Dailey are limited partners of Yerac. See "Principal and Selling Stockholders."

OTHER TRANSACTIONS INVOLVING OFFICERS AND DIRECTORS

  In connection with the Recapitalization, the Company redeemed 22,000 shares of its Series A Preferred Stock held by H&Q and entities then affiliated with H&Q for an aggregate of $1.1 million in cash plus 44,974 shares of Common Stock. Also in connection with the Recapitalization, such entities received an aggregate of 900,089 shares of Common Stock as a result of the conversion of 5,500 shares of Series B Preferred Stock and

31,864 shares of Series G Preferred Stock. William R. Hambrecht, a director of the Company, is a director and chairman of Hamco Capital Corporation and a trustee of The Hambrecht 1980 Revocable Trust. Prior to January 1, 1998, Mr. Hambrecht was affiliated in different capacities with the various entities comprising H&Q, including as a general partner of Hambrecht & Quist Venture Partners ("Partners"). Partners currently is the general partner of H&Q London Ventures. Certain of the entities comprising H&Q are Selling Stockholders. See "Principal and Selling Stockholders."

  Vincent A. Wolfington, the Company's Chairman and Chief Executive Officer, and Don R. Dailey, the Company's President, each personally guaranteed certain indebtedness of the Company in the original principal amount of $4.5 million and was paid $45,000 during 1996 for such guarantee. The Company used part of the net proceeds of the IPO to repay the entire outstanding amount of the underlying indebtedness, and following the repayment the guarantees were terminated. In connection with the Recapitalization, Messrs. Wolfington and Dailey received $20,250 and $13,650, respectively, and 7,569 shares and 5,123 shares of Common Stock, respectively, as a result of the redemption of the shares of Series A Preferred Stock and the conversion of the shares of Series G Preferred Stock beneficially owned by each of them.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The following summary description of the Common Stock and the Preferred Stock is qualified by reference to the Company's Amended and Restated Certificate of Incorporation included as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  As of May 6, 1998, there were 7,808,145 shares of Common Stock outstanding, and outstanding options and warrants to purchase an aggregate of 1,178,780 shares of Common Stock (exclusive of 977,000 shares of Common Stock that may be purchased upon the exercise of options granted subject to stockholder approval of the 1997 Plan, as amended). A total of 4,145 additional shares of Common Stock are reserved for issuance under the 1992 Plan, 142,523 additional shares of Common Stock are reserved for issuance under the 1997 Plan and 70,000 additional shares of Common Stock are reserved for issuance under the Directors' Plan. The Board of Directors has amended the 1997 Plan to increase by 500,000 the number of shares of Common Stock that may be issued thereunder, subject to stockholder approval. See "Management--Equity Incentive Plans." Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. The Company's agreements with its principal lenders prohibit dividend payments. See "Dividend Policy." All outstanding shares of Common Stock are fully paid and nonassessable and the holders thereof have no preferences or conversion, exchange or pre-emptive rights. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock, if any.

PREFERRED STOCK

  Currently, there are no shares of Preferred Stock of the Company issued and outstanding. Preferred Stock may be issued in one or more series without further stockholder authorization, and the Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the Preferred Stock, to establish series of Preferred Stock and to fix and determine the variations as among series. Preferred Stock, if issued, would have priority over the Common Stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and may be subject to repurchase or redemption by the Company. The Board of Directors, without approval of the holders of the Common Stock, can issue Preferred Stock with voting and conversion rights (including multiple voting rights) which could adversely affect the rights of holders of Common Stock. In addition to having a preference with respect to dividends or liquidation proceeds, Preferred Stock, if issued, may be entitled to the allocation of capital gains from the sale of the Company's assets. Although the Company has no present plans to issue any shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal.

CLASSIFIED BOARD OF DIRECTORS

  The Restated Certificate of Incorporation and By-laws of the Company provide for the Board of Directors to be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire either at the 1998, 1999 or 2000 annual meeting of stockholders. Starting with the 1998 annual meeting of stockholders, one class of directors will be elected each year for a three-year term. See "Management."

  The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board of

Directors, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that such continuity and stability, in turn, will permit the Board of Directors to represent more effectively the interests of its stockholders.

  With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of the Board of Directors. As a result, a provision relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock because the provision could operate to prevent a rapid change in control of the Board of Directors. The classification provision also could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the DGCL, unless a corporation's certificate of incorporation otherwise provides, a director on a classified board may be removed by the stockholders of the corporation only for cause.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS OF DIRECTORS

  The By-laws establish an advance notice procedure with regard to the nomination by the stockholders of the Company of candidates for election as directors (the "Nomination Procedure") and with regard to other matters to be brought by stockholders before a meeting of stockholders of the Company (the "Business Procedure").

  The Nomination Procedure requires that a stockholder give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive offices of the Company neither less than 60 days nor more than 90 days prior to the meeting, in proper form, of a planned nomination for the Board of Directors. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

  Under the Business Procedure, a stockholder seeking to have any business conducted at any meeting must give written notice to the Secretary of the Company, delivered to or mailed and received at the principal executive offices of the Company neither less than 60 days nor more than 90 days prior to the meeting, in proper form, subject to the requirements of the proxy solicitation rules under the Exchange Act. Detailed requirements as to the form and timing of that notice are specified in the By-laws. If the Chairman determines that the other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

  Although the By-laws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the By-laws (i) may have the effect of precluding nominations for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

OTHER PROVISIONS

  Special Meetings of the Stockholders of the Company. The Company's By-laws provide that a special meeting of the stockholders of the Company only may be called by the Chairman of the Board, or by order of the Board of Directors. That provision prevents stockholders from calling a special meeting of stockholders and potentially limits the stockholders' ability to offer proposals to the annual meetings of stockholders, if no special meetings are otherwise called by the Chairman or the Board.

  Amendment of the By-laws. The Company's Restated Certificate of
Incorporation provides that the By-laws only may be amended by a vote of the Board of Directors or by a vote of at least 75% of the outstanding shares of the Company's stock entitled to vote in the election of directors.

  No Action by Written Consent. The Company's Restated Certificate of Incorporation does not permit the Company's stockholders to act by written consent. As a result, any action to be taken by the Company's stockholders must be taken at a duly called meeting of the stockholders.

DELAWARE ANTI-TAKEOVER STATUTE

  The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (a) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. An "interested stockholder" is defined as any person that is (y) the owner of 15% or more of the outstanding voting stock of the corporation or (z) an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the completion of this offering, the Company will have 9,158,145 shares of Common Stock outstanding. Of these shares, 7,571,451 shares will be freely tradeable without restriction under the Securities Act. The remaining 1,586,694 shares represent (i) shares beneficially owned by "affiliates" of the Company (as that term is defined in Rule 144) and (ii) shares issued to affiliates of companies acquired by the Company during the past year, none of which shares may be sold in the open market except in compliance with the applicable requirements of Rule 144.

  Also upon the completion of this offering, if issued upon the exercise of outstanding warrants, 263,953 shares of Common Stock also will constitute restricted securities within the meaning of Rule 144 and will be eligible for sale in the open market subject to the applicable requirements of Rule 144 discussed below.

  As of May 6, 1998 there were 914,827 shares of Common Stock issuable upon the exercise of outstanding options under the Company's Equity Plans and Directors' Plan and an additional 216,668 shares of Common Stock reserved for future award or grant under such plans (exclusive of 977,000 shares of Common Stock that may be purchased upon the exercise of options granted subject to stockholder approval of the 1997 Plan, as amended). The Board of Directors has amended the 1997 Plan to increase by 900,000 the number of shares of Common Stock that may be issued thereunder, subject to stockholder approval. See "Management--Equity Incentive Plans." The Company has filed a registration statement on Form S-8 to register shares of Common Stock for issuance under the Equity Plans and Directors' Plan. Common Stock issued pursuant to such registration statement upon exercise of outstanding vested options granted pursuant to the Equity Plans and Directors' Plan, other than Common Stock issued to affiliates of the Company, is available for immediate resale in the open market.

  The Company also has filed a registration statement on Form S-4 to register shares of Common Stock for issuance by the Company in acquisitions. Shares of Common Stock issued pursuant to such registration statement are available for immediate resale in the open market, except the resale of such shares by affiliates of acquired companies is subject to the restrictions and limitations imposed by Rule 145 under the Securities Act. As of May 6, 1998, 593,881 shares of Common Stock remain available for issuance under the registration statement.

  In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell that number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sales. Sales under Rule 144 also are subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Any shares not constituting restricted securities sold by affiliates must be sold in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed from the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately and without regard to the volume limitations and other conditions described above.

  The Company, its directors and executive officers and the Selling Stockholders (except those described below) have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose or cause the disposition of any shares of Common Stock, or securities convertible into or exchangeable or exercisable for such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC, except for (i) in the case of the Company, Common Stock issued pursuant to any employee or director benefit plans described herein or in connection with acquisitions and
(ii) in the case of directors, executive officers and the Selling Stockholders, the exercise of stock options pursuant to benefit plans described herein and shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the 90-day period applying to shares so issued or transferred.

One group of Selling Stockholders affiliated with H&Q, which after this offering will beneficially own an aggregate of 207,485 shares of Common Stock, has agreed not to sell such shares for 60 days after the date of this Prospectus on terms identical to those described above. In evaluating any request for a waiver of the 60-day or 90-day lock-up period, NationsBanc Montgomery Securities LLC will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance.

  The holder of 228,571 shares of Common Stock issued in connection with the acquisition of Manhattan Limousine will be entitled to certain demand and piggy-back registration rights beginning June 2, 1998. Of this amount, 25,000 shares are being sold in this offering and an additional 25,000 shares will be sold if the Underwriters exercise in full their over-allotment option. See "Principal and Selling Stockholders." Holders of warrants to purchase 150,000 shares of Common Stock (including NationsBanc Montgomery Securities LLC, which holds warrants to purchase 67,500 of such shares) currently are entitled to certain piggy-back registration rights, and will be entitled to certain demand registration rights beginning June 2, 1998. The warrant holders have waived their piggy-back registration rights in connection with this offering.

  Sales of substantial amounts of Common Stock by existing stockholders could have an adverse impact on the prevailing market price of the Common Stock. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and among the Company, the Selling Stockholders and the Underwriters, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                       NUMBER OF
       UNDERWRITERS                                                     SHARES
       ------------                                                    ---------
   NationsBanc Montgomery Securities LLC..............................
   Wheat First Securities, Inc. ......................................
                                                                       ---------
       Total.......................................................... 2,162,000
                                                                       =========

  The Underwriters have advised the Company and the Selling Stockholders that the Underwriters propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow
selected dealers a concession of not more than $    per share; and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $    per share to certain other dealers. After the offering, the public offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company and certain of the Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate maximum of 324,300 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The Company's executive officers and directors and the Selling Stockholders (except those described below) have agreed that for a period of 90 days after the date of this Prospectus they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 90 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the 90-day period applying to shares so issued or transferred. One group of Selling Stockholders affiliated with H&Q, which after this offering will beneficially own an aggregate of 207,485 shares of Common Stock, has agreed not to sell such shares for 60 days after the date of this Prospectus on terms identical to those described above. In evaluating any request for a waiver of the 60-day or 90-day lock-up period, NationsBanc Montgomery Securities LLC will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

  In connection with this offering, the Underwriters and selling group members (if any) who are qualified market makers on Nasdaq may engage in passive market making transactions in the Common Stock on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during the business day prior to the pricing of the offering before the commencement of offers of sales of the Common Stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  In connection with this offering, the Underwriters and selling group members, if any, and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of this offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 324,300 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the shares offered will be passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company as of November 30, 1996 and 1997, and for each of the three years in the period ended November 30, 1997, included in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The combined financial statements of Manhattan Limousine as of September 30, 1996, and for the year ended September 30, 1996, included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph relating to the restatement of such financial statements, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission.

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company, reference hereby is made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission referenced above.

  The Company's Common Stock is quoted on Nasdaq under the trading symbol "CARY." Reports, proxy statements and other information about the Company also may be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CAREY INTERNATIONAL, INC.
PRO FORMA CONSOLIDATED FINANCIAL STATEMENT
Pro Forma Statement of Operations for year ended November 30, 1997........   F-3
Notes to Pro Forma Consolidated Financial Statement.......................   F-4
CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Consolidated Financial Statements
Balance Sheet as of February 28, 1998.....................................   F-5
Statements of Operations for the three months ended February 28, 1997 and
 1998.....................................................................   F-6
Statements of Cash Flows for the three months ended February 28, 1997 and
 1998.....................................................................   F-7
Notes to Consolidated Financial Statements................................   F-8
Audited Consolidated Financial Statements
Report of Independent Accountants.........................................  F-11
Balance Sheets as of November 30, 1996 and 1997...........................  F-12
Statements of Operations for the years ended November 30, 1995, 1996 and
 1997.....................................................................  F-13
Statements of Changes in Stockholders' Equity for the years ended November
 30, 1995, 1996
 and 1997.................................................................  F-14
Statements of Cash Flows for the years ended November 30, 1995, 1996 and
 1997.....................................................................  F-15
Notes to Consolidated Financial Statements................................  F-16
MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE
Combined Financial Statements
Report of Independent Accountants.........................................  F-34
Balance Sheets as of September 30, 1996 and April 30, 1997 (unaudited)....  F-35
Statements of Operations and Accumulated Deficit for the year ended
 September 30, 1996 and the
 seven months ended April 30, 1997 (unaudited)............................  F-36
Statements of Cash Flows for the year ended September 30, 1996 and the seven months ended
 April 30, 1997 (unaudited)...............................................  F-37
Notes to Combined Financial Statements....................................  F-38

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

                             BASIS OF PRESENTATION

  The Pro Forma Consolidated Statement of Operations for the year ended November 30, 1997 is based on the consolidated financial statements of Carey International, Inc. and subsidiaries (the "Company") and Manhattan International Limousine Network Ltd. and Affiliate ("Manhattan Limousine"). The Pro Forma Consolidated Statement of Operations for the year ended November 30, 1997 has been prepared assuming the acquisition of Manhattan Limousine occurred on December 1, 1996. For purposes of the Pro Forma Consolidated Statement of Operations for the year ended November 30, 1997, Manhattan Limousine's Statement of Operations for the six months ended March 31, 1997 has been combined with the Consolidated Statement of Operations of the Company for the year ended November 30, 1997. The Pro Forma Consolidated Statement of Operations also reflects the issuance of shares of Common Stock (net of underwriting discounts) required to: (i) repay certain existing debt of the Company, (ii) pay the cash and note portions of the purchase price for Manhattan Limousine, (iii) repay certain debt assumed in connection with the acquisition of Manhattan Limousine, and (iv) redeem certain preferred stock of the Company. The Pro Forma Consolidated Statement of Operations also reflects the issuance of shares of Common Stock in connection with (i) the acquisition of Manhattan Limousine, (ii) the Recapitalization and (iii) the conversion of certain debt into Common Stock upon the closing of the initial public offering (the "IPO"). All of the aforementioned shares are assumed to have been issued, the debt repaid or converted and the preferred stock redeemed at the beginning of the period presented, and thus interest expense attributable to such debt has been eliminated.

  The Pro Forma Consolidated Statement of Operations does not purport to represent what the Company's actual results of operations would have been had the acquisition of Manhattan Limousine occurred as of such date, or to project the Company's results of operations for any period or date, nor does it give effect to any matters other than those described in the notes thereto. The Pro Forma Consolidated Financial Statement should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                               FOR THE YEAR ENDED NOVEMBER 30, 1997
                          -----------------------------------------------------------------------------------
                                  ACTUAL
                          -----------------------
                                       MANHATTAN   ACQUISITION    RECAPITALIZATION    OTHER
                            COMPANY    LIMOUSINE   ADJUSTMENTS      ADJUSTMENTS    ADJUSTMENTS     PRO FORMA
                          -----------  ----------  -----------    ---------------- -----------    -----------
Revenue, net............  $86,378,313  $9,885,506   $     --          $    --       $    --       $96,263,819
Cost of revenue.........   57,890,393   6,126,205         --               --            --        64,016,598
                          -----------  ----------   ---------         --------      --------      -----------
  Gross profit..........   28,487,920   3,759,301         --               --            --        32,247,221
Selling, general and
 administrative
 expense................   20,111,590   3,010,144     (46,865)(1)          --         75,000 (6)   23,539,702
                                                      389,833 (2)
                          -----------  ----------   ---------         --------      --------      -----------
  Operating income......    8,376,330     749,157    (342,968)             --        (75,000)       8,707,519
Other income (expense)
  Interest expense......   (1,141,946)   (457,017)    (37,310)(3)      250,000(5)    939,267 (6)     (447,006)
  Interest and other
   income...............      451,388      16,500     (16,500)(4)          --            --           451,388
                          -----------  ----------   ---------         --------      --------      -----------
Income before provision
 for income taxes.......    7,685,772  $  308,640   $(396,778)        $250,000      $864,267        8,711,901
                                       ==========   =========         ========      ========
Provision for income
 taxes..................    3,162,282                                                               3,585,098 (7)
                          -----------                                                             -----------
Net income .............  $ 4,523,490                                                             $ 5,126,803
                          ===========                                                             ===========
Pro forma net income per
 common share--basic....                                                                          $      0.67 (8)
                                                                                                  ===========
Pro forma net income per
 common
 share--diluted.........                                                                          $      0.64 (8)
                                                                                                  ===========
Pro forma weighted
 average common shares
 outstanding used in
 computing net income
 per share--basic.......                                                                            7,641,861 (8)
                                                                                                  ===========
Pro forma weighted
 average common shares
 outstanding used in
 computing net income
 per share--diluted.....                                                                            8,003,489 (8)
                                                                                                  ===========


   The accompanying notes are an integral part of this pro forma consolidated financial statement.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

  To date, all of the Company's acquisitions have been accounted for under the purchase method of accounting with the results of the acquired companies included in the Company's statement of operations beginning on the date of the acquisition, except for Indy Connection which has been accounted for under the pooling-of-interests method.

(1) Gives effect to the elimination from the Combined Statement of Operations of Manhattan Limousine of a one-time charge related to advances to a non-combined affiliate of Manhattan Limousine which were approximately $7,000 for the year ended November 30, 1997 and redundant administrative and other costs immediately identifiable at the time of the acquisition (relating to salary and benefits of a stockholder of Manhattan Limousine and members of his family which will not be incurred by the Company) of approximately $40,000 for the year ended November 30, 1997.

(2) Gives effect to the amortization of approximately $340,000 for the year ended November 30, 1997 of goodwill recognized with respect to the acquisition of Manhattan Limousine and $50,000 for the year ended November 30, 1997 of consulting fees to be paid pursuant to a consulting agreement entered into in connection with the acquisition of Manhattan Limousine. Goodwill is being amortized over a 30-year period.

(3) Gives effect to an increase in interest associated with the promissory notes in the aggregate amount of $4.8 million used to acquire Manhattan Limousine and the interest on the increase of $520,000 in Manhattan Limousine's mortgage note in January 1997, both of which were repaid out of the proceeds of the IPO (see (6) below). Also gives effect to a decrease in interest expense associated with the debt retained by a stockholder of Manhattan Limousine.

(4) Gives effect to the elimination of interest income related to a note receivable retained by a stockholder of Manhattan Limousine.

(5) Reflects the elimination of approximately $250,000 for the year ended November 30, 1997 of interest on certain debt converted into Common Stock.

(6) Reflects directors' and officers' insurance costs incurred by the Company in connection with being a public registrant and the elimination of approximately $939,000 for the year ended November 30, 1997 of interest on certain current and long-term debt repaid from the proceeds of the IPO or converted into Common Stock.

(7) Reflects the estimated provision for income taxes at an assumed rate of 41.1% for the year ended November 30, 1997 after giving consideration to nondeductible goodwill expense.

(8) Pro forma net income per share-basic was computed by dividing the pro forma net income for the year ended November 30, 1997 by the pro forma weighted average number of shares outstanding for the year. Diluted pro forma net income per common share assumes an increase in common shares outstanding for options and warrants that are exercisable for a specified price. The dilutive effect of the options and warrants is measured using the treasury method.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   FEBRUARY 28,
                                                                       1998
                                                                   ------------
                                                                   (UNAUDITED)
                              ASSETS
Cash and cash equivalents......................................... $ 3,786,533
Accounts receivable, net .........................................  13,219,513
Notes receivable from contracts, current portion..................     729,030
Prepaid expenses and other current assets.........................   1,784,834
                                                                   -----------
    Total current assets..........................................  19,519,910
Fixed assets, net.................................................   9,182,979
Notes receivable from contracts, excluding current portion........   8,444,485
Franchise rights, net.............................................   5,053,367
Trade name, trademark and contract rights, net....................   6,448,942
Goodwill and other intangible assets, net.........................  31,886,854
Deferred tax assets...............................................     736,301
Deposits and other assets.........................................   1,631,915
                                                                   -----------
    Total assets.................................................. $82,904,753
                                                                   ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable.................................. $   782,824
Current portion of capital leases.................................     435,294
Accounts payable and accrued expenses.............................  14,724,983
                                                                   -----------
    Total current liabilities.....................................  15,943,101
Notes payable, excluding current portion..........................   2,530,971
Capital leases, excluding current portion.........................   1,000,668
Deferred tax and other long-term liabilities......................     456,132
Deferred revenue..................................................  13,638,079
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value; 20,000,000 authorized shares,
   7,687,143 issued and outstanding shares........................      76,871
  Additional paid-in capital......................................  45,347,752
  Retained earnings...............................................   3,911,179
                                                                   -----------
    Total stockholders' equity....................................  49,335,802
                                                                   -----------
      Total liabilities and stockholders' equity.................. $82,904,753
                                                                   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        THREE MONTHS ENDED
                                                           FEBRUARY 28,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
                                                            (UNAUDITED)
Revenue, net........................................  $15,594,829  $23,650,588
Cost of revenue.....................................   10,468,948   16,176,915
                                                      -----------  -----------
    Gross profit....................................    5,125,881    7,473,673
Selling, general and administrative expense.........    4,214,347    5,848,261
                                                      -----------  -----------
    Operating income................................      911,534    1,625,412
Other income (expense):
    Interest expense................................     (428,380)    (114,420)
    Interest income.................................       29,819       54,794
    Gain on sales of fixed assets...................      121,479       32,198
                                                      -----------  -----------
Income before provision for income taxes............      634,452    1,597,984
Provision for income taxes..........................      268,741      680,741
                                                      -----------  -----------
Net income..........................................  $   365,711  $   917,243
                                                      ===========  ===========
Net income per common share--basic..................  $      0.27  $      0.12
                                                      ===========  ===========
Net income per common share--diluted................  $      0.11  $      0.11
                                                      ===========  ===========
Weighted average common shares used in computing net
 income per common share--basic.....................    1,377,556    7,651,953
                                                      ===========  ===========
Weighted average common shares used in computing net
 income per common share--diluted...................    4,086,211    8,064,323
                                                      ===========  ===========
Pro forma net income per common share--basic........  $      0.12
                                                      ===========
Pro forma net income per common share--diluted .....  $      0.11
                                                      ===========
Pro forma weighted average common shares used in
 computing net income per common share--basic.......    3,877,351
                                                      ===========
Pro forma weighted average common shares used in
 computing net income per common share--diluted ....    4,172,214
                                                      ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED
                                                      --------------------------
                                                      FEBRUARY 28,  FEBRUARY 28,
                                                          1997          1998
                                                      ------------  ------------
                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income......................................... $   365,711   $   917,243
  Adjustments to reconcile net income to net cash
   from operating activities:
    Depreciation and amortization of fixed assets....     426,461       633,310
    Amortization of intangible assets................     240,222       409,702
    Gain on sales of fixed assets....................    (121,479)      (32,198)
    Provision for deferred taxes.....................    (133,810)      (74,756)
    Change in deferred revenue.......................     447,417       241,975
    Changes in operating assets and liabilities
      Accounts receivable............................   2,701,016     3,230,432
      Notes receivable from contracts................    (519,510)     (338,912)
      Prepaid expenses, deposits and other assets....    (684,642)     (483,683)
      Accounts payable and accrued expenses..........  (2,864,825)   (3,361,407)
      Deferred rent and other long-term liabilities..     130,388      (737,445)
                                                      -----------   -----------
        Net cash provided by (used in) operating
         activities..................................     (13,051)      404,261
                                                      -----------   -----------
Cash flows from investing activities:
  Proceeds from sales of fixed assets................     402,062       518,584
  Purchases of fixed assets..........................    (532,150)     (749,530)
  Acquisitions of chauffeured vehicle service
   companies.........................................     (35,811)   (1,171,636)
                                                      -----------   -----------
        Net cash used in investing activities........    (165,899)   (1,402,582)
                                                      -----------   -----------
Cash flows from financing activities:
  Principal payments under capital lease
   obligations.......................................     (50,016)     (248,733)
  Payments of notes payable..........................  (1,280,042)     (474,802)
  Proceeds from notes payable........................     400,000           --
  Proceeds from issuance of stock....................         --        174,987
                                                      -----------   -----------
        Net cash used in financing activities........    (930,058)     (548,548)
                                                      -----------   -----------
Net decrease in cash and cash equivalents............  (1,109,008)   (1,546,869)
Cash and cash equivalents at beginning of period.....   2,867,711     5,333,402
                                                      -----------   -----------
Cash and cash equivalents at end of period........... $ 1,758,703   $ 3,786,533
                                                      ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND ORGANIZATION

 General

  Carey International, Inc. (the "Company") provides services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The Company owns and operates service providers in the form of wholly-owned subsidiaries in the following cities:
Indianapolis (Carey Limousine Indiana, Inc., See Note 3), London, England (Carey UK Limited), Los Angeles (Carey Limousine L.A., Inc.), New York (Carey Limousine N.Y., Inc. and Manhattan International Limousine Network, Ltd.), Philadelphia (Carey Limousine Corporation, Inc.), San Francisco (Carey Limousine SF, Inc.), South Florida (Carey Limousine Florida, Inc.) and Washington, D.C. (Carey Limousine D.C., Inc.). In addition, the Company licenses the "Carey" name, and provides central reservations, billing, and sales and marketing services to its licensees. The Company's worldwide network includes affiliates in locations in which the Company has neither owned and operated locations nor licensees. The Company provides central reservations and billing services to such affiliates.

 Acquisitions

  The Company is engaged in a program of acquiring chauffeured vehicle service businesses. The chauffeured vehicle service businesses that the Company seeks to acquire may be in cities in which the Company has owned and operated service providers, licensees operating under the Carey name and trademark, and affiliates of the Company. In fiscal 1997 the Company acquired chauffeured vehicle service companies in New York, Los Angeles and Indianapolis. In the first quarter of fiscal 1998, the Company acquired a chauffeured vehicle service company in London, England (See Note 3).

2. BASIS OF PRESENTATION

  The accompanying consolidated financial statements and these notes do not include all of the disclosures included in the Company's audited consolidated financial statements for the years ended November 30, 1995, 1996 and 1997, and should be read in conjunction with those financial statements. For further information, such as the significant accounting policies followed by the Company, refer to the notes to the Company's consolidated audited financial statements.

  The consolidated financial statements included herein have not been audited. However, in the opinion of management, the consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the periods reflected. The results for these periods are not necessarily indicative of the results for the full fiscal year.

 Pro forma net income per common share

  Consistent with Staff Accounting Bulletin IB-2, the Company has recalculated historical weighted average common shares outstanding and net income per common share to give effect to a recapitalization as if it occurred at December 1, 1996 (see Note 17 to the audited consolidated financial statements). The recalculated pro forma net income per common share is determined by (i) adjusting net income available to common shareholders to reflect the elimination in interest expense, net of taxes, resulting from the conversion of $4,867,546 of subordinated debt into Common Stock and (ii) increasing the weighted average common shares outstanding by the number of common shares resulting from the conversion of such debt, as well as the partial conversion of the Series A Preferred Stock.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

3. ACQUISITIONS

  In the periods ended February 28, 1997 and 1998, the following acquisition activity was recorded by the Company:

                                                             THREE MONTHS ENDED
                                                                FEBRUARY 28,
                                                             ------------------
                                                              1997      1998
                                                             ------- ----------
   Fair value of net assets and liabilities acquired:
   Receivables and other assets............................. $   --  $  551,281
   Fixed assets.............................................     --     815,616
   Goodwill and other intangibles...........................  35,811  1,171,787
   Deferred taxes...........................................     --     160,000
   Accounts payable and accrued expenses....................     --    (975,657)
   Capital leases...........................................     --    (551,391)
                                                             ------- ----------
   Fair value of assets and liabilities acquired............ $35,811 $1,171,636
                                                             ======= ==========
   Cash payments............................................ $35,811 $1,171,636
                                                             ======= ==========

4. COMMITMENTS AND CONTINGENCIES

  In the normal course of business, the Company is subject to various legal actions which are not material to the financial condition, results of operations or cash flows of the Company.

  The federal income tax returns of one of the corporations acquired by the Company have been examined by the Internal Revenue Service ("IRS") for periods prior to the acquisition date. The IRS has notified the acquired corporation of challenges to its methods of accounting and the tax treatment of certain items in those tax returns. The Company believes that any assessments ultimately sustainable by the IRS in this matter would be offset, in large part, by indemnification payments under the acquisition agreements, and would not have a material effect on the financial position, results of operations or cash flows of the Company.

5. NET INCOME PER COMMON SHARE

  In 1998, the Company adopted SFAS No. 128, Earnings Per Share. Basic net income per common share has been computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding plus an assumed increase in common shares outstanding for dilutive securities. Dilutive securities consist of convertible securities which are dilutive, preferred stock, and options and warrants to acquire common stock for a specified price and their dilutive effect is measured using the treasury method. Net income per common share amounts for all other periods presented have been restated to conform to SFAS No. 128.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  Net income per common share, on a historical basis, is as follows:

                                                          THREE MONTHS ENDED
                                                             FEBRUARY 28,
                                                         ---------------------
                                                            1997       1998
                                                         ---------- ----------
Net income.............................................. $  365,711 $  917,243
Effect of conversion of subordinated debt...............     88,268        --
                                                         ---------- ----------
Net income available to common stockholders plus effect
 of conversions......................................... $  453,979 $  917,243
                                                         ========== ==========
Weighted average common shares outstanding--basic.......  1,377,556  7,651,953
Dilutive effect of:
 Stock options..........................................    231,375    342,171
 Warrants...............................................     63,488     70,199
 Convertible preferred stock:
  Series B preferred stock..............................    663,761        --
  Series F preferred stock..............................    135,025        --
  Series G preferred stock..............................    673,638        --
 Effect of conversion of subordinated debt..............    941,368        --
                                                         ---------- ----------
Weighted average common shares outstanding--diluted.....  4,086,211  8,064,323
                                                         ========== ==========
Net income per share--basic............................. $     0.27 $     0.12
                                                         ========== ==========
Net income per share--diluted........................... $     0.11 $     0.11
                                                         ========== ==========

6. SUBSEQUENT EVENTS

  In March 1998, the Company acquired a chauffeured vehicle limousine company in Boston and entered into a definitive agreement to acquire certain assets of an additional company in Boston.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Carey International, Inc.

  We have audited the accompanying consolidated balance sheets of Carey International, Inc. and Subsidiaries as of November 30, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carey International Inc. and Subsidiaries as of November 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Washington, D.C.
January 30, 1998, except as to
Note 16, for which the
date is February 28, 1998

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               NOVEMBER 30,
                                                          ------------------------
                                                             1996         1997
                                                          -----------  -----------
                         ASSETS
Cash and cash equivalents................................ $ 2,867,711  $ 5,333,402
Accounts receivable, net of allowance for doubtful
 accounts of $535,000 in 1996 and $639,000 in 1997.......  10,542,331   15,932,426
Notes receivable from contracts, current portion.........     402,751      670,266
Prepaid expenses and other current assets................   2,061,738    1,435,176
                                                          -----------  -----------
    Total current assets.................................  15,874,531   23,371,270
Fixed assets, net of accumulated depreciation of
 $4,687,000 in 1996 and $5,116,000 in 1997...............   5,790,391    9,278,319
Notes receivable from contracts, excluding current
 portion.................................................     769,201    8,164,337
Franchise rights, net of accumulated amortization of
 $1,729,000 in 1996 and $1,965,000 in 1997...............   5,348,264    5,112,348
Trade name, trademark and contract rights, net of
 accumulated amortization of $973,000 in 1996 and
 $1,164,000 in 1997......................................   6,685,135    6,493,693
Goodwill and other intangible assets, net of accumulated
 amortization of $840,000 in 1996 and $1,500,000 in
 1997....................................................   7,285,933   30,991,450
Deferred tax assets......................................     949,962      501,545
Deposits and other assets................................   1,263,525    1,481,252
                                                          -----------  -----------
    Total assets......................................... $43,966,942  $85,394,214
                                                          ===========  ===========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable......................... $ 5,858,249  $   996,575
Current portion of capital leases........................     199,224      321,965
Current portion of subordinated notes payable............     440,000          --
Accounts payable and accrued expenses....................  11,564,963   17,054,081
                                                          -----------  -----------
    Total current liabilities............................  18,062,436   18,372,621
Notes payable, excluding current portion.................   6,035,964    2,792,022
Capital leases, excluding current portion................     663,030    1,339,666
Subordinated notes payable, excluding current portion....   5,340,000          --
Deferred rent and other long-term liabilities............     111,281    1,193,577
Deferred revenue.........................................   6,181,147   13,396,104
Commitments and contingencies
Stockholders' equity:
  Preferred stock .......................................   1,115,400          --
  Class A common stock, $.01 par value; authorized
   314,000 shares, none issued and outstanding as of
   November 30, 1996; none authorized as of November 30,
   1997..................................................         --           --
  Common stock, $0.01 par value; authorized 20,000,000
   shares; issued and outstanding 1,377,556 shares as of
   November 30, 1996 and 7,630,007 as of November 30,
   1997..................................................      13,776       76,300
  Additional paid-in capital.............................   7,841,371   45,173,336
  Retained earnings (accumulated deficit)................  (1,397,463)   3,050,588
                                                          -----------  -----------
    Total stockholders' equity...........................   7,573,084   48,300,224
                                                          -----------  -----------
    Total liabilities and stockholders' equity........... $43,966,942  $85,394,214
                                                          ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                YEAR ENDED NOVEMBER 30,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Revenue, net............................  $48,969,395  $65,544,942  $86,378,313
Cost of revenue.........................   33,027,209   43,649,178   57,890,393
                                          -----------  -----------  -----------
  Gross profit..........................   15,942,186   21,895,764   28,487,920
Selling, general and administrative
 expense................................   14,081,152   16,726,610   20,111,590
                                          -----------  -----------  -----------
  Operating income......................    1,861,034    5,169,154    8,376,330
Other income (expense):
  Interest expense......................   (1,910,966)  (1,898,231)  (1,141,946)
  Interest income.......................      262,647      162,711      231,384
  Gain on sales of fixed assets.........      156,005      355,754      220,004
                                          -----------  -----------  -----------
Income before provision for income
 taxes..................................      368,720    3,789,388    7,685,772
Provision for income taxes..............      270,599      294,421    3,162,282
                                          -----------  -----------  -----------
Net income..............................  $    98,121  $ 3,494,967  $ 4,523,490
                                          ===========  ===========  ===========
Net income per common share--basic .....  $      0.07  $      2.57  $      1.00
                                          ===========  ===========  ===========
Net income per common share--diluted....  $      0.03  $      1.01  $      0.77
                                          ===========  ===========  ===========
Weighted average common shares
 outstanding used in computing net
 income per common share--basic.........    1,332,878    1,359,126    4,506,108
                                          ===========  ===========  ===========
Weighted average common shares
 outstanding used in computing net
 income per common share--diluted.......    2,817,091    3,794,291    6,137,418
                                          ===========  ===========  ===========
Pro forma net income per common share--
 basic..................................                            $      0.81
                                                                    ===========
Pro forma net income per common share--
 diluted................................                            $      0.76
                                                                    ===========
Pro forma weighted average common shares
 outstanding used in computing net
 income per common share--basic.........                              5,819,145
                                                                    ===========
Pro forma weighted average common shares
 outstanding used in computing net
 income per common share--diluted ......                              6,180,773
                                                                    ===========


   The accompanying notes are an integral part of the consolidated financial statements.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  SERIES A   SERIES B   SERIES E   SERIES F   SERIES G   CAREY INDIANA   COMMON STOCK    ADDITIONAL
                  PREFERRED  PREFERRED  PREFERRED  PREFERRED  PREFERRED    PREFERRED   -----------------   PAID-IN
                    STOCK      STOCK      STOCK      STOCK      STOCK        STOCK      SHARES      $      CAPITAL
                  ---------  ---------  ---------  ---------  ---------  ------------- --------- ------- -----------
Balance at
November 30,
1994............  $ 420,700  $ 95,800   $186,250   $100,000   $498,900     $ 80,000    1,325,032 $13,250 $ 7,791,552
Issuance of
common stock....        --        --         --         --         --           --        32,682     327      34,393
Accretion of
redeemable
preferred
stock...........        --        --       4,375        --         --           --           --      --       (4,375)
Redemption of
preferred
stock...........        --        --     (62,500)       --         --       (40,000)         --      --          --
Payment of
preferred stock
dividends.......        --        --     (30,625)       --         --           --           --      --          --
Payment of
common stock
dividends.......        --        --         --         --         --           --           --      --          --
Net income......        --        --         --         --         --           --           --      --          --
                  ---------  --------   --------   --------   --------     --------    --------- ------- -----------
Balance at
November 30,
1995............    420,700    95,800     97,500    100,000    498,900       40,000    1,357,714  13,577   7,821,570
Redemption of
preferred
stock...........        --        --     (97,500)       --         --       (40,000)         --      --          --
Issuance of
stock...........        --        --         --         --         --           --        19,842     199      19,801
Payment of
preferred stock
dividends.......        --        --         --         --         --           --           --      --          --
Payment of
common stock
dividends.......        --        --         --         --         --           --           --      --          --
Cumulative
effect of
currency
translation.....        --        --         --         --         --           --           --      --          --
Net income......        --        --         --         --         --           --           --      --          --
                  ---------  --------   --------   --------   --------     --------    --------- ------- -----------
Balance at
November 30,
1996............    420,700    95,800        --     100,000    498,900          --     1,377,556  13,776   7,841,371
Issuance of
common stock and
redemption of
preferred stock
under
Recapitalization
Plan............   (420,700)  (95,800)       --    (100,000)  (498,900)         --     2,560,071  25,601   2,853,841
Issuance of
common stock in
initial public
offering........        --        --         --         --         --           --     3,335,000  33,350  30,580,511
Issuance of
common stock in
purchases of
chauffeured
vehicle
companies.......        --        --         --         --         --           --       292,066   2,920   3,397,080
Issuance of
common stock
under option
plans...........        --        --         --         --         --           --        17,207     172      53,514
Conversion of
debt for common
stock...........        --        --         --         --         --           --        48,107     481     447,019
Payment of
common stock
dividends.......        --        --         --         --         --           --           --      --          --
Cumulative
effect of
currency
translation.....        --        --         --         --         --           --           --      --          --
Net income......        --        --         --         --         --           --           --      --          --
                  ---------  --------   --------   --------   --------     --------    --------- ------- -----------
Balance at
November 30,
1997............  $     --   $    --    $    --    $    --    $    --      $    --     7,630,007 $76,300 $45,173,336
                  =========  ========   ========   ========   ========     ========    ========= ======= ===========
                    RETAINED
                    EARNINGS        TOTAL
                  (ACCUMULATED  STOCKHOLDERS'
                    DEFICIT)       EQUITY
                  ------------- -------------
Balance at
November 30,
1994............  $(4,968,229)   $ 4,218,223
Issuance of
common stock....          --          34,720
Accretion of
redeemable
preferred
stock...........          --             --
Redemption of
preferred
stock...........          --        (102,500)
Payment of
preferred stock
dividends.......          --         (30,625)
Payment of
common stock
dividends.......      (20,901)       (20,901)
Net income......       98,121         98,121
                  ------------- -------------
Balance at
November 30,
1995............   (4,891,009)     4,197,038
Redemption of
preferred
stock...........          --        (137,500)
Issuance of
stock...........          --          20,000
Payment of
preferred stock
dividends.......         (900)          (900)
Payment of
common stock
dividends.......      (42,057)       (42,057)
Cumulative
effect of
currency
translation.....       41,536         41,536
Net income......    3,494,967      3,494,967
                  ------------- -------------
Balance at
November 30,
1996............   (1,397,463)     7,573,084
Issuance of
common stock and
redemption of
preferred stock
under
Recapitalization
Plan............          --       1,764,042
Issuance of
common stock in
initial public
offering........          --      30,613,861
Issuance of
common stock in
purchases of
chauffeured
vehicle
companies.......          --       3,400,000
Issuance of
common stock
under option
plans...........          --          53,686
Conversion of
debt for common
stock...........          --         447,500
Payment of
common stock
dividends.......     (101,857)      (101,857)
Cumulative
effect of
currency
translation.....       26,418         26,418
Net income......    4,523,490      4,523,490
                  ------------- -------------
Balance at
November 30,
1997............  $ 3,050,588    $48,300,224
                  ============= =============

   The accompanying notes are an integral part of the consolidated financial statements.

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              YEAR ENDED NOVEMBER 30,
                                        --------------------------------------
                                           1995         1996          1997
                                        -----------  -----------  ------------
Cash flows from operating activities:
 Net income............................ $    98,121  $ 3,494,967  $  4,523,490
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation and amortization of
   fixed assets........................   2,087,370    2,095,439     2,039,968
  Amortization of intangible assets....     714,199    1,064,255     1,313,456
  Gain on sales of fixed assets........    (156,005)    (355,754)     (220,004)
  Provision (benefit) for deferred
   income taxes........................     102,000   (1,346,557)      799,650
  Change in deferred revenue...........     237,306    1,455,013       565,997
  Change in operating assets and
   liabilities:
   Accounts receivable.................  (2,601,429)    (545,421)   (5,234,779)
   Notes receivable from contracts.....      11,000   (1,052,838)   (1,063,192)
   Prepaid expenses, deposits and other
    assets.............................    (189,180)    (665,084)     (912,875)
   Accounts payable and accrued
    expenses...........................   3,306,393    2,021,101       542,789
   Deferred rent and other long-term
    liabilities........................      87,490      (36,914)    1,082,296
                                        -----------  -----------  ------------
    Net cash provided by operating
     activities........................   3,697,265    6,128,207     3,436,796
                                        -----------  -----------  ------------
Cash flows from investing activities:
 Proceeds from sale of fixed assets....   1,639,766    1,788,380     1,486,780
 Purchases of fixed assets.............  (2,768,982)  (3,091,353)   (2,740,603)
 Software development costs............    (203,529)         --     (1,348,814)
 Redemption of investment in
  affiliate............................     100,000          --            --
 Acquisitions of chauffeured vehicle
  service companies....................  (3,949,393)  (1,730,232)   (8,396,017)
                                        -----------  -----------  ------------
    Net cash used in investing
     activities........................  (5,182,138)  (3,033,205)  (10,998,654)
                                        -----------  -----------  ------------
Cash flow from financing activities:
 Proceeds from sale of notes receivable
  from independent operators...........   1,493,399      733,793           --
 Principal payments under capital lease
  obligations..........................    (436,169)    (297,549)     (237,359)
 Preferred stock dividends.............     (30,625)        (900)          --
 Payment of notes payable..............  (4,496,659)  (5,976,357)  (19,164,223)
 Proceeds from notes payable...........   5,141,022    3,857,568     2,704,162
 Issuance of common stock..............      34,720       20,000    30,842,778
 Payments under Recapitalization Plan..         --           --     (4,015,952)
 Common stock dividends................     (20,901)     (42,057)     (101,857)
 Redemption of preferred stock.........    (102,500)    (137,500)          --
                                        -----------  -----------  ------------
    Net cash provided by (used in)
     financing activities..............   1,582,287   (1,843,002)   10,027,549
                                        -----------  -----------  ------------
Net increase in cash and cash
 equivalents...........................      97,414    1,252,000     2,465,691
Cash and cash equivalents at beginning
 of year...............................   1,518,297    1,615,711     2,867,711
                                        -----------  -----------  ------------
Cash and cash equivalents at end of
 year.................................. $ 1,615,711  $ 2,867,711  $  5,333,402
                                        ===========  ===========  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND ORGANIZATION

 General

  Carey International, Inc. (the Company) is one of the world's largest chauffeured vehicle service companies, providing services through a worldwide network of owned and operated companies, licensees and affiliates serving 420 cities in 65 countries. The Company owns and operates service providers in the form of wholly--owned subsidiaries in: New York (Carey Limousine NY, Inc. and Manhattan International Limousine Network, Ltd.), San Francisco (Carey Limousine SF, Inc.), Los Angeles (Carey Limousine L.A., Inc.), London (Carey UK Limited), Indianapolis (Carey Limousine Indiana, Inc., See Note 2), Washington, DC (Carey Limousine DC, Inc.), South Florida (Carey Limousine Florida, Inc.) and Philadelphia (Carey Limousine Corporation, Inc.). In addition, the Company generates revenues from licensing the "Carey" name, and from providing central reservations, billing, sales and marketing services to its licensees. The Company's worldwide network also included affiliates in locations in which the Company has neither owned and operated locations nor licensees. The Company provides central reservations and billing services to such affiliates.

 Acquisitions

  The Company is engaged in a program of acquiring chauffeured vehicle service businesses. Such acquisitions include unaffiliated chauffeured vehicle service businesses, some of which may be in cities in which the Company has owned and operated service providers, licensees operating under the Carey name and trademark, and affiliates of the Company. In 1995, these acquisitions included chauffeur vehicle service companies operating in Washington, DC, South Florida and San Francisco. In 1996, the Company acquired a chauffeured vehicle service company in London, England. In 1997, the Company acquired chauffeured vehicle service companies in New York, Los Angeles and Indianapolis.

 Reverse Stock Split

  In connection with the Company's initial public offering ("IPO") completed June 2, 1997, the Company's Board of Directors authorized a one for 2.3255 reverse stock split of the outstanding shares of the Company's common stock. All references to common stock, options, warrants and per share data have been restated to give effect to the reverse stock split. On February 25, 1997, the Board of Directors also authorized a Recapitalization Plan the ("Recapitalization"), which is more fully described in Note 17.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation

  The consolidated financial statements of Carey International, Inc. and subsidiaries have been prepared to give retroactive effect to the merger of Indy Connection Limousines, Inc. and subsidiary (Indy Connection) with and into Carey International, Inc. and subsidiaries on October 31, 1997 (See Note
13). The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

 Notes receivable from contracts

  An important component of the Company's operating strategy involves the preferred use of non-employee independent operators chauffeuring their own vehicles rather than employee chauffeurs operating Company-owned vehicles.

  Each independent operator enters into an agreement with the Company to provide prompt and courteous service to the Company's customers with a properly maintained, late model vehicle which he or she owns and for which he or she pays all of the maintenance and operating expenses, including gasoline. The Company, under the independent operator agreement, agrees to bill and collect all revenues and remit to the independent operator 60% to 67% of revenues, as defined in the agreement. Each new operator agrees to pay a one-time fee generally ranging from $30,000 to $75,000 to the Company under the terms of the independent operator agreement (See "Revenue recognition").

  The Company typically receives a promissory note from the independent operator as payment for the one-time fee under the terms of the Standard Independent Operator Agreement (see Note 4) and records the note in notes receivable from contracts. Prior to September 1996, the notes evidencing such financing generally were sold on a non-recourse basis by the Company to third party finance companies (see Note 11) in exchange for cash and promissory notes. Since September 1996, the Company has ceased selling notes to third parties. Such promissory notes due from finance companies also have been recorded in notes receivable from contracts in the consolidated balance sheets.

 Concentration of credit risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and notes receivable from contracts. The Company maintains its cash and cash equivalents with various financial institutions. In order to limit exposure to any one institution, the Company's cash equivalents are composed mainly of overnight repurchase agreements collateralized by U.S. Government securities. Accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different industries. The Company performs ongoing credit evaluations of its customers, and may require credit card documentation or prepayment of selected transactions. Notes receivable from contracts are supported by the underlying base of revenue serviced by each respective independent operator (see Notes 4 and 11). The Company performs ongoing evaluations of each independent operator's productivity and payment capacity and has utilized third-party financing to reduce credit exposure.

 Fixed assets

  Furniture, equipment, vehicles and leasehold improvements are stated at cost. Equipment under capital leases is stated at the lower of the present value of minimum lease payments or the fair market value at the inception of the lease. Depreciation on furniture, equipment, vehicles and leasehold improvements is calculated on the straight-line method over the estimated useful lives of the assets, generally three to five years. The buildings owned by the Company are depreciated over 40 years on a straight-line basis. Sales and retirements of fixed assets are recorded by removing the cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in results of operations.

  The Company capitalizes software development costs relating to a computerized system which includes applications for reservations, dispatch, billing and accounting functions. Amortization of these costs occurs over their estimated economic life of 60 months and commences upon the installation of the software.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

 Intangible assets

  Effective September 1, 1991, the Company acquired the Carey name and trademark and the contract rights to all royalty fee payments by various Carey licensees for a purchase price of $7 million. These assets are being amortized over 40 years.

  The Company has acquired chauffeured vehicle service companies, all of which have been accounted for as purchases, except for Indy Connection which has been accounted for as a pooling-of-interests. For each business acquired which is a licensee of the Company, the excess of cost over the fair market value of the net assets acquired is allocated to franchise rights in the balance sheet. With respect to acquired businesses which are not licensees of the Company, the excess of cost over the net assets acquired is allocated to goodwill. Goodwill and franchise rights are amortized over 30 years using the straight-line method. Such amortization is included in selling, general and administrative expense in the statement of operations. The Company evaluates the recoverability of its intangible assets at least annually based on estimated undiscounted cash flows over the lesser of the remaining amortization periods or calculated lives, giving consideration to revenue expected to be realized. This determination is based on an evaluation of such factors as the occurrence of a significant change in the environment in which the business operates or the expected future net cash flows (undiscounted and without interest). There have been no adjustments to the carrying value of intangible assets resulting from this evaluation.

Revenue recognition

  Chauffeured vehicle services--The Company's principal source of revenue is from chauffeured vehicle services provided by its operating subsidiaries. Such revenue, net of discounts, is recorded when such services are provided. The Company, through the Carey International Reservation System ("CIRS"), has a central reservation system capable of booking reservations on behalf of its licensees and affiliates. Under most circumstances, central reservations are billed by the Company to the customer when the Company receives a service invoice from the licensee or affiliate that provided the service. At such time, the Company also records the gross revenue for the transaction.

  Fees from licensees--The Company charges an initial license fee under its domestic license agreement and records the fee as revenue on signing of the agreement. The Company also charges its domestic licensees monthly franchise and marketing fees equal to stated percentages of monthly revenues, as defined in the licensing agreement. Monthly fees to domestic licensees are generally less than 10% of the licensee's monthly revenues. The Company records such fees as revenues as they are charged to the licensees.

  International licensees and the Company's domestic and international affiliates historically have not paid fees to the Company, but have instead given a discount on business referred to them through CIRS. Such discounts reduce the amount of service invoices to the Company from such licensees and affiliates for services provided to customers whose reservations have been booked and invoiced centrally by the Company.

  Independent operator fees--The Company enters into contracts with independent operators ("Standard Independent Operator Agreements") to provide chauffeured vehicle services exclusively to the Company's customers. When independent operator agreements are executed, the Company defers revenue equal to the amount of the one--time fees and recognizes the fees as revenue over the terms of the contracts or over 20 years for perpetual contracts. Upon termination of an independent operator agreement, the remaining deferred revenue associated with the specific contract, less any amounts due from the independent operator deemed uncollectible, is recognized as revenue.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

 Income taxes

  The provision for income taxes includes income taxes currently payable and the change during the year in the net deferred tax liabilities or assets. Deferred income tax liabilities and assets are determined based on the differences between the financial statement and tax bases of liabilities and assets using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the net deferred tax asset, if any, to a level which, more likely than not, will be realized.

 Pro forma net income per common share

  Consistent with Staff Accounting Bulletin IB-2, the Company has recalculated historical weighted average common shares outstanding and net income per common share to give effect to the Recapitalization (see Note 17) as if it occurred at December 1, 1997. The recalculated pro forma net income per common share is determined by (i) adjusting net income available to common shareholders to reflect the elimination in interest expense, net of taxes, resulting from the conversion of $4,867,546 of subordinated debt into common stock and (ii) increasing the weighted average common shares outstanding by the number of common shares resulting from the conversion of such debt, as well as the partial conversion of the Series A Preferred Stock.

 Stock-based Compensation

  In October 1995, the Financial Accounting Standards Boards issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") Accounting for Stock-Based Compensation, which is effective for the Company's financial statements for the fiscal year ended November 30, 1997. SFAS 123 allows companies to either account for stock-based compensation under the fair value method of SFAS 123 or under the provisions of Accounting Principles Board Option No. 25 ("APB 25"), Accounting for Stock Issued to Employees. The Company has continued to apply the provisions of APB 25 and has provided pro forma disclosure in the notes to the financial statements. (See Note 15)

 Foreign operations

  The consolidated financial statements include foreign assets, liabilities and revenues of $5.0 million, $3.6 million and $7.2 million, respectively, as of November 30, 1997. The consolidated financial statements include foreign assets, liabilities and revenues of $3.7 million, $2.7 million and $4.6 million, respectively, as of November 30, 1996. The net effects of foreign currency transactions reflected in operations were immaterial. Assets and liabilities of the Company's foreign operations are translated into United States dollars using exchange rates in effect at the balance sheet date and results of operations items are translated using the average exchange rate prevailing throughout the period.

 Reclassifications

  Certain accounts in 1995 and 1996 have been reclassified to conform with the 1997 presentation.

3. FEES FROM LICENSEES

  The total of all domestic license fees, franchises fees and marketing fees earned in each of 1995, 1996 and 1997 was $1,228,472, $2,180,540 and
$2,479,503, respectively. Amounts due from licensees of $143,041 and $130,215 at November 30, 1996 and 1997, respectively, are included in accounts receivable in the consolidated balance sheets of the Company.

4. TRANSACTIONS WITH INDEPENDENT OPERATORS

  The Company recorded approximately $1,130,000, $2,371,000 and $1,815,000 in 1995, 1996 and 1997, respectively, as deferred revenue relating to fees from new agreements with independents operators. Amounts of

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES deferred revenue recognized as revenues in 1995, 1996 and 1997 amounted to approximately $889,000, $936,000 and $923,000, respectively.

  Notes receivable from contracts include approximately $917,000 and $8,605,000 at November 30, 1996 and 1997, respectively, for amounts due from independent operators and approximately $255,000 and $229,000 at November 30, 1996 and 1997, respectively, for amounts due from a related party financing company (see Note 11).

  In the normal course of business, the Company's independent operators are responsible for financing their own vehicles through third parties. From time to time, the Company has arranged lease and purchase financing for certain vehicles and has in turn leased back such vehicles to independent operators on terms and conditions similar to those under which the Company is obligated (see Note 5).

5. FIXED ASSETS

  Fixed assets consist of the following:

                                                              NOVEMBER 30,
                                                         ----------------------
                                                            1996       1997
                                                         ---------- -----------
   Vehicles............................................. $5,026,897 $ 5,586,060
   Equipment............................................  2,303,348   3,039,845
   Software development costs...........................  1,448,593   2,658,257
   Furniture............................................    749,840   1,057,644
   Leasehold improvements...............................    419,232     469,999
   Land and building....................................    529,634   1,582,406
                                                         ---------- -----------
                                                         10,477,544  14,394,211
   Less accumulated depreciation and amortization.......  4,687,153   5,115,892
                                                         ---------- -----------
   Net fixed assets..................................... $5,790,391 $ 9,278,319
                                                         ========== ===========

  The Company is obligated under various vehicle and equipment capital leases. Vehicles and equipment under capital leases included in fixed assets are as follows:

                                                              NOVEMBER 30,
                                                         ----------------------
                                                            1996       1997
                                                         ---------- -----------
   Equipment............................................ $1,048,633 $   731,720
   Vehicles.............................................    621,420   1,449,687
                                                         ---------- -----------
                                                          1,670,053   2,181,407
   Less accumulated amortization........................    561,871     505,091
                                                         ---------- -----------
                                                         $1,108,182 $ 1,676,316
                                                         ========== ===========

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

6. NOTES PAYABLE

  Notes payable consist of the following:

                                                              NOVEMBER 30,
                                                          ---------------------
                                                             1996       1997
                                                          ---------- ----------
Senior credit facility with three banks, dated August
 15, 1997, consisting of a secured revolving line of
 credit of $25.0 million (the Facility). The Facility,
 which may be used for acquisitions and working capital,
 is collateralized by the assets of the Company, the
 assets and stock of certain of its domestic
 subsidiaries, and a pledge of the stock of its
 international subsidiary. The Facility also provides
 availability for the issuance of letters of credit.
 Loans made under the revolving line bear interest at
 the Company's option at either the bank's prime lending
 rate (8.5% at November 30, 1997) or 2% above the LIBOR
 rate. Commitment fees equal to 0.375% per annum are
 payable on the unused portion of the revolving line of
 credit. On the second anniversary of the Facility,
 outstanding balances under the Facility will convert to
 a five-year term loan, which will bear interest either
 at a fixed rate (subject to availability) or at a
 variable LIBOR or prime-based rate with adjustments
 determined based on the Company's earnings.............  $      --  $1,322,053
Bank revolving credit/term loan dated April 13, 1995,
 modified December 1, 1996. Collateralized by accounts
 receivable of the Company and the pledge of common
 stock of the Company's U.S. subsidiaries. Interest only
 was payable until June 30, 1996; beginning July 1,
 1996, quarterly principal payments required in an
 amount sufficient to amortize the outstanding balance
 over a four-year period. Interest payable monthly at a
 floating rate based on the Wall Street Journal prime
 plus 1.25%. This loan was guaranteed by the Chairman of
 the Board and the President of the Company.............   3,937,500        --
Note payable dated September 1, 1991, at an annual rate
 of interest of 7.74%, collateralized by the assets of
 Carey Licensing, Inc. Pursuant to an agreement with the
 lender effective November 30, 1996, principal payments
 of $220,000 were due quarterly from December 31, 1996
 through December 31, 1997 and a final principal payment
 of $240,000 due March 1, 1998..........................   1,340,000        --
Bank line of credit of $1,000,000, dated October 17,
 1994, collateralized by accounts receivable of Carey NY
 and assignment of license agreement between the Company
 and Carey NY; due April 30, 1997. Interest was payable
 monthly at a variable interest rate of .75% above the
 bank's prime rate......................................     990,000        --
Various installment notes payable, with interest rates
 ranging from 8.75% to 14.5%, collateralized by certain
 vehicles and equipment of the Company's subsidiaries;
 principal and interest are payable monthly over 36-
 month terms............................................     555,834    287,641
Notes payable to bank, dated March 26, 1996, at the
 prime rate (8.0% at November 30, 1997) plus 1.0% per
 annum and matures on January 31, 1998. The notes are
 collateralized by substantially all Carey Limousine In-
 diana, Inc.'s assets. Under the terms of the agreement,
 Carey Limousine Indiana, Inc. is subject to various
 general covenants......................................     497,582    928,174

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                                                             NOVEMBER 30,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
Discretionary credit agreement with a bank that allows
 the Company to purchase revenue earning vehicles un-
 der installment notes. Separate notes are required
 for each vehicle purchase with a maximum term of
 thirty-six months. These notes bear interest at rates
 ranging from 8.9% to 11.0% The notes were collateral-
 ized by Indy Connection's accounts receivable, inven-
 tory and equipment and were subject to various re-
 strictive covenants. The agreement was subsequently
 renegotiated at similar terms........................      411,402         --
Two notes payable to bank, with interest at a fixed
 rate of 9.25% and 48 and 84 month terms, respective-
 ly. The notes require monthly principal and interest
 payments of $4,413. The notes are collateralized by
 vehicles. The agreement subjects Carey Limousine In-
 diana, Inc. to various general covenants  ...........      363,705     429,911
Installment notes payable to sellers under acquisition
 agreements dated various dates from September 30,
 1993 to September 8, 1995. Interest rates range from
 7.5% to 8.5% Interest is generally payable monthly.
 Principal is payable in varying installments.........    1,422,240     406,873
Notes payable to banks, with various dates, payable in
 monthly installments. Interest rates were determined
 on the banks' prime rate of interest.................      853,770         --
Note payable to bank, dated October 17, 1994, collat-
 eralized by accounts receivable and fixed assets of
 Carey NY. Principal and interest payments of $2,848
 were payable monthly. Interest rate was fixed at
 9.25%................................................      149,001         --
Bank lines of credit of $950,000, dated February 26,
 1996, collateralized by accounts receivable of Carey
 Licensing, Inc. and Carey FLA; due March 31, 1997.
 Interest was payable monthly at 1% above the Wall
 Street Journal's "Prime Rate"........................      950,000         --
Note payable to bank, dated May 10, 1996, collateral-
 ized by the land and building held by Carey DC;
 monthly payments of $3,863 of principal and interest
 are due through April 10, 2001 and a balloon payment
 of $375,468 on May 10, 2001. Interest fixed at
 8.75%................................................      423,179     413,945
                                                        ----------- -----------
Total notes payable...................................   11,894,213   3,788,597
Less current installments.............................    5,858,249     996,575
                                                        ----------- -----------
Long-term portion.....................................  $ 6,035,964 $ 2,792,022
                                                        =========== ===========

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                                                                 NOVEMBER 30,
                                                               ----------------
                                                                  1996     1997
                                                               ----------- ----
Subordinated convertible note, dated September 1, 1991, with the principal of $2,000,000 was due on August 30, 2000; in-
 terest payable quarterly at a fixed rate of 7.74%. After Sep-
 tember 1, 1992, this debt is convertible into shares of com-
 mon stock of the Company at the discretion of the holder at a conversion price of $6.14. A warrant for the purchase of
 86,003 shares of common stock of the Company was issued in
 connection with the note. The warrant is exercisable immedi-
 ately, expires at the earlier of the third anniversary of an initial public offering or November 30, 2001, and has an ex-
 ercise price of $4.65 per share and remains outstanding. The note contains certain antidilutive provisions which lower its conversion price in the event dilutive securities are subse-
 quently issued by the Company at prices below the note's con-
 version price. The warrant has not been exercised. The terms of the agreement have been modified as part of the "Recapi-
 talization" (see Notes 15 and 17)............................ $ 2,000,000 $--
Subordinated note dated July 30, 1992, interest only payable quarterly until September 30, 1995. The interest rate was
 fixed at 12%. Principal of $220,000 was paid on September 30,
 1995. Pursuant to an agreement with the lender effective No-
 vember 30, 1996, principal payments of $220,000 are due from
 June 30, 1997 until December 31, 1997; an installment of
 principal of $880,000 is due March 31, 1998; and a final pay-
 ment of principal of $2,240,000 is due June 30, 1998. A war-
 rant for the purchase of 616,544 shares of Class A common
 stock or common stock was issued in connection with the note and was exercised as part of the Recapitalization. The terms of the agreement have been modified as part of the "Recapi-
 talization" (see Note 17)....................................   3,780,000  --
                                                               ----------- ----
Total subordinated notes payable..............................   5,780,000  --
Less current installments.....................................     440,000  --
                                                               ----------- ----
Subordinated notes payable, excluding current installments.... $ 5,340,000 $--
                                                               =========== ====

  Future annual principal payments on all notes payable at November 30, 1997 are as follows:

   YEAR ENDING NOVEMBER 30:
   ------------------------
     1998............................................................ $  996,575
     1999............................................................    622,986
     2000............................................................    522,795
     2001............................................................    855,679
     2002............................................................    303,253
     2003 and thereafter.............................................    487,309
                                                                      ----------
                                                                      $3,788,597
                                                                      ==========

  Certain loan agreements contain restrictive covenants which include financial ratios related to working capital, debt service coverage, debt to net worth and maintenance of a minimum tangible net worth, and submission of audited financial statements, prepared in accordance with generally accepted accounting principles. Additionally, these covenants restrict the Company's capital expenditures and prohibit the payment of dividends on the Company's common and preferred stock, except for the Series E preferred stock and Indy Connection preferred stock.

  The carrying value of notes payable approximates the current value of the notes payable at November 30, 1997. Interest paid during the years ended November 30, 1995, 1996, and 1997 was approximately $1,878,000, $1,883,000 and
$1,274,000, respectively.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

7. LEASES

  The Company has several noncancelable operating leases, primarily for office space and equipment, that expire over the next five years. Certain of the Company's facilities are under operating leases which provide for rent adjustments based on increases of defined indexes, such as the Consumer Price Index. These agreements also typically include renewal options.

  Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of November 30, 1997 are as follows:

                                                           CAPITAL   OPERATING
YEAR ENDING NOVEMBER 30                                     LEASES     LEASES
-----------------------                                   ---------- ----------
1998....................................................  $  483,421 $1,336,517
1999....................................................     609,284  1,004,736
2000....................................................     822,155    695,832
2001....................................................     149,889    422,114
Thereafter..............................................         271     33,844
                                                          ---------- ----------
Total minimum lease payments............................   2,065,020 $3,493,043
                                                                     ==========
Less estimated executory costs..........................      32,003
                                                          ----------
                                                           2,033,017
Less amount representing interest (at rates ranging from
 9% to 12%).............................................     371,386
                                                          ----------
Present value of net minimum capital lease payments.....   1,661,631
Less current portion of obligations under capital
 leases.................................................     321,965
                                                          ----------
Obligations under capital leases, excluding current por-
 tion...................................................  $1,339,666
                                                          ==========

  During the years ended November 30, 1995, 1996 and 1997 the Company recognized $508,724, $252,355 and $278,218, respectively, of sublease rental revenue under vehicle sublease arrangements with independent operators and others.

  During the years ended November 30, 1995, 1996 and 1997, the Company entered into capital lease obligations of $346,666, $810,993 and $875,187, respectively, related to the acquisition of vehicles and equipment.

  Total rental expense for operating leases in 1995, 1996 and 1997 was $1,362,518, $2,250,335 and $2,103,037, respectively.

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Included in accounts payable and accrued expenses are the following:

                                                             NOVEMBER 30,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
Trade accounts payable................................. $ 5,385,328 $ 9,547,571
Accrued expenses and other liabilities.................   4,895,495   6,974,808
Gratuities payable.....................................     458,801     531,702
Accrued offering costs.................................     825,339         --
                                                        ----------- -----------
                                                        $11,564,963 $17,054,081
                                                        =========== ===========

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

9. INCOME TAXES

  The provision for income taxes is composed of the following:

                                                         NOVEMBER 30,
                                                --------------------------------
                                                  1995      1996         1997
                                                -------- -----------  ----------
   Federal:
     Current................................... $139,401 $ 1,368,311  $1,967,356
     Deferred..................................   87,000  (1,197,799)    794,593
                                                -------- -----------  ----------
                                                 226,401     170,512   2,761,949
                                                -------- -----------  ----------
   State and local:
     Current...................................   29,198     128,296     253,896
     Deferred..................................   15,000    (148,758)      5,057
                                                -------- -----------  ----------
                                                  44,198     (20,462)    258,953
                                                -------- -----------  ----------
   Foreign
     Current...................................      --      144,371     141,380
                                                -------- -----------  ----------
   Total income tax provision.................. $270,599 $   294,421  $3,162,282
                                                ======== ===========  ==========

  The Company's tax provision for the years ended November 30, 1995, 1996 and 1997, respectively, differs from the statutory rate for federal income taxes as a result of the tax effect of the following factors:

                                                    YEARS ENDED NOVEMBER 30,
                                                    ----------------------------
                                                      1995      1996     1997
                                                    --------  --------  --------
   Statutory rate..................................     34.0%     34.0%    34.0%
   State income tax, net of federal benefit........      7.2      (1.5)     3.4
   Goodwill amortization...........................      6.0        .6      1.0
   Non-deductible life insurance...................     10.9        .3       .4
   Meals and entertainment expenses................     16.9       1.1       .6
   Valuation allowance.............................    (13.0)    (27.6)     --
   Other...........................................     11.4        .9      1.7
                                                    --------  --------  -------
                                                        73.4%      7.8%    41.1%
                                                    ========  ========  =======

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  The source and tax effects of temporary differences are composed of the following:

                                                             NOVEMBER 30,
                                                        -----------------------
                                                           1996         1997
                                                        -----------  ----------
   Allowances for bad debts............................ $   176,000  $  208,000
   Acquired net operating losses.......................         --    1,500,000
   Capital loss carryforward...........................      74,000      74,000
   Deferred revenue....................................   2,040,000   2,360,000
   Deferred state taxes and other......................     558,000     259,000
                                                        -----------  ----------
   Gross deferred tax assets...........................   2,848,000   4,401,000
   Valuation allowance.................................     (74,000) (1,574,000)
                                                        -----------  ----------
                                                          2,774,000   2,827,000
                                                        -----------  ----------
   Amortization of intangible assets...................  (1,350,000) (1,600,000)
   Software development costs..........................     (53,000)   (493,000)
   Other...............................................    (109,000)    (24,000)
                                                        -----------  ----------
   Gross deferred tax liabilities......................  (1,512,000) (2,117,000)
                                                        -----------  ----------
   Net deferred tax assets............................. $ 1,262,000  $  710,000
                                                        ===========  ==========

  A valuation allowance was provided in 1995 to reduce the net deferred tax asset to $0. In the fourth quarter of 1996, the Company concluded that it was more likely than not that substantially all of the deferred tax assets would be realized and reduced the valuation allowance by $1,499,000.

  In 1997, the Company acquired net operating loss carryforwards on which a full valuation allowance has been provided. As the Company utilizes these net operating loss carryforwards, the benefit will be offset against acquired goodwill. In 1997, the Company utilized $115,000 of the acquired net operating loss carryforwards.

  Income taxes paid during the years ended November 30, 1995, 1996 and 1997 amounted to approximately $187,000, $616,000, and $2,021,000, respectively.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

10. PREFERRED STOCK

  The Company had the following series of preferred stock:

                                                                 NOVEMBER 30,
                                                               ----------------
                                                                  1996    1997
                                                               ---------- -----
   Series A, par value $10.00, authorized 43,000 shares,
    issued and outstanding 42,070 shares, at November 30,
    1996 (none at November 30, 1997) (liquidation preference
    of $4,207,000, redeemable at option of the Company). Non-
    cumulative dividend of $7.00 per annum when declared by
    the Board of Directors...................................  $  420,700 $ --
   Series B, par value $10.00, authorized 10,000 shares,
    issued and outstanding 9,580 shares, at November 30, 1996
    (none at November 30, 1997) (liquidation preference of
    $958,000). Non-cumulative dividend of $5.00 per annum
    when declared by the Board of Directors..................      95,800   --
   Series F, par value $10.00, authorized 10,000 shares,
    issued and outstanding 10,000 shares, at November 30,
    1996 (none at November 30, 1997) (liquidation preference
    of $1,000,000). Non-cumulative dividend of $5.00 per
    annum when declared by the Board of Directors............     100,000   --
   Series G, par value $10.00, authorized 110,000 shares,
    issued and outstanding 49,890 shares, at November 30,
    1996 (none at November 30, 1997) (liquidation preference
    of $4,989,900). Non-cumulative dividend of $5.00 per
    annum when declared by the Board of Directors............     498,900   --
                                                               ---------- -----
                                                               $1,115,400 $ --
                                                               ========== =====

  See Note 17 for discussion of the Recapitalization, pursuant to which all of the preferred stock was redeemed or converted into common stock.

11. RELATED-PARTY TRANSACTIONS

  The Company has invested $750,000 in non-voting redeemable preferred stock of a privately-held finance company formed for the purpose of providing financing to the chauffeured vehicle service industry. This entity provides financing to the Company's independent operators, without recourse to the Company, for both automobiles and amounts due under independent operator agreements. The Company sold $1,762,345 and $1,015,897 of independent operator notes receivable to this related-party finance company for cash of $1,290,899 and $733,793 and demand promissory notes of $471,446 and $282,104 in 1995 and 1996, respectively. The unpaid balances of the promissory notes were $255,664 and $229,329 at November 30, 1996 and 1997, respectively, and are included in notes receivable from contracts. These promissory notes are due on demand and, generally, monthly principal payments are received by the Company. These notes generally bear interest at rates of 7% to 10%.

  It is not practicable to estimate the fair value of a preferred stock investment in a privately-held company. As a result; the Company's investment in the privately-held finance company noted above is carried at its original cost (less redemptions) of $750,000. At April 30, 1997, the total assets reported by the privately-held company were $10,075,613 and stockholders' equity was $1,244,857, revenues were $1,442,344 and net income was $136,409.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  Pursuant to a stock ownership agreement between the common stockholders of the related party finance company and the Company, the Company has an exclusive option to purchase all of the outstanding common stock of the affiliate at a purchase price equal to the greater of $187,500 or the related finance company's liquidating value as determined by an independent appraisal. The option is not exercisable until April 15, 1998.

12. COMMITMENTS AND CONTINGENCIES

  The Company, certain of the Company's subsidiaries and certain officers and directors of the Company were named in a civil action filed on May 16, 1996 in the United States District Court for the Eastern District of Pennsylvania entitled "Felix v. Carey International, Inc., et al." The Company has reached a final settlement with the plaintiff and plaintiff's counsel. The settlement did not have a material effect on the Company's business, financial condition, results of operations or cash flows.

13. ACQUISITIONS

  Effective October 31, 1997, the Company issued 721,783 shares of its common stock in exchange for all the outstanding common stock of Indy Connection based on a conversion ratio of 1.008 shares (the merger exchange ratio) of the Company's common stock for each share of Indy Connection common stock, for a total value of approximately $12.0 million. The merger qualified as a tax-free reorganization and has been accounted for as a pooling-of-interests. Accordingly, the Company's consolidated financial statements have been restated for all periods prior to the business combination to include the combined financial results of Carey International, Inc. and Indy Connection (See Note 2).

  Revenue, net and net income (loss) for the individual companies reported prior to the merger are as follows:

                                                     NOVEMBER 30,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Revenue, net:
  Carey International, Inc............... $43,483,947  $59,505,698  $79,477,393
  Indy Connection........................   5,485,448    6,080,105    6,969,779
  Elimination............................         --       (40,861)     (68,859)
                                          -----------  -----------  -----------
    Total................................ $48,969,395  $65,544,942  $86,378,313
                                          ===========  ===========  ===========
Net income (loss):
  Carey International, Inc............... $  (195,195) $ 2,816,104  $ 3,567,053
  Indy Connection........................     293,316      678,863      956,437
                                          -----------  -----------  -----------
    Total................................ $    98,121  $ 3,494,967  $ 4,523,490
                                          ===========  ===========  ===========

  Conforming the accounting practices of the Company and Indy Connection resulted in no adjustments to net income (loss) or stockholders' equity.

  The Company estimates that transaction costs associated with the merger will be approximately $200,000. All fees and transaction expenses related to the merger and the restructuring of the combined companies will be expensed as required under the pooling-of-interests accounting method.

  In October 1997, the Company acquired the stock of Commonwealth Limousine Services, Ltd. ("Commonwealth"). The Company is in the process of combining Commonwealth's operations with the existing Los Angeles operations.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  In March 1997, the Company entered into an agreement to purchase the stock of Manhattan International Limousine Network Ltd. and an affiliated company (collectively, "Manhattan Limousine"). Manhattan Limousine is one of the largest providers of chauffeured vehicle services in the New York metropolitan area. The Company consummated the acquisition at the time of the IPO.

  In February 1996, the Company acquired all of the outstanding stock of a chauffeured vehicle service company in London, England. As of November 30, 1997, approximately $275,000 of additional contingent consideration may be payable based on the level of revenues referred to the acquired company by the seller. In addition, the Company is required to pay a standard commission to the seller of the acquired chauffeured vehicle service company for business referral, which is expensed as incurred.

  In April 1995, the Company acquired certain assets and liabilities of a chauffeured vehicle service company in the Washington, DC area and combined the acquired operations with those of Carey DC.

  In January 1995, the Company acquired certain assets and liabilities of the Carey licensee in San Francisco, California (Carey SF). Subsequently, the Company acquired the business of two additional chauffeured service companies (in May and August 1995) and combined the acquired operations with those of Carey SF.

  All acquisitions have been accounted for as purchases (except for the pooling as described above). The net assets acquired and results of operations have been included in the financial statements as of and from, respectively, the effective dates of the acquisitions. The total consideration was allocated to the assets acquired based upon their estimated fair values with any remaining considerations allocated to either franchise rights or goodwill, as follows:

                                                      NOVEMBER 30,
                                            ----------------------------------
                                               1995       1996        1997
                                            ---------- ----------  -----------
NET ASSETS PURCHASED
Receivables and other assets............... $      --  $  632,554  $   324,964
  Notes from contracts.....................        --         --     6,599,459
  Fixed assets.............................  1,703,521    928,377    1,800,441
  Franchise rights.........................  1,527,402     89,243          --
  Goodwill.................................  5,013,731    447,269   24,480,299
  Accounts payable and accrued expenses....        --    (367,211)  (5,796,692)
  Deferred revenue.........................        --         --    (6,648,960)
                                            ---------- ----------  -----------
  Fair value of assets acquired............ $8,244,654 $1,730,232  $20,759,511
                                            ========== ==========  ===========
CONSIDERATION:
  Cash (exclusive of $223,695 and $274,855
   cash acquired in 1996 and 1997
   respectively)........................... $3,949,393 $1,730,232  $ 8,396,017
  Capital leases assumed related to vehicle
   acquisitions............................    346,666        --       161,549
  Notes assumed related to vehicle
   acquisitions............................    895,571        --     3,061,945
  Uncollateralized promissory notes issued
   to sellers..............................  3,053,024        --     5,740,000
  Common stock.............................        --         --     3,400,000
                                            ---------- ----------  -----------
    Total consideration.................... $8,244,654 $1,730,232  $20,759,511
                                            ========== ==========  ===========

  Certain of these acquisitions require the payment of contingent consideration based on percentages of annual net revenue of the acquired entities over a defined future period. The Company paid $315,773, $291,755 and $610,872 for the years ended November 30, 1995, 1996 and 1997, respectively, as contingent consideration which is reflected in the table above.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

  Of the total uncollateralized promissory notes issued to sellers in 1995, two notes totaling $303,000 were subject to reduction based upon the results of the acquired entities (see Note 6). The two notes were repaid in 1996 for approximately $211,000 and the difference of approximately $92,000 reduced recorded goodwill.

  The unaudited pro forma summary consolidated results of operations assuming the acquisitions accounted for as purchases had occurred for the purposes of the 1996 summary at the beginning of fiscal 1996, and for the purposes of the 1997 summary at the beginning of fiscal 1997, are as follows:

                                                           NOVEMBER 30,
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
   Revenue, net....................................  $ 86,630,000  $ 97,870,000
   Cost of revenue.................................   (56,547,000)  (64,927,000)
   Other expense, net..............................   (24,872,000)  (24,825,000)
   Provision for income taxes......................      (778,000)   (3,348,000)
                                                     ------------  ------------
   Net income......................................  $  4,433,000  $  4,770,000
                                                     ============  ============
   Pro forma net income per common share--basic....  $       2.68  $       1.02
                                                     ============  ============
   Pro forma net income per common share--diluted..  $       1.17  $       0.78
                                                     ============  ============
   Pro forma weighted average common shares
    outstanding used in computing pro forma net
    income per common share--basic.................     1,651,192     4,674,217
                                                     ============  ============
   Pro forma weighted average common shares
    outstanding used in computing pro forma net
    income per common share--diluted...............     4,086,357     6,305,527
                                                     ============  ============

14. 401 (K) PLAN

  The Company sponsors a defined contribution plan established pursuant to
Section 401 (k) of the Internal Revenue Code for the benefit of employees of the Company. The Company made $0, $0, and $60,162 in contributions in 1995, 1996 and 1997, respectively.

15. STOCK OPTION PLANS

  On December 1, 1987, the Company established a Stock Option Plan (the "1987 Plan") that included all officers and key employees of the Company, non-employee directors of the Company, and certain persons retained by the Company as consultants. In accordance with the 1987 Plan, the Company's Board of Directors may, from time to time, determine the persons to whom the stock options are to be granted, the number of shares under option, the option price and the manner in which payment of the option price shall be made. The 1987 Plan provides for the options to be exercised 25% each year beginning after the year following the grant. The options are exercisable for a period of ten years after grant date. The total number of shares authorized to be issued under the 1987 Plan is 195,656.

  On July 28, 1992, the Company established a Stock Option Plan (the "1992 Plan") that included all officers and key employees of the Company, non-employee directors of the Company, and certain persons retained by the Company as consultants. In accordance with the 1992 Plan, the Company's Board of Directors may, from time to time, determine the persons to whom the stock options are to be granted, the number of shares under option, the option price, the time or times during the exercise period at which each such option shall become exercisable, and the manner in which payment of the option price shall be made. The options are exercisable for a period of ten years after grant date. The total number of shares authorized to be issued under the 1992 plan is 388,647.

  On February 25, 1997, the Company established a Stock Option Plan (the "1997 Plan") that included all officers and key employees of the Company, non-employee directors, and certain persons retained by the Company as consultants. In accordance with the 1997 Plan, the Company's Board of Directors may, from time to time, determine the persons to whom the stock options are to be granted, the number of shares under option, the option price, the time or times during the exercise period at which each such option shall become exercisable,

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES and the manner in which payment of the option price shall be made. The options are exercisable for a period of ten years after grant date. The total number of shares authorized to be issued under the 1997 Plan is 650,000.

  On February 25, 1997, the Board of Directors, subject to stockholder approval, adopted the Stock Plan for Non-Employee Directors (the "Directors' Plan"). A total of 100,000 shares of common stock of the Company are reserved for issuance under the Directors' Plan. Options to purchase at the IPO price a total of 30,000 shares of common stock were granted under the Directors' Plan, such grants to be effective upon and vest six months from execution of an underwriting agreement in connection with the IPO.

  Stock activity under the 1987 Plan, the 1992 Plan and the 1997 Plan is as follows:

                              1987 PLAN             1992 PLAN        1997 PLAN/DIRECTORS' PLAN
                         --------------------- --------------------- --------------------------
                                  OPTION PRICE          OPTION PRICE             OPTION PRICE
                         SHARES    PER SHARE   SHARES    PER SHARE     SHARES      PER SHARE
                         -------  ------------ -------  ------------ ---------- ---------------
Balance, December 1,
 1994...................  64,502  $      1.44  383,247     $ 4.65
Granted.................     --           --    21,673       4.65
Exercised............... (32,681)        1.44      --         --
Forfeited...............    (860)        1.44  (60,985)      4.65
                         -------  -----------  -------     ------
Balance, November 30,
 1995...................  30,961         1.44  343,935       4.65
Granted.................  38,701         4.65   43,578       4.65
Forfeited...............     --           --    (3,011)      4.65
                         -------  -----------  -------     ------
Balance, November 30,
 1996...................  69,662    1.44-4.65  384,502       4.65
Granted.................     --           --       --         --        505,389 $   10.50-15.75
Exercised............... (12,042)        1.44   (3,167)      4.65           --              --
                         -------  -----------  -------     ------    ---------- ---------------
Balance, November 30,
 1997...................  57,620  $ 1.44-4.65  381,335     $ 4.65       505,389 $   10.50-15.75
                         =======  ===========  =======     ======    ========== ===============
Vested and exercisable
 at November 30, 1997...  40,421  $1.44-$4.65  335,530     $ 4.65       200,000 $         10.50
                         =======  ===========  =======     ======    ========== ===============

  Information with respect to stock options outstanding at November 30, 1997 is as follows:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                      NUMBER                                    REMAINING
            PRICE                   OF OPTIONS                               CONTRACTUAL LIFE
            ---------------------------------------------------------------------------------
            $ 1.44                    18,919                                       0.1
            $ 4.65                   420,036                                       5.7
            $10.50                   431,500                                       9.5
            $14.00                    15,000                                       9.6
            $15.00                    50,000                                       9.8
            $15.75                     8,889                                       9.8
            ---------------------------------------------------------------------------------
                                     944,344                                       7.6
            =================================================================================

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                                                         WEIGHTED
                                                 NUMBER  AVERAGE
     YEAR OF OPTION                                OF    EXERCISE
     EXPIRATION                                  OPTIONS  PRICE    PRICE RANGE
     --------------                              ------- -------- --------------
     1998.......................................  18,920  $ 1.44  $         1.44
     2002....................................... 270,503  $ 4.65  $         4.65
     2003.......................................  33,541  $ 4.65  $         4.65
     2004.......................................  12,685  $ 4.65  $         4.65
     2005.......................................  21,672  $ 4.65  $         4.65
     2006.......................................  81,634  $ 4.65  $         4.65
     2007....................................... 505,389  $11.14  $10.50--$15.75
                                                 -------  ------  --------------
     All Years.................................. 944,344  $ 8.06  $ 1.44--$15.75
                                                 =======  ======  ==============

  In May of 1996, the options granted under the 1992 Plan and a warrant to purchase 86,003 shares of common stock (see Note 6) were repriced to $4.65. The options and warrant were repriced at the determined fair market value as of the date of repricing (see Note 18).

  The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards in 1996 and 1997 under those plans consistent with the recognition method of FASB Statement No. 123, the Company's net income and income per share would have been reduced to the pro forma amounts presented below:

                                                                 1996    1997
                                                                ------- -------
                                                                  (DOLLARS IN
                                                                  THOUSANDS,
                                                                  EXCEPT PER
                                                                SHARE AMOUNTS)
   Net income...................................... As reported $ 3,495 $ 4,523
                                                    Pro forma     3,482   4,320
   Net income per common share--basic.............. As reported $  2.57 $  1.00
                                                    Pro forma      2.56    0.96
   Net income per common share--diluted............ As reported $  1.01 $  0.77
                                                    Pro forma      1.01    0.73

  The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                   1996   1997
                                                                   -----  -----
   Expected life (years)..........................................     6      6
   Interest rate..................................................  6.63%  6.66%
   Volatility.....................................................  40.0   40.0
   Dividend yield.................................................  0.00%  0.00%
   Weighted average fair value.................................... $2.31  $5.56


16. NET INCOME PER COMMON SHARE


  For the quarter ended February 28, 1998, the Company adopted SFAS No. 128, Earnings Per Share. Basic net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per common share has been computed by dividing net income by the weighted average number of common shares outstanding plus an assumed increase in common shares outstanding for dilutive securities. Dilutive securities consist of convertible securities which are dilutive, preferred stock, and options and warrants to acquire common stock for a specified price and for which the dilutive effect is measured using the treasury method. Net income per common share amounts for all periods presented have been restated to conform to SFAS No. 128.

                  CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

Net income per common share, on a historical basis, is as follows:

                                              RESTATEMENT OF THE YEAR ENDED
                                                       NOVEMBER 30,
                                             ----------------------------------
                                                1995        1996        1997
                                             ----------  ----------  ----------
Net income.................................  $   98,121  $3,494,967  $4,523,490
Preferred stock dividends..................      (4,375)       (900)        --
                                             ----------  ----------  ----------
Net income available to common
 stockholders..............................      93,746   3,494,067   4,523,490
Effect of conversion of subordinated debt..         --      352,872     176,436
                                             ----------  ----------  ----------
Net income available to common stockholders
 plus effect of conversions................  $   93,746  $3,846,939  $4,699,926
                                             ==========  ==========  ==========
Weighted average common shares
 outstanding--basic........................   1,332,878   1,359,126   4,506,108
Dilutive effect of:
 Stock options.............................      11,789      21,373     288,078
 Warrants..................................         --          --       73,550
 Convertible preferred stock:
  Series B preferred stock.................     663,761     663,761     334,609
  Series F preferred stock.................     135,025     135,025      68,067
  Series G preferred stock.................     673,638     673,638     339,588
 Effect of conversion of subordinated
  debt.....................................         --      941,368     527,418
                                             ----------  ----------  ----------
Weighted average common shares
 outstanding--diluted......................   2,817,091   3,794,291   6,137,418
                                             ==========  ==========  ==========
Net income per share--basic................  $     0.07  $     2.57  $     1.00
                                             ==========  ==========  ==========
Net income per share--diluted..............  $     0.03  $     1.01  $     0.77
                                             ==========  ==========  ==========

17. RECAPITALIZATION PLAN

  On February 25, 1997, pursuant to an agreement reached in May 1996, the Board of Directors authorized a recapitalization plan ("Recapitalization"), which was implemented at the time of the IPO. Under the Recapitalization, the $2,000,000 subordinated convertible note dated September 1, 1991 and the $3,780,000 subordinated note dated July 30, 1992 were converted or exchanged for 1,046,559 shares of common stock and payment of $912,452. The Series A preferred stock was converted into 86,003 shares of common stock and redeemed in part for $2,103,500. All of the Series F preferred stock and 3,000 shares of Series G preferred stock was redeemed for an aggregate of $1,000,000. The remaining preferred stock was converted into 1,427,509 shares of common stock. As a result of the Recapitalization, preferred stock which had a liquidation preference of $11,154,900 and subordinated debt with a principal amount of $5,780,000 was converted in part into 2,560,071 shares of common stock and repaid or redeemed in part for $4,015,952 in cash. All of the cash amounts were paid out of the proceeds of the IPO.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders
 Manhattan International Limousine Network Ltd. and Affliliate

  We have audited the accompanying combined balance sheet of Manhattan International Limousine Network Ltd. and Affliliate (collectively, the "Company") as of September 30, 1996, and the related combined statements of operations and retained earnings (accumulated deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Manhattan International Limousine Network Ltd. and Affliliate as of September 30, 1996, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

  As discussed in Note 10 to the combined financial statements, the accompanying combined balance sheet as of September 30, 1996, and the related combined statement of operations and retained earnings (accumulated deficit) and cash flows for the year then ended have been restated.

                                          COOPERS & LYBRAND L.L.P.

Washington, D.C.
March 1, 1997, except
for Note 10 as to which
the date is April 22, 1997

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                                      SEPTEMBER 30,  APRIL 30,
                                                          1996         1997
                                                      ------------- -----------
                                                                    (UNAUDITED)
                       ASSETS
Cash and cash equivalents...........................   $   130,494  $    77,275
Accounts receivable, net of allowances for doubtful
 accounts of $181,000 and $194,000, respectively....     2,466,134    1,781,923
Receivables from independent operators, current por-
 tion...............................................       271,086      368,335
Prepaid expenses and other current assets...........        51,499       51,499
                                                       -----------  -----------
   Total current assets.............................     2,919,213    2,279,032
Fixed assets, net...................................       805,724      644,264
Receivables from independent operators, less current
 portion............................................     7,375,219    7,638,554
Other assets........................................     1,221,885    1,282,872
                                                       -----------  -----------
Total assets........................................   $12,322,041  $11,844,722
                                                       ===========  ===========
                    LIABILITIES
Current portion of notes payable....................   $ 1,232,457  $ 1,958,293
Accounts payable, trade.............................     1,520,295    1,526,330
Accounts payable, independent operators.............     1,738,072    1,809,248
Accrued expenses....................................       529,761      456,233
Other current liabilities...........................       240,059      232,002
                                                       -----------  -----------
   Total current liabilities........................     5,260,644    5,982,106
Notes payable, less current portion.................     4,523,171    3,266,567
Other liabilities...................................       862,875      783,491
Deferred revenue....................................     6,801,965    6,940,762
Commitments and contingencies
              STOCKHOLDERS' DEFICIENCY
MILN common stock, $1 par value, 200 shares autho-
 rized, 100 shares issued and outstanding...........           100          100
ILN common stock, $1 par value, 200 shares autho-
 rized, 200 shares issued and outstanding...........         1,000        1,000
MILN additional paid-in capital.....................       176,940      176,940
Retained earnings (accumulated deficit):
  MILN..............................................    (5,439,073)  (5,477,392)
  ILN...............................................       134,419      171,148
                                                       -----------  -----------
   Total stockholders' deficiency...................    (5,126,614)  (5,128,204)
                                                       -----------  -----------
   Total liabilities and stockholders' deficiency...   $12,322,041  $11,844,722
                                                       ===========  ===========


    The accompanying notes are an integral part of these combined financial statements.

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                   FOR THE SEVEN
                                                FOR THE YEAR ENDED MONTHS ENDED
                                                  SEPTEMBER 30,      APRIL 30,
                                                       1996            1997
                                                ------------------ -------------
                                                                    (UNAUDITED)
Revenues:
  Service revenues, net.......................     $17,218,728      $10,819,794
  Interest from independent operator financ-
   ing........................................       1,219,819          690,700
                                                   -----------      -----------
  Total revenues..............................      18,438,547       11,510,494
Cost of revenues..............................      11,040,017        7,011,225
                                                   -----------      -----------
  Gross profit................................       7,398,530        4,499,269
Selling, general and administrative expenses..       5,821,899        3,536,845
                                                   -----------      -----------
  Operating income............................       1,576,631          962,424
Interest expense..............................        (881,854)        (575,937)
Interest income...............................          66,000           16,500
                                                   -----------      -----------
  Income before provision for income taxes....         760,777          402,987
Provision for income taxes....................          55,014           37,839
                                                   -----------      -----------
  Net income..................................         705,763          365,148
Accumulated deficit, beginning of period......      (5,907,417)      (5,304,654)
Distribution to S corporation stockholder.....        (103,000)        (366,738)
                                                   -----------      -----------
Accumulated deficit, end of period............     ($5,304,654)     ($5,306,244)
                                                   ===========      ===========



    The accompanying notes are an integral part of these combined financial statements.

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 FOR THE SEVEN
                                              FOR THE YEAR ENDED  MONTHS ENDED
                                              SEPTEMBER 30, 1996 APRIL 30, 1997
                                              ------------------ --------------
                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net income..................................      $705,763        $ 365,148
 Adjustments necessary to reconcile net
  income
  to net cash provided by operating
  activities:
  Depreciation and amortization..............       258,439          164,823
  Change in deferred revenue.................      (279,625)         138,797
  Changes in operating assets and
   liabilities:
   Accounts receivable.......................      (377,793)         684,211
   Receivables from independent operators....       139,363         (360,584)
   Other assets..............................      (103,240)         (60,987)
   Accounts payable and accrued expenses.....      (152,519)         (67,493)
   Accounts payable, independent operators...       293,731           71,176
   Other liabilities.........................      (193,582)         (87,441)
                                                   --------        ---------
    Net cash provided by operating
     activities..............................       290,537          847,650
                                                   --------        ---------
Cash flows from investing activities:
 Purchases of fixed assets...................      (256,248)          (3,363)
                                                   --------        ---------
    Net cash used in investing activities....      (256,248)          (3,363)
                                                   --------        ---------
Cash flows from financing activities:
 Proceeds from advances from officer of com-
  pany.......................................           --           224,093
 Net borrowings (payments) on line of
  credit.....................................       261,802         (595,361)
 Proceeds from borrowings under notes
  payable....................................       310,000          800,000
 Principal payments on notes payable.........      (412,643)        (959,500)
 Distribution to S corporation stockholder...      (103,000)        (366,738)
                                                   --------        ---------
    Net cash provided by (used in) financing
     activities..............................        56,159         (897,506)
                                                   --------        ---------
Net change in cash and cash equivalents......        90,448          (53,219)
Cash and cash equivalents, beginning of
 period......................................        40,046          130,494
                                                   --------        ---------
Cash and cash equivalents, end of period.....      $130,494        $  77,275
                                                   ========        =========


    The accompanying notes are an integral part of these combined financial statements.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BACKGROUND AND ORGANIZATION

  Manhattan International Limousine Network Ltd. and its wholly-owned subsidiary (collectively, "MILN") are engaged primarily in the business of providing chauffeured vehicle services in New York City and the surrounding areas, and providing reservation and billing services to both individual and corporate customers worldwide through an affiliation with a network of independent chauffeured vehicle service companies. International Limousine Network Ltd. ("ILN") is an affiliated company (the "Affiliate") engaged in sales and marketing activities exclusively on behalf of MILN.

  The accompanying financial statements combine the accounts of MILN and ILN because such entities are under common control. All intercompany transactions have been eliminated. The combined entities are referred to herein as the "Company."

  ILN operates on a calendar year. As a result, the accompanying financial statements as of and for the year ended September 30, 1996 include the effects of combining the financial statements of ILN as of and for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

 Receivables from Independent Operators and Accounts Payable, Independent Operators

  The Company enters into agreements with independent operators (franchisees) under which the independent operator contracts to provide chauffeured vehicle services exclusively to the Company's customers over the contract period. Upon signing the agreement, the Company is entitled to receive a one-time fee from the independent operator.

  The Company generally receives a minimal down payment from the independent operator together with a promissory note (see Note 3) and records the note as a receivable from the independent operator, but does not recognize revenue at that time. (See Revenue Recognition.) In addition, the Company collects all billings for services rendered by the independent operator and has the right to withhold and remit, from the independent operator's earnings, all payments due to the Company and certain third parties for, among other things, note payments, two-way radio charges and lease obligations on vehicles, on a monthly basis. The Company is then obligated to remit the balance of the independent operator's earnings on a monthly basis. The unpaid balance due to independent operators at the end of a given period is reflected as accounts payable, independent operators in the accompanying balance sheet.

 Concentration of Credit Risk

  Financial instruments that potentially subject the Company to significant concentrations of credit risk include cash and cash equivalents, accounts receivable and receivables from independent operators. The Company maintains its cash and cash equivalents with various financial institutions. Accounts receivable are generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across many different industries. The Company performs ongoing credit evaluations of its customers, and may require credit card documentation or prepayment of certain transactions. Receivables from independent operators are supported by the underlying base of revenues serviced by each respective independent operator. The Company performs ongoing evaluations of the productivity and payment capacity of each independent operator in order to manage its credit risk.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

 Fixed Assets

  Fixed assets are stated at cost. Depreciation on furniture, equipment, vehicles and leasehold improvements is calculated on the declining balance method over the estimated useful lives of the assets or the leaseholds, generally three to five years. Buildings and improvements are depreciated on the straight line method over 20 years. Sales and retirements of fixed assets are recorded by removing the cost and accumulated depreciation from the accounts. Gains and losses on sales of property are reflected in the results of operations.

 Intangible Assets

  The Company owns Federal Communications Commission licenses to three radio frequencies which it uses in the dispatch of vehicles used in its business. The licenses have been fully amortized in prior years.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Service revenues include fees derived from chauffeured vehicle services provided by the Company's independent operators. Revenue is recorded for chauffeured vehicle services when those services are provided.

  When the Company enters into an agreement with an independent operator, the Company defers revenue equal to the amount of the contract and recognizes those fees over the term of the contract, typically 20 years. Amortization of deferred revenue is also included in independent operator service revenues in the accompanying combined statements of operations. Upon termination of an agreement, the remaining deferred revenue associated with the contract, less any amounts due from the independent operators deemed uncollectible, is recognized as revenue immediately.

  As described above, the Company typically provides extended financing terms to its independent operators for payment of the independent operator fee. Interest income is recognized as earned over the term of the loan agreement with the independent operator.

  The Company provides reservation services to its customers for service in other locations through its affiliation with a network of independent service companies. Revenue related to services provided by a member of the network is recognized as chauffeured vehicle service revenue when a gross service bill is received from the member. The corresponding liability to the member, reduced by the Company's discount, is recorded as a cost of revenue by the Company at such time.

 Income Taxes

  For MILN, the provision for income taxes includes income taxes currently payable and the change during the year in the net deferred tax assets or liabilities. Deferred income tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the net deferred tax asset, if any, to a level which, more likely than not, will be realized.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

  ILN has elected to be treated as an "S corporation" under provisions of the Internal Revenue Code. As such, the income tax effects of ILN's operations are borne directly by the stockholder, and no provision for ILN income taxes is recorded in the accompanying financial statements.

 Unaudited Interim Financial Statements

  The combined financial statements as of and for the seven-month period ended April 30, 1997 are unaudited. In the opinion of management, those unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present the financial statements on a basis substantially consistent with the annual audited financial statements contained herein. All disclosures herein related to April 30, 1997 and for the seven-month period ended April 30, 1997 are unaudited.

3. TRANSACTIONS WITH INDEPENDENT OPERATORS

  At the time the Company enters into an agreement with an independent operator, the Company is entitled to receive a one-time fee. Those fees are typically financed by the Company over 20 years at an interest rate of 15.75% per annum. Independent operator fees are recognized as revenue ratably over the terms of the agreements. In the opinion of management, the carrying value of the loans approximates their fair value. Revenue recognized from independent operator fees was $514,632 and $288,787 for the year ended September 30, 1996 and for the seven-month period ended April 30, 1997, respectively.

  The Company's independent operators are responsible for financing their own vehicles through third parties. Under programs the Company has established with several automotive leasing organizations, the Company guarantees lease payments until the independent operator has made twelve monthly lease payments. As of September 30, 1996, the Company's independent operators had aggregate lease obligations of $2,203,158 under these programs.

4. FIXED ASSETS

  Fixed assets consist of the following:

                                                       SEPTEMBER 30, APRIL 30,
                                                           1996         1997
                                                       ------------- ----------
  Land................................................  $   62,569   $   62,569
  Buildings and improvements..........................     676,730      677,557
  Furniture, fixtures and equipment...................   3,086,224    3,088,760
  Vehicles............................................     344,170      344,170
                                                        ----------   ----------
                                                         4,169,693    4,173,056
  Less accumulated depreciation.......................   3,363,969    3,528,792
                                                        ----------   ----------
  Net fixed assets....................................  $  805,724   $  644,264
                                                        ==========   ==========

  Depreciation expense was $258,439 and $164,823 for the year ended September 30, 1996 and for the seven-month period ended April 30, 1997, respectively.

          MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

5. NOTES PAYABLE

   Notes payable consist of the following:

                                                                SEPTEMBER 30, APRIL 30,
                                                                    1996         1997
                                                                ------------- ----------
     Line of credit of up to $2,000,000 under agreement dated
     December 27, 1994, collateralized by substantially all of
     the Company's assets; availability up to 80% of eligible
     accounts receivable at any date; interest payable monthly
     at prime plus 6%. In addition to interest obligations,
     agreement requires payment of annual facility fee equal
     to 1% of total line, as well as monthly and quarterly
     administration fees. The agreement terminates on December
     27, 1997, after which it is automatically renewable
     unless terminated by either party as of any anniversary
     date, with 60 days prior written notice. Certain
     stockholders of the Company are guarantors on the
     Company's behalf.........................................   $1,864,967   $1,269,606
     First mortgage note on headquarters premises dated April
     12, 1989, original principal of $1,200,000, subject to
     fixed monthly installments of principal, and interest at
     a rate of 14.75%.........................................      310,000          --
First mortgage note on headquarters premises dated January 17,
     1997, original principal of $800,000, interest at 10.75%
     for the first year, after which rate becomes variable at
     prime plus 2.5%. Interest and principal payments due
     monthly based on 15-year amortization, with balloon
     payment due on fifth anniversary.........................          --       770,000
     Various installment notes payable with interest rates
     ranging from 10.75% to 14.75%, and collateralized by
     certain independent operator agreements and receivables
     from independent operators of the Company. Principal and
     interest payments are due monthly over 60-month terms....    3,228,364    2,719,650
     Advances from officer of the company.....................          --       224,093
     Notes payable, collateralized by certain equipment,
     principal and interest due monthly over terms of 24-39
     months...................................................      352,297      241,511
                                                                 ----------   ----------
                                                                  5,755,628    5,224,860
     Less current portion                                         1,232,457    1,958,293
                                                                 ----------   ----------
     Notes payable, less current portion                         $4,523,171   $3,266,567
                                                                 ==========   ==========

  In the opinion of management, the carrying amount of the notes payable approximates their fair value. Aggregate principal payments under the Company's note payable arrangements as of September 30, 1996 are due as follows:

            1997.............................. $1,232,457
            1998..............................  2,747,898
            1999..............................    542,673
            2000..............................    588,368
            2001..............................    175,732
            Thereafter........................    468,500
                                               ----------
            Total............................. $5,755,628
                                               ==========

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

6. INCOME TAXES

  The provision for income taxes consists of the following:

                                                    FOR THE YEAR  FOR THE SEVEN
                                                        ENDED      MONTHS ENDED
                                                    SEPTEMBER 30,   APRIL 30,
                                                        1996           1997
                                                    ------------- --------------
  Federal--Current................................    $  15,845     $     --
  State and local--Current........................       39,169        37,839
                                                      ---------     ---------
  Total income tax provision......................    $  55,014     $  37,839
                                                      =========     =========

  The Company's effective income tax rates differed from the applicable Federal statutory rate due to the following:

                                                   FOR THE YEAR
                                                       ENDED     FOR THE SEVEN
                                                   SEPTEMBER 30,  MONTHS ENDED
                                                       1996      APRIL 30, 1997
                                                   ------------- --------------
  Federal statutory rate.........................        34%           34%
  State and local income taxes...................        13            13
  Effect of income of S corporation..............        (9)          (54)
  Effect of changes in deferred tax asset valua-
   tion allowance................................       (43)            2
  Other, primarily nondeductible travel and en-
   tertainment...................................        12            14
                                                        ---           ---
  Effective income tax rate......................         7%            9%
                                                        ===           ===

  As of September 30, 1996, for federal income tax purposes, the Company had net operating loss (NOL) carryforwards of $1,959,595 available to offset future taxable income, which expire from 2004 to 2010.

  The source and tax effects of temporary differences are as follows:

                                                      SEPTEMBER 30,  APRIL 30,
                                                          1996         1997
                                                      ------------- -----------
  NOL carryforwards..................................  $   914,574  $   916,694
  Revenue recognition of independent operator fees...      857,606      773,517
  Other..............................................          --       116,138
  Valuation allowance................................   (1,772,180)  (1,806,349)
                                                       -----------  -----------
  Net deferred tax asset (liability).................  $       --   $       --
                                                       ===========  ===========

  Income taxes paid amounted to $14,505 and $0 for the year ended September 30, 1996 and for the seven-month period ended April 30, 1997, respectively.

         MANHATTAN INTERNATIONAL LIMOUSINE NETWORK LTD. AND AFFILIATE

7. RELATED PARTY TRANSACTIONS

  Included in other noncurrent liabilities are loans from officers of the Company with remaining principal balances of $358,444 as of September 30, 1996. The loans have interest rates of 12.5% and are payable in equal installments of principal and interest over terms of 15 years. Aggregate principal payments under the loans were due as follows as of September 30, 1996:

              1997.............................. $ 77,786
              1998..............................   10,781
              1999..............................   12,209
              2000..............................   13,825
              2001..............................   15,656
              Thereafter........................  228,187
                                                 --------
              Total............................. $358,444
                                                 ========

  During the year ended September 30, 1996 and the seven-month period ended April 30, 1997, the Company took one-time charges related to advances to a non-combined affiliate of approximately $218,000 and $7,000, respectively, which are included in selling, general and administrative expenses.

8. CONTINGENCIES

  The Company is involved in various legal actions which arise in the normal course of business. Management of the Company does not believe the ultimate resolution of these actions will have a material effect on the financial position, results of operations or cash flows of the Company.

9. MAJOR CUSTOMER

  The Company has one customer which accounted for approximately 18.0% of service revenues for the year and seven-month periods ended September 30, 1996 and April 30, 1997, respectively.

10. RESTATEMENTS

  The Company enters into agreements with independent operators under which the independent operator contracts to provide chauffeured vehicle services exclusively to the Company's customers over a contract period. Upon signing the contract, the Company is entitled to receive a one-time fee from the independent operator. Previously, the Company recognized the one-time fee as revenue upon signing of the agreement. In accordance with Opinion No. 20 of the Accounting Principles Board, "Accounting Changes", the financial statements have been retroactively restated to report such fees as deferred revenue which are recognized as revenue over the terms of the contracts (see
Note 2). The effects of such restatements were to increase results of operations and stockholders' equity by $5,996 for the year ended September 30, 1996. The Company uses a network of independent service companies to provide chauffeured vehicle services to its customers. Certain previously unrecognized costs related to these services have been retroactively recorded. The effects of such restatements were to decrease results of operations by $301,984 for the year ended September 30, 1996, and to increase stockholders' deficiency by $432,671 as of September 30, 1996.

11. SUBSEQUENT EVENT

  On June 2, 1997, the stockholders of MILN and ILN sold their stock to Carey International, Inc., a company providing chauffeured vehicle services.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesman or any other person has been authorized to give any in-formation or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any of the Under-writers. This Prospectus does not constitute an offer to sell or the solicita-tion of any offer to buy any of the securities offered hereby in any jurisdic-tion to any person to whom it is unlawful to make such offer in such jurisdic-tion. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information con-tained herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company since such date.

                           ------------------------

                               TABLE OF CONTENTS

                           ------------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Recent Acquisitions......................................................  13
Use of Proceeds..........................................................  14
Price Range of Common Stock..............................................  14
Capitalization...........................................................  15
Dividend Policy..........................................................  15
Selected Consolidated Financial Data.....................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  23
Management...............................................................  32
Principal and Selling Stockholders.......................................  39
Certain Transactions.....................................................  41
Description of Capital Stock.............................................  43
Shares Eligible for Future Sale..........................................  46
Underwriting.............................................................  48
Legal Matters............................................................  49
Experts..................................................................  49
Available Information....................................................  50
Index to Financial Statements............................................ F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               2,162,000 SHARES


               [LOGO OF CAREY INTERNATIONAL, INC. APPEARS HERE]

                           CAREY INTERNATIONAL, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                     NationsBanc Montgomery Securities LLC

                               Wheat First Union

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

   SEC registration fee............................................... $ 17,374
   NASD filing fee....................................................    6,390
   Nasdaq listing fee.................................................   17,500
   Printing and engraving expenses....................................  100,000
   Legal fees and expenses............................................  100,000
   Accounting fees and expenses.......................................   50,000
   Blue sky fee.......................................................    7,500
   Transfer agent and registrar fees..................................    5,000
   Miscellaneous......................................................   21,236
                                                                       --------
       TOTAL.......................................................... $325,000
                                                                       ========

  The Company will bear all of the foregoing fees and expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is a Delaware corporation. Reference is made to Section 145 of the DGCL, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Restated Certificate of Incorporation further provides that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware.

  The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined.

  The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director, officer or employee of the Registrant (or is or was serving at the request of the Registrant as a director, officer, trustee employee or agent of any other enterprise including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

  The rights to indemnification and the payment of expenses provided by the Certificate of Incorporation do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the Certificate of Incorporation shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

  The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (1) In April and October, 1995, two of the Company's employees purchased 8,600 and 24,080 shares of Common Stock, respectively, for approximately $1.44 per share upon the exercise of options granted under the 1987 Stock Option Plan. In May 1997, a former director of the Company purchased 6,880 shares of Common Stock for approximately $1.44 per share upon the exercise of options granted under the 1987 Stock Option Plan.

  (2) The Company granted options to purchase Common Stock pursuant to the 1987 and 1992 Stock Option Plans to individuals who were employees at the time of grant on the following dates and in the indicated amounts: October 28, 1994 (8,600 shares); February 29, 1996 (12,900 shares); June 1, 1996 (47,017 shares); and June 10, 1996 (12,900 shares). In addition, the Company granted an option to purchase 12,900 shares of Common Stock pursuant to the 1992 Stock Option Plan to one of its directors on March 30, 1995. The Company also granted an option to purchase 12,900 shares of Common Stock pursuant to the 1992 Stock Option Plan to a consultant on June 10, 1996.

  (3) In June 1994, in connection with the acquisition of a chauffeured vehicle service company, the Company issued a Convertible Promissory Note to the seller of the acquired company in the original principal amount of $190,000. In June 1997, the outstanding principal balance under the Note (approximately $95,000) was repaid in part and converted in part into shares of Common Stock at a conversion price of $9.30 per share.

  (4) In August 1995, in connection with the acquisition of a chauffeured vehicle service company, the Company issued a Convertible Promissory Note to the seller of the acquired company in the original principal amount of $600,000. In June 1997, the outstanding principal balance under the Note (approximately $400,000) was converted into shares of Common Stock at a conversion price of $9.30 per share.

  (5) In June 1996, the Company issued two warrants, each to purchase 3,225 shares of Common Stock, to two stockholders of the Company.

  (6) In June 1997, the Company issued (a) two warrants, each to purchase 67,500 shares of Common Stock, to NationsBanc Montgomery Securities LLC and Ladenburg Thalmann & Co., Inc. for financial advisory services, and warrants to purchase an aggregate of 15,000 shares of Common Stock to LP Associates. William Russell, Michael Press and Allen M. Lewin as finder's fees, and (b) 228,571 shares of Common Stock in connection with the Company's acquisition of Manhattan Limousine.

  The securities issued in the foregoing transactions were not registered under the Securities Act in reliance upon exemptions from registration set forth in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  (A) EXHIBITS.

                                                                     SEQUENTIAL
 EXHIBIT NO.                      DESCRIPTION                         PAGE NO.
 -----------                      -----------                        ----------
  ***1       Form of Underwriting Agreement
     *2.1    Stock Purchase Agreement dated as of March 1, 1997,
             by and among Carey International, Inc., Alfred J.
             Hemlock and Lupe C. Hemlock
     *2.2    Agreement and Plan of Merger dated as of March 1,
             1997, by and among Carey International, Inc.,
             Manhattan International Limousine Network Ltd., MLC
             Acquisition Corporation and Michael Hemlock
     *2.3    Form of Stockholder Action by Written Consent Adopted
             in Connection with the Recapitalization
    ++2.4    Amended and Restated Agreement and Plan of Merger
             made as of October 10, 1997 by and among Carey
             International, Inc., Carey Limousine Indiana, Inc.,
             Indy Connection Limousines, Inc., Transit Tours,
             Inc., K.D. & Associates Professional Corporation,
             Craig Del Fabro and Kim Del Fabro
     *3.1    Form of Amended and Restated Certificate of
             Incorporation of the Company
     *3.2    Amended and Restated Bylaws of the Company
     *4.1    Specimen Stock Certificate
     *4.2    Form of Warrants Issued in June 1997
     *4.3    Carey International, Inc. Common Stock Purchase
             Warrant dated September 1, 1991, issued to Yerac
             Associates, L.P.
     *4.4    Form of Registration Rights Agreement between Carey
             International, Inc. and Michael Hemlock
    +5       Opinion of Nutter, McClennen & Fish, LLP
  +++10.1    1997 Equity Incentive Plan, as amended
    *10.2    1992 Stock Option Plan
    *10.3    1987 Stock Option Plan
    *10.4    Stock Plan for Non-Employee Directors
    *10.5    Lease dated July 5, 1989 for 4530 Wisconsin Avenue,
             Washington, D.C., between Carey International, Inc.
             and 4530 Wisconsin Associates, as lessor, including
             Addendum, Exhibit B and Exhibit C; and Second
             Amendment to Lease dated August 6, 1993, including
             Exhibit A
    *10.6    Form of Escrow Agreement by and among Michael
             Hemlock, Alfred J. Hemlock, Lupe C. Hemlock and a
             bank to be named
    *10.7    Current form of Standard Master License Agreement
    *10.8    Current form of Standard International License
             Agreement
    *10.9    Form of Promissory Notes in connection with
             Acquisition of Manhattan Limousine
    *10.10   Current form of Standard Independent Operator
             Agreement
   **10.11   Form of Revolving Credit and Term Loan Agreement by
             and among Carey International, Inc., certain of its
             direct and indirect wholly-owned subsidiaries, and
             Fleet Bank, N.A., Banco Popular de Puerto Rico and
             George Mason Bank
    +10.12   Form of Director's Deferment of Compensation
             Agreement
  ***21      Subsidiaries of the Registrant
  ***23.1    Consent of Coopers & Lybrand L.L.P.
  ***23.2    Consent of Coopers & Lybrand L.L.P.
    +23.3    Consent of Nutter, McClennen & Fish, LLP (contained
             in Exhibit 5)
    +24      Power of Attorney (contained in the signature page to
             this Registration Statement)
 ***99.1     Consent of Dennis I. Meyer
 ***99.2     Consent of Joseph V. Vittoria

--------

* Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 333-22651).

**Incorporated by reference from the Company's Registration Statement on Form S-4 (File No. 333-34897).

***Filed herewith.

+ Previously filed with this Registration Statement.

++Incorporated by reference from the Company's Current Report on Form 8-K dated November 13, 1997.

+++ Incorporated by reference from the Company's definitive Proxy Statement dated May 6, 1998.

  (B) FINANCIAL STATEMENT SCHEDULE:

  The following Financial Statement Schedule is filed as part of this Registration Statement.

  Report of Independent Accountants

  Schedule VIII--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, THE DISTRICT OF COLUMBIA, ON THE 7TH DAY OF MAY 1998.

                                          Carey International, Inc.

                                                /s/ David H. Haedicke
                                          By: _________________________________

                                                  DAVID H. HAEDICKE

                                               CHIEF ACCOUNTING OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE

                                        Chairman of the
   /s/ Vincent A. Wolfington*            Board and Chief         May 7, 1998
-------------------------------------    Executive Officer
        VINCENT A. WOLFINGTON


       /s/ Don R. Dailey*               President and            May 7, 1998
-------------------------------------    Director
            DON R. DAILEY

        /s/ David H. Haedicke           Chief Financial
-------------------------------------    Officer                 May 7, 1998
          DAVID H. HAEDICKE


       /s/ Paul A. Sandt*               Principal Accounting     May 7, 1998
-------------------------------------    Officer
            PAUL A. SANDT


    /s/ David McL. Hillman*             Director                 May 7, 1998
-------------------------------------
         DAVID MCL. HILLMAN


   /s/ William R. Hambrecht*            Director                 May 7, 1998
-------------------------------------
        WILLIAM R. HAMBRECHT


       /s/ Robert W. Cox*               Director                 May 7, 1998
-------------------------------------
            ROBERT W. COX


  /s/ Nicholas J. St. George*           Director                May 7, 1998
_____________________________________
       NICHOLAS J. ST. GEORGE

* By:

   /s/ David H. Haedicke

_________________________________

   DAVID H. HAEDICKE

   Attorney-in-Fact

Powers of Attorney have been filed with this Registration Statement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Carey International, Inc.

  In connection with our audits of the consolidated financial statements of Carey International, Inc. and Subsidiaries as of November 30, 1996 and 1997, and for each of the three years in the period ended November 30, 1997, which financial statements are included in the Prospectus, we have also audited the consolidated financial statement schedule listed in Item 16(b) of Part II of the Registration Statement herein.

  In our opinion, this consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          Coopers & Lybrand L.L.P.

Washington, D.C.
January 30, 1998

                SCHEDULE VIII--VALUATION AND QUALIFYING ACCOUNTS

                   CAREY INTERNATIONAL, INC. AND SUBSIDIARIES

                                       BALANCE
              BALANCE AT  CHARGED TO ACQUIRED AS
             BEGINNING OF COSTS AND    PART OF   DEDUCTIONS--  BALANCE AT
DESCRIPTION     PERIOD     EXPENSE   ACQUISITION  WRITE-OFFS  END OF PERIOD
-----------  ------------ ---------- ----------- ------------ -------------
Year ended November 30, 1997
  Reserve and allowance from
   asset accounts:
Allowance for doubtful ac-
 counts.....................  $ 535,408 $ 425,157 $ 188,636 $ (509,796) $ 639,405
Year ended November 30, 1996
  Reserve and allowance from
   asset accounts:
Allowance for doubtful ac-
 counts.....................  $ 293,796 $ 508,387       --  $ (266,775) $ 535,408
Year ended November 30, 1995
  Reserve and allowance from
   asset accounts:
Allowance for doubtful ac-
 counts.....................  $ 203,872 $ 403,099       --  $ (313,175) $ 293,796

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT NO.                      DESCRIPTION                         PAGE NO.
 -----------                      -----------                        ----------
  ***1       Form of Underwriting Agreement
     *2.1    Stock Purchase Agreement dated as of March 1, 1997,
             by and among Carey International, Inc., Alfred J.
             Hemlock and Lupe C. Hemlock
     *2.2    Agreement and Plan of Merger dated as of March 1,
             1997, by and among Carey International, Inc.,
             Manhattan International Limousine Network Ltd., MLC
             Acquisition Corporation and Michael Hemlock
     *2.3    Form of Stockholder Action by Written Consent Adopted
             in Connection with the Recapitalization
    ++2.4    Amended and Restated Agreement and Plan of Merger
             made as of October 10, 1997 by and among Carey
             International, Inc., Carey Limousine Indiana, Inc.,
             Indy Connection Limousines, Inc., Transit Tours,
             Inc., K.D. & Associates Professional Corporation,
             Craig Del Fabro and Kim Del Fabro.
     *3.1    Form of Amended and Restated Certificate of
             Incorporation of the Company
     *3.2    Amended and Restated Bylaws of the Company
     *4.1    Specimen Stock Certificate
     *4.2    Form of Warrants Issued in June 1997
     *4.3    Carey International, Inc. Common Stock Purchase
             Warrant dated September 1, 1991, issued to Yerac
             Associates, L.P.
     *4.4    Form of Registration Rights Agreement between Carey
             International, Inc. and Michael Hemlock
    +5       Opinion of Nutter, McClennen & Fish, LLP
  +++10.1    1997 Equity Incentive Plan, as amended
    *10.2    1992 Stock Option Plan
    *10.3    1987 Stock Option Plan
    *10.4    Stock Plan for Non-Employee Directors
    *10.5    Lease dated July 5, 1989 for 4530 Wisconsin Avenue,
             Washington, D.C., between Carey International, Inc.
             and 4530 Wisconsin Associates, as lessor, including
             Addendum, Exhibit B and Exhibit C; and Second
             Amendment to Lease dated August 6, 1993, including
             Exhibit A
    *10.6    Form of Escrow Agreement by and among Michael
             Hemlock, Alfred J. Hemlock, Lupe C. Hemlock and a
             bank to be named
    *10.7    Current Form of Standard Master License Agreement
    *10.8    Form of Standard International License Agreement
    *10.9    Form of Promissory Notes in connection with
             Acquisition of Manhattan Limousine
    *10.10   Current Form of Standard Independent Operator
             Agreement
   **10.11   Form of Revolving Credit and Term Loan Agreement by
             and among Carey International, Inc., certain of its
             direct and indirect wholly-owned subsidiaries, and
             Fleet Bank, N.A, Banco Popular de Puerto Rico and
             George Mason Bank
    +10.12   Form of Director's Deferment of Compensation
             Agreement
 *** 21      Subsidiaries of the Registrant
 *** 23.1    Consent of Coopers & Lybrand L.L.P.
 *** 23.2    Consent of Coopers & Lybrand L.L.P.
    +23.3    Consent of Nutter, McClennen & Fish, LLP (contained
             in Exhibit 5)
    +24      Power of Attorney (contained in the signature page to
             this Registration Statement)
  ***99.1    Consent of Dennis I. Meyer
  ***99.2    Consent of Joseph V. Vittoria

--------

* Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 333-22651).

** Incorporated by reference from the Company's Registration Statement on Form S-4 (File No. 333-34897).

***Filed herewith.

+   Previously filed with this Registration Statement.

++Incorporated by reference from the Company's Current Report on Form 8-K dated November 13, 1997.

+++ Incorporated by reference from the Company's definitive Proxy Statement dated May 6, 1998.